UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HOLLYWOOD ENTERTAINMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.*

☐	Fee paid previously with preliminary materials.

1.	Title of each class of securities to which transaction applies:

Common Stock of Hollywood Entertainment Corporation

2.	Aggregate number of securities to which transaction applies:

60,993,769 shares of Common Stock

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$13.25 per share

4.	Proposed maximum aggregate value of transaction:

$852,801,840

5.	Total fee paid:

$100,375.00

*	As of January 9, 2005, there were 60,993,769 shares of common stock of Hollywood Entertainment Corporation outstanding. The filing fee was determined by adding (x) the product of (i) the 60,993,769 shares of common stock proposed to be acquired in the merger and (ii) the merger consideration of $13.25 in cash per share of common stock, plus (y) $44,634,400 payable to holders of stock options granted by Hollywood to purchase shares of common stock in exchange for the cancellation of such options. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #6 for Fiscal Year 2005 (Updated), equals $117.70 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

HOLLYWOOD ENTERTAINMENT CORPORATION

9275 SW PEYTON LANE

WILSONVILLE, OREGON 97070

            , 2005

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”), to be held on             , 2005, at         :00 a.m. local time at the Sweetbrier Inn located at 7125 S.W. Nyberg Road, Tualatin, Oregon.

At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated as of January 9, 2005 (the “Merger Agreement”), by and among Hollywood, Movie Gallery, Inc. (“Movie Gallery”) and TG Holdings, Inc., a wholly owned subsidiary of Movie Gallery, pursuant to which TG Holdings, Inc. will be merged with and into Hollywood, with Hollywood as the surviving corporation. Upon completion of the merger, you will be entitled to receive $13.25 in cash for each share of common stock that you own. For the reasons described under the heading “Special Factors—Recommendation of the Special Committee and of our Board of Directors—The Special Committee” beginning on page 21 of the accompanying proxy statement, on January 9, 2005, Hollywood terminated the Amended and Restated Agreement and Plan of Merger, dated as of October 13, 2004, by and among Hollywood and entities affiliated with Leonard Green & Partners, L.P., and entered into the Merger Agreement with Movie Gallery.

Following completion of the merger, Movie Gallery will own all of Hollywood’s issued and outstanding capital stock and Hollywood will continue its operations as a subsidiary of Movie Gallery. As a result, Hollywood will no longer have its stock quoted on the Nasdaq Stock Market and may no longer be required to file periodic and other reports with the Securities and Exchange Commission. After the merger, you will no longer have an equity interest in Hollywood and will not participate in any potential future earnings and growth of Hollywood.

On January 28, 2004, our Board of Directors formed a Special Committee consisting of all three of our disinterested and independent directors to review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of Hollywood.

Based on the recommendation of the Special Committee, our Board of Directors has adopted the Merger Agreement by unanimous vote of all directors voting on the matter, with Mr. Wattles and Mr. Giesbrecht choosing to abstain (thus, the members of our Board of Directors casting votes to adopt the merger agreement were also the members of the Special Committee), and recommends that you vote “FOR” approval of the Merger Agreement. In arriving at its recommendation to our Board of Directors, the Special Committee carefully considered a number of factors described in the accompanying proxy statement. One of the factors considered was the written opinion of Lazard Frères & Co. LLC (“Lazard”), which acted as an investment banker to the Special Committee, that, based upon and subject to the considerations and limitations set forth in Lazard’s opinion dated January 9, 2005, as of the date of the opinion, the $13.25 per share cash consideration to be paid in the merger was fair, from a financial point of view, to Hollywood’s shareholders (other than Movie Gallery). The full text of this opinion is attached as Appendix B to the accompanying proxy statement and we urge you to read this opinion in its entirety.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Hollywood common stock approve the Merger Agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against approval of the Merger Agreement.

If you do not hold your shares in “street name” and you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the Merger Agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against approval of the Merger Agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Your proxy may be revoked at any time before it is voted by submitting a written revocation to the secretary of Hollywood, submitting a later-dated proxy to Hollywood in writing, by telephone or over the Internet, or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your broker or nominee.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,

Donald J. Ekman General Counsel and Secretary

Wilsonville, Oregon

                    , 2005

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2005 and is first being mailed to shareholders of Hollywood on or about                     , 2005.

HOLLYWOOD ENTERTAINMENT CORPORATION

9275 SW PEYTON LANE

WILSONVILLE, OREGON 97070

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2005

To the shareholders of Hollywood Entertainment Corporation:

Notice is hereby given that a special meeting of shareholders of Hollywood Entertainment Corporation, an Oregon corporation (“Hollywood”), will be held on                     , 2005 at         :00 a.m. local time at the Sweetbrier Inn located at 7125 S.W. Nyberg Road, Tualatin, Oregon, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 9, 2005, by and among Hollywood, Movie Gallery, Inc. and TG Holdings, Inc., pursuant to which TG Holdings, Inc., a wholly owned subsidiary of Movie Gallery, Inc., will be merged with and into Hollywood, with Hollywood as the surviving corporation. As part of the merger, each issued and outstanding share of Hollywood common stock will be converted into the right to receive $13.25 in cash.

2. To consider and vote upon any other matters that properly come before the special meeting, including any adjournments or postponements of the special meeting.

Only holders of record of Hollywood common stock at the close of business on                     , 2005, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

By Order of our Board of Directors,

Donald J. Ekman General Counsel and Secretary

Wilsonville, Oregon

                    , 2005

Please do not send your Hollywood common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Proxy Statement

Appendix A	Agreement and Plan of Merger, dated as of January 9, 2005, by and between Hollywood Entertainment Corporation, Movie Gallery, Inc. and TG Holdings, Inc.
Appendix B	Opinion of Lazard Frères & Co. LLC, dated January 9, 2005

HOLLYWOOD ENTERTAINMENT CORPORATION

PROXY STATEMENT

Summary Term Sheet

This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In addition, we incorporate by reference important business and financial information about us in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Shareholders Can Find More Information.” In this proxy statement, the terms “we,” “us,” “our,” “Hollywood” and the “Company” refer to Hollywood Entertainment Corporation. In this proxy statement, we refer to Movie Gallery, Inc. as “Movie Gallery” and TG Holdings, Inc. as “TG Holdings.”

•	Purpose of Shareholder Vote. You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 9, 2005, by and among Hollywood, Movie Gallery and TG Holdings, which is referred to in this proxy statement as the “merger agreement.” Pursuant to the merger agreement, TG Holdings will be merged with and into Hollywood, and Hollywood will be the surviving corporation. See “The Special Meeting” beginning on page 9.

•	Parties Involved in the Proposed Transaction. Hollywood Entertainment Corporation is an Oregon corporation. Movie Gallery is a Delaware corporation. TG Holdings is an Oregon corporation and a wholly owned subsidiary of Movie Gallery. See “Participants” beginning on page 8.

•	Special Meeting. The shareholders’ vote will take place at a special meeting of our shareholders to be held on , 2005 at the Sweetbrier Inn, located at 7125 S.W. Nyberg Road, Tualatin, Oregon at a.m. local time. See “The Special Meeting” beginning on page 9.

•	Record Date. You are entitled to vote at the special meeting if you owned shares of Hollywood common stock at the close of business on , 2005, which is the record date for the special meeting. On the record date, shares of Hollywood common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting” beginning on page 9.

•	Voting Information. You will have one vote for each share of Hollywood common stock that you owned at the close of business on the record date. If your shares are held in street name by a broker, you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of Hollywood common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting—Record Date and Voting Information” beginning on page 9.

•	Shareholder Approval Required. The merger will be completed only if the merger agreement is approved by the affirmative vote of holders of 50% of the shares of Hollywood common stock outstanding on the record date plus one share. Abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement. See “The Special Meeting—Record Date and Voting Information” beginning on page 9.

•	Special Committee. The Special Committee is a committee of our Board of Directors that was formed to review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of Hollywood. The Special Committee consists of all three of our directors who are disinterested and independent, meaning that they are not employees of, or consultants to, Hollywood, Movie Gallery or TG Holdings or their respective affiliates and have no financial interest in the proposed merger different from our shareholders generally. The members of the Special Committee are S. Douglas Glendenning, who acts as chair, James N. Cutler, Jr. and William P. Zebe. See “Special Factors—Recommendation of the Special Committee and of our Board of Directors” beginning on page 22.

•	Board Recommendation. Our Board of Directors, with Mark J. Wattles and F. Bruce Giesbrecht choosing to abstain, has recommended that our shareholders approve the merger agreement. See “Special Factors—Recommendation of the Special Committee and of our Board of Directors” beginning on page 22.

•	Interests of Our Directors and Executive Officers in the Merger. In considering the recommendations of the Special Committee and our Board of Directors, you should be aware that some executive officers and directors of Hollywood have relationships with Hollywood, including those described below, that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “Special Factors—Interests of Hollywood Directors and Executive Officers in the Merger.”

•	Effect of the Merger on our Outstanding Common Stock. Upon completion of the merger, each issued and outstanding share of Hollywood common stock, will be converted into the right to receive $13.25 in cash. See “Special Factors – Certain Effects of the Merger” beginning on page 34.

•	Note Tender Offer. Pursuant to the merger agreement, we are obligated, upon the request of Movie Gallery, to commence a tender offer in respect of our $225 million aggregate principal amount 9.625% senior subordinated notes due 2011, referred to as the “senior subordinated notes” in this proxy statement. See “Special Factors—The Note Tender Offer” on page 34 and “Terms of the Merger Agreement—Covenants of Hollywood” beginning on page 50. Successful completion of the note tender offer, however, is not a condition to the closing of the merger.

•	Merger Financing. Hollywood and Movie Gallery estimate that the total amount of funds necessary to complete the merger and related transactions, including the note tender offer and the refinancing of all of Movie Gallery’s and Hollywood’s debt, and to pay related fees and expenses will be approximately $1.3 billion. These funds will come principally from debt financing arranged by Movie Gallery and TG Holdings and from cash on hand from Movie Gallery and Hollywood. See “The Merger—Merger Financing” beginning on page 39.

•	Tax Consequences. Generally, the merger will be taxable for U.S. federal income tax purposes to our shareholders. Each shareholder will recognize a taxable gain or loss in the amount of the difference between $13.25 and the shareholder’s adjusted tax basis for each share of Hollywood common stock the shareholder surrenders. See “Material U.S. Federal Income Tax Consequences” on page 46.

•	Dissenters’ Rights. Under Oregon law, because Hollywood’s common stock is quoted on the Nasdaq Stock Market, referred to as “Nasdaq” in this proxy statement, you do not have the right to exercise dissenters’ rights. See “Dissenters’ Rights” on page 47.

•	Treatment of Outstanding Options. At the effective time of the merger, each option, whether or not vested, will be cancelled, and each option holder will be entitled to receive a cash payment equal to the amount by which $13.25 exceeds the exercise price of the option, multiplied by the number of shares of Hollywood common stock underlying the option. See “Terms of the Merger Agreement—Treatment of Stock Options” beginning on page 48.

•	Limitations on Solicitation of Other Offers. We have agreed not to solicit from third parties a proposal for an alternate transaction while the merger is pending, and our Board of Directors may not approve or recommend an alternative transaction, in each case except in the circumstances specified in the merger agreement. See “Terms of the Merger Agreement—Covenants of Hollywood” beginning on page 50.

•	Conditions. The merger agreement, pursuant to which the merger will occur, is subject to the approval of holders of 50% of the shares of Hollywood common stock outstanding on the record date plus one share, as well as other conditions, including:

•	regulatory approval; and

•	TG Holdings’ receipt of financing to complete the merger as contemplated by the financing commitment letters described in the section entitled “The Merger—Merger Financing.”

See “Terms of the Merger Agreement—Conditions to the Completion of the Merger” beginning on page 58.

•	Termination.

•	Hollywood and Movie Gallery may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger.

•	In addition, upon the occurrence of various events specified in the merger agreement. Hollywood or Movie Gallery may terminate the merger agreement before the effective time of the merger.

See “Terms of the Merger Agreement—Termination” beginning on page 60.

•	Termination Fee and Expense Reimbursement. In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must pay Movie Gallery a termination fee of $27 million, reimburse Movie Gallery for its and its affiliates’ out of pocket expenses incurred in connection with the transaction up to a maximum of $3 million, or both. See “Terms of the Merger Agreement—Termination Fees” beginning on page 61.

Certain Questions and Answers About the Merger

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of our shareholders.

Q:	When and where is the special meeting?

A:	The special meeting of our shareholders will be held at :00 a.m. local time on , 2005, at the Sweetbrier Inn, located at 7125 S.W. Nyberg Road, Tualatin, Oregon.

Q:	Who can vote on the merger agreement?

A:	Holders of Hollywood common stock at the close of business on , 2005, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement must be approved by the affirmative vote of holders of 50% of the shares of Hollywood common stock outstanding on the record date plus one share.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which TG Holdings will merge with and into Hollywood, with Hollywood as the surviving corporation.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $13.25 in cash for each share of Hollywood common stock that you own at the time of the merger.

Q:	Why are we proposing the merger?

A:	Our purpose in proposing the merger is to enable shareholders to receive, upon completion of the merger, $13.25 in cash per share. After considering the alternatives available under the circumstances, the Special Committee and the Board of Directors believe that the merger is in the best interests of our shareholders. For a more detailed discussion of the conclusions, determinations and reasons of the Special Committee for recommending that we undertake the merger on the terms of the merger agreement, see “Special Factors—Recommendation of the Special Committee and of our Board of Directors,” beginning on page 22.

Q:	What was the role of the Special Committee?

A:	The Special Committee of our Board of Directors, consisting solely of directors who are not employees of, or consultants to, Hollywood, Movie Gallery or TG Holdings or their respective affiliates and who have no financial interest in the proposed merger different from all other Hollywood shareholders, negotiated the terms of the merger agreement with Movie Gallery.

Q:	What is the recommendation of the Special Committee?

A:	Based on a number of factors, including the fairness opinion received from Lazard Frères & Co. LLC, referred to as “Lazard” in this proxy statement, which acted as an investment banker to the Special Committee, and the other factors set forth in the section entitled “Special Factors—Recommendation of the Special Committee and of our Board of Directors,” the Special Committee unanimously recommended that our Board of Directors adopt the merger agreement and recommend its approval by our shareholders.

Q:	What is the recommendation of our Board of Directors?

A:	Our Board of Directors recommends that you vote “FOR” approval of the merger agreement. In the opinion of our Board of Directors, with Mr. Wattles and Mr. Giesbrecht choosing to abstain, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of Hollywood and its shareholders. See the section entitled “Special Factors—Recommendation of the Special Committee and of our Board of Directors.”

Q:	What happened to the amended and restated merger agreement with affiliates of Leonard Green & Partners, L.P. dated as of October 13, 2004?

A:	We entered into a merger agreement, dated March 24, 2004, with affiliates of Leonard Green & Partners (referred to in this proxy statement as the “original merger agreement”). We entered into an amended and restated merger agreement, dated as of October 13, 2004, with the same parties (referred to in this proxy statement as the “amended and restated merger agreement”). Pursuant to a termination agreement dated January 9, 2005, between Hollywood, Leonard Green & Partners and its relevant affiliates, we terminated the amended and restated merger agreement. The termination of the amended and restated merger agreement required, pursuant to the provisions thereof, our payment of the transaction expenses of the affiliates of Leonard Green & Partners of $4 million.

Q:	What will happen in the merger?

A:	In the merger, TG Holdings will be merged with and into Hollywood, with Hollywood as the surviving corporation. As a part of the merger, you will be entitled to receive $13.25 in cash for each share of Hollywood common stock you own.

Following completion of the merger, Hollywood, as the surviving corporation, will continue its operations as a subsidiary of Movie Gallery. As a result, we will no longer have common stock quoted on Nasdaq. Our existing shareholders will no longer have an equity interest in Hollywood and will not participate in any potential future earnings and growth of Hollywood.

Q:	What are the consequences of the merger to present members of management and our Board of Directors?

A:	Like all our other shareholders, members of management and our Board of Directors will be entitled to receive $13.25 per share in cash for each of their shares of Hollywood common stock. All options (whether or not vested) to acquire Hollywood common stock held by members of management, all other employees and our Board of Directors will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $13.25 exceeds the exercise price of the option, multiplied by the number of shares of Hollywood common stock underlying the options. For more information, see the section entitled “Special Factors—Interests of Hollywood Directors and Executive Officers in the Merger.”

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “Terms of the Merger Agreement—Conditions to the Completion of the Merger.” These conditions include, among others, obtaining all necessary regulatory approvals to complete the merger, obtaining shareholder approval and TG Holdings’ receipt of financing to complete the merger. If these conditions are not satisfied or waived, the merger will not be completed.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties to the merger agreement expect to complete the merger in the second quarter of 2005. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	Generally, the merger will be taxable for U.S. federal income tax purposes for our shareholders. Each shareholder will recognize a taxable gain or loss in the amount of the difference between $13.25 and the shareholder’s adjusted tax basis for each share of Hollywood common stock that the shareholder surrenders. See the section entitled “Material U.S. Federal Income Tax Consequences.”

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	How do I vote my Hollywood common stock?

A:	Before you vote, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see the section entitled “The Special Meeting—Record Date and Voting Information.”

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy in writing, by telephone or over the Internet; or

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against approval of the merger agreement.

Q:	What does it mean if I receive more than one set of materials?

A.	This means you own shares of Hollywood common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A.	If the merger is completed, you will be contacted by American Stock Transfer & Trust Company, which will serve as the paying agent and will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of Hollywood common stock for a cash payment of $13.25 per share.

Q:	What rights do I have to seek a valuation of my shares?

A:	Under Oregon law, you are not entitled to assert dissenters’ rights to seek a valuation of your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact MacKenzie Partners, Inc. via telephone at (800) 322-2885 (or (212) 929-5500 for collect calls) or via e-mail at proxy@mackenziepartners.com.

Participants

Hollywood Entertainment Corporation

9725 SW Peyton Lane

Wilsonville, Oregon 97070

Telephone: (503) 570-1600

Hollywood Entertainment Corporation, an Oregon corporation, is the second largest rental retailer of DVDs, videocassettes and video games in the United States. Hollywood opened its first video store in October 1988 and, as of December 31, 2004, we operated 2,006 Hollywood Video stores in 47 states and the District of Columbia, and 715 Game Crazy video game specialty retail stores, where game enthusiasts can buy, sell and trade new and used video game hardware, software and accessories.

Additional information about Hollywood’s business is set forth in Hollywood’s Annual Report on Form 10-K, its amended Annual Report on Form 10-K/A, in each case for the fiscal year ended December 31, 2003, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, each of which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” on page 69.

Movie Gallery, Inc.

900 West Main Street

Dothan, Alabama 36301

Telephone: (334) 677-2108

Movie Gallery, Inc., a Delaware corporation, is the third-largest company in the specialty video retail industry based on revenues and the second-largest in the industry based on stores. As of December 31, 2004, Movie Gallery owned and operated 2,482 stores located primarily in the rural and secondary markets throughout North America. Since the company’s initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

TG Holdings, Inc.

c/o Movie Gallery, Inc.

900 West Main Street

Dothan, Alabama 36301

Telephone: (334) 677-2108

TG Holdings, Inc., an Oregon corporation, was formed solely for the purpose of acquiring Hollywood. TG Holdings is wholly owned by Movie Gallery and has not engaged in any business except in anticipation of the merger.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on Hollywood’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Hollywood’s possible or assumed future results of operations and Hollywood’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and /or similar expressions.

The forward-looking statements are not guarantees of future performance or that the merger will be completed as planned, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including Hollywood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Except to the extent required under the federal securities laws, Hollywood does not intend to update or revise the forward-looking statements.

All information contained in this proxy statement concerning Movie Gallery and TG Holdings has been supplied by Movie Gallery and has not been independently verified by Hollywood.

The Special Meeting

General

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of our shareholders to be held on             , 2005, at      a.m. local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the Sweetbrier Inn at 7125 S.W. Nyberg Road, Tualatin, Oregon. Hollywood intends to mail this proxy statement and the accompanying proxy card on or about             , 2005 to all shareholders entitled to vote at the special meeting.

At the special meeting, our shareholders are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 9, 2005, by and among Hollywood, Movie Gallery and TG Holdings.

Hollywood does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Only holders of record of Hollywood common stock at the close of business on             , 2005 are entitled to notice of and to vote at the special meeting. At the close of business on             , 2005,              shares of Hollywood common stock were outstanding and entitled to vote. A list of our shareholders will be available for review at Hollywood’s executive offices during regular business hours beginning two days after the date of this proxy statement and through the date of the special meeting. Each holder of record of Hollywood common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Hollywood common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a shareholder’s shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder’s name. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

The affirmative vote of holders of 50% of the shares of Hollywood common stock outstanding on the record date plus one share is required to approve the merger agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement.

Shareholders may submit proxies by mail, by telephone or over the Internet. After carefully reading and considering the information contained in this proxy statement, each holder of Hollywood common stock should complete, date and sign its proxy card and mail the proxy card in the enclosed return envelope as soon as possible so that those shares of Hollywood common stock can be voted at the special meeting, even if holders plan to attend the special meeting in person. You can also submit your proxy by telephone by calling the number on your proxy card or over the Internet by visiting the Web site designated on your proxy card. You must have your control number and proxy card available if you intend to vote using the telephone or Internet. If voting by telephone, follow the instructions on your proxy card and use the telephone keypad to submit any required information and your vote after the appropriate voice prompts. If voting over the Internet, please follow the on-screen instructions and the instructions on your proxy card.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of the meeting. You may also vote in person by ballot at the special meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent instructions regarding the procedures for exchanging existing Hollywood stock certificates for the $13.25 per share cash payment.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with the Secretary of Hollywood at Hollywood’s executive offices located at 9275 SW Peyton Lane, Wilsonville, Oregon 97070, by submitting in writing, by telephone or over the Internet a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If you have instructed a broker to vote your shares, you may revoke and change your proxy by following the directions received from your broker to change those instructions.

Expenses of Proxy Solicitation

Hollywood will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Hollywood has engaged the services of MacKenzie Partners to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Hollywood, MacKenzie Partners has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual shareholders. Hollywood has agreed to pay MacKenzie Partners a fee of $             plus out-of-pocket expenses for its services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Hollywood may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of Hollywood. No additional compensation will be paid to directors, officers or other regular employees for their services.

Adjournments

Hollywood’s restated bylaws provide that any annual or special meeting of shareholders may be adjourned only by the chairman of the meeting, and notice need not be given of any adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs. The shareholders present at a meeting do not have authority to adjourn the meeting.

Other Matters

Hollywood’s Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

Special Factors

Background of the Merger

Entry into the Original Merger Agreement with Leonard Green & Partners

•	In 2003, changes in the video industry, consolidation among content producers and distributors, public reports about an unsuccessful effort by Viacom Inc. to sell Blockbuster Inc. and other events and developments created substantial uncertainty about the video rental industry generally.

•	During the fourth quarter of 2003, our management and the Board of Directors were considering various options for using Hollywood’s excess cash flow. At a meeting on December 10, 2003, the Board of Directors discussed these options and the fact that UBS Securities LLC (“UBS”), which had performed capital raising and other financial advisory services for Hollywood since 2002, had been asked to render advice relating to these options. In conjunction with that instruction, and in light of the industry factors noted above, the Board of Directors asked UBS to also prepare to address any inquiries related to a potential acquisition of Hollywood.

•	On December 16, 2003, in addition to discussing other alternatives, representatives of UBS raised the possibility of a leveraged buyout of Hollywood and provided information to Mr. Wattles and Alex Bond, Hollywood’s Senior Vice President - Finance and Business Development, regarding various private equity firms, including Leonard Green & Partners. Over the next several weeks, representatives of UBS, Leonard Green & Partners and Mr. Wattles engaged in a series of discussions related to a possible leveraged buyout transaction.

•	At a meeting on January 28, 2004, Mr. Wattles advised the Board of Directors of the status of the discussions with Leonard Green & Partners. As a result, the Board of Directors formed the Special Committee, consisting of all three independent and disinterested directors (in their capacity as members of the Board of Directors), and charged it with the responsibility of reviewing, evaluating, responding to and negotiating the terms of any potential transactions involving the sale or change of control of Hollywood.

•	On February 19, 2004, the Special Committee received a formal proposal letter from Leonard Green & Partners to acquire 100% of Hollywood’s outstanding common stock for $13.00 per share in a cash merger, subject to various conditions, including Mr. Wattles’ continued investment in Hollywood following the merger. The following day, the Special Committee formally authorized the engagement of UBS as financial advisor to the Special Committee.

•	As a result of ongoing discussion and negotiation with respect to the terms of definitive acquisition documents, on March 10, 2004, Leonard Green & Partners delivered another letter to the Special Committee raising its offer to $13.50 per share.

•	On March 15, 2004, the Special Committee retained Lazard as an investment banker in connection with the possible sale of Hollywood and, as part of this engagement, engaged Lazard to render an opinion as to the fairness to Hollywood and its shareholders (other than those affiliated with Leonard Green & Partners and members of management participating in the transaction), from a financial point of view, of the consideration to be paid pursuant to a merger, if requested to do so by the Special Committee. Lazard had not been engaged by Hollywood at any time in the past.

•	Over the next several days, negotiations continued between the Special Committee and its legal and financial advisors and Leonard Green & Partners and their respective advisors regarding the original merger agreement, culminating in the delivery of a “best and final” proposal letter from Leonard Green & Partners to the Special Committee raising the offer price to $14.00 per share in cash.

•

On March 28, 2004, the Special Committee met and received a detailed presentation from Lazard. In the presentation, Lazard concluded that the $14.00 per share purchase price offered was fair, from a financial point of view, to Hollywood’s shareholders (other than those affiliated with Leonard Green &

Partners and members of management participating in the transaction). The Special Committee, which had received drafts of the original merger agreement and the ancillary agreements prior to the meeting, then received a detailed summary of the final terms of the original merger agreement from its legal advisor. At the conclusion of its meeting, the Special Committee voted to recommend adoption of the original merger agreement to the full Board of Directors.

•	Immediately following the Special Committee’s meeting, the full Board of Directors met and carefully reviewed all relevant factors, including the recommendation of the Special Committee, and unanimously (with Mr. Wattles abstaining) passed resolutions approving and adopting the merger and the original merger agreement with affiliates of Leonard Green & Partners and the transactions contemplated thereby, determined the consideration to be paid to Hollywood’s shareholders in the merger to be fair and recommended that our shareholders vote in favor of the approval and adoption of the original merger agreement and the transactions contemplated thereby. The original merger agreement and ancillary agreements, including a commitment letter from the proposed financiers for Leonard Green & Partners with respect to the merger, were executed and delivered that night.

•	Early in the day on March 29, 2004, the execution of the transaction documents was publicly announced.

Entry into the Amended and Restated Merger Agreement with Leonard Green & Partners

•	On March 31, 2004, the first of several class action and derivative lawsuits related to the merger were filed naming Hollywood, members of our Board of Directors and the members of the Special Committee, and Leonard Green & Partners as defendants. The lawsuits generally alleged claims for breach of fiduciary duty. See “Shareholder and Derivative Litigation”.

•	On July 30, 2004, Leonard Green & Partners informed Mr. Wattles of its belief that, due to industry and market conditions, the B-/B3 credit ratings required under its lenders’ commitment letter would not be attained and that, as a result, the financing condition to the original merger agreement would not be satisfied.

•	On August 6, 2004, Hollywood issued a press release stating that Leonard Green & Partners had informed Hollywood that, due to industry and market conditions, Leonard Green & Partners believed that the financing condition to the completion of the merger would not be satisfied, and that Hollywood and the Special Committee were considering various alternatives to determine the course of action that would be in the best interests of Hollywood’s shareholders.

•	On August 11, 2004, management of Hollywood provided the Special Committee with a set of projections (the “August Projections”) that reflected management’s then-current best judgment as to the future performance of Hollywood. The next day, representatives of UBS and Lazard discussed the August Projections with Hollywood’s management team, paying particular attention to the changes in Hollywood’s business and industry trends that caused Hollywood to revise its projections from those previously provided.

•	On August 16, 2004, representatives of UBS had a telephonic meeting with Leonard Green & Partners, during which Leonard Green & Partners repeated its belief that the financing condition to the completion of the merger would not be satisfied. Leonard Green & Partners indicated that it was willing to proceed with a transaction at a purchase price of $10.00 per share. Over the next several days, the Special Committee negotiated with Leonard Green & Partners with respect to price, and insisted on several other revisions to the original merger agreement, including:

•	the removal of the ratings condition and leverage ratio condition from the commitment letter;

•	the elimination of the termination fee contained in the original merger agreement; and

•	the replacement of the non-solicitation provision with a provision that would expressly permit Hollywood to actively solicit, encourage and participate in discussions regarding other acquisition proposals.

•	On September 3, 2004, the Special Committee held a meeting to, among other things, discuss the proposed revisions to the terms of the original merger agreement and receive the presentation of a ratings agency expert to assess Leonard Green & Partner’s belief that the B-/B3 credit ratings required under the commitment letter would not be obtained. The Special Committee also heard a presentation by Hollywood’s legal counsel, which examined in detail Hollywood’s litigation options, including the possibility of bringing an action against Leonard Green & Partners, and the legal and practical considerations of such a lawsuit.

•	Before the parties were able to reach final agreement, representatives of Leonard Green & Partners indicated that in light of the accelerating weakness in Hollywood’s rental business, as evidenced by recent negative same store rental comparisons, Leonard Green & Partners would not be willing to proceed with a potential revised transaction, even at a lower price, without a better understanding of when Hollywood’s rental business would stabilize.

•	On October 6, 2004, Hollywood provided Leonard Green & Partners and the Special Committee with a revised financial model (the “October Projections”). The October Projections included Hollywood’s preliminary third quarter results and updated the projections for the fourth quarter of 2004 and following years based on those results and management’s then-current best judgment as to the future performance of Hollywood. After thorough discussion and review, the Special Committee adopted and instructed Lazard to use the October Projections in its valuation analyses.

•	After negotiations, Leonard Green & Partners ultimately indicated that it would be willing to proceed with a transaction at a revised purchase price of $10.25 per share.

•	During a Special Committee meeting on October 12, 2004, the Special Committee’s legal advisors provided a summary of the changes to the original merger agreement and the commitment letter that had been discussed by the parties. Hollywood’s legal counsel joined the meeting to review Hollywood’s potential legal rights against Leonard Green & Partners under the original merger agreement and to advise the Special Committee regarding the potential effects on those rights of entering into an amended agreement. The Special Committee also reviewed, with the assistance of its advisors, the alternatives Hollywood could pursue in lieu of the proposed transaction with Leonard Green & Partners. After further discussion, the Special Committee concluded it would be in the best interest of Hollywood and its shareholders to pursue a transaction with Leonard Green & Partners at $10.25 per share rather than proceed with any one or more of the other options potentially available to Hollywood.

•	On October 13, 2004, after receiving a presentation from Lazard concluding that the $10.25 purchase price offered by Leonard Green & Partners was fair, from a financial point of view, to Hollywood’s shareholders (other than those affiliated with Leonard Green & Partners and members of management participating in the transaction), the Special Committee unanimously voted to recommend the adoption and approval of the amended and restated merger agreement to the full Board of Directors, and the Board of Directors (with Mr. Wattles and Mr. Giesbrecht abstaining because of their interests in the transaction, so that the voting members consisted of Messrs. Glendenning, Cutler and Zebe) adopted resolutions approving and adopting the merger and the amended and restated merger agreement and the transactions contemplated thereby, determined the consideration to be paid to Hollywood’s shareholders in the merger to be fair and recommended that Hollywood’s shareholders vote in favor of the approval and adoption of the amended and restated merger agreement and the transactions contemplated by the merger agreement. The amended and restated merger agreement and ancillary agreements were executed and delivered that evening.

•	On October 14, 2004, before the U.S. securities markets opened, Hollywood issued a press release announcing the amended and restated merger agreement. Among other things, the press release noted the reduction in the merger consideration from $14.00 to $10.25 cash per share, the elimination of the termination fee, and the provision allowing Hollywood to conduct a market check by soliciting competing proposals.

Market-Check Process; Entry into the Movie Gallery Agreement

•	On October 19, 2004, the Special Committee met with its advisors to discuss its strategy for pursuing other potential offers for Hollywood, as permitted by the market check provision negotiated into the amended and restated merger agreement, and directed UBS and Lazard to contact potential bidders and gauge their interest in making a competing offer for Hollywood.

•	At the Special Committee’s direction, beginning the week of October 25, UBS and Lazard contacted 25 potential financial buyers consisting of private equity funds with retail sector investment experience and sufficient assets to complete a transaction with Hollywood. In addition, UBS and Lazard contacted 12 potential strategic buyers, including competing video rental companies, “big box” retailers, bookstores, and other retailers.

•	On October 26, 2004, a representative of UBS contacted Movie Gallery in connection with the market-check process. The following day, Movie Gallery’s financial advisor contacted Lazard and indicated Movie Gallery was interested in participating in the process.

•	Also on October 26, a representative of UBS contacted Blockbuster in connection with the market-check process. Blockbuster expressed an interest in Hollywood and said it would respond to UBS soon.

•	On October 27, 2004, in an effort to keep the Leonard Green & Partners transaction moving toward closing while pursuing alternatives that would maximize shareholder value, Hollywood filed with the Securities and Exchange Commission (the “SEC”) an amended preliminary proxy statement related to the amended and restated merger agreement with Leonard Green & Partners, as well as an amended transaction statement on Schedule 13E-3. During this time, Leonard Green & Partners was made aware that the Special Committee and its advisors were vigorously engaged in the market-check process. In the coming weeks, advisors for each of Leonard Green & Partners and the Special Committee engaged in periodic discussions regarding the market-check process, the timing of the proxy statement related to the amended and restated merger agreement with Leonard Green & Partners in light of the market-check process, and the obligations of each party under the terms of the amended and restated merger agreement.

•	On October 28, 2004, Movie Gallery’s financial advisor contacted a representative of UBS and stated that Movie Gallery was interested in submitting a written acquisition proposal and was planning to submit proposed financing commitment letters. At that time, Movie Gallery’s financial advisor also requested access to confidential information. The UBS representative explained that before the terms of a confidentiality agreement could be negotiated, Movie Gallery needed to submit a written acquisition proposal. Under the terms of the amended and restated merger agreement before providing a prospective bidder with any confidential information, Hollywood and that bidder were required to enter into a confidentiality agreement no less favorable to Hollywood than the one entered into with Leonard Green & Partners, which also contained a so-called “standstill” provision preventing, for three years, the recipient of confidential information from launching a tender offer for Hollywood’s outstanding common stock without the approval of Hollywood’s Board of Directors. Movie Gallery’s representative indicated Movie Gallery objected to entering into a confidentiality agreement that contained a standstill provision.

•	On October 29, 2004, in response to the Special Committee’s solicitation of interest, a Blockbuster representative contacted a representative of UBS to discuss the terms of a potential confidentiality agreement. In response, UBS explained that Blockbuster needed to submit a written acquisition proposal before negotiating the terms of a confidentiality agreement.

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As a result of the Special Committee’s ongoing solicitation of potential bidders, on October 29, 2004, the Special Committee received a letter from Blockbuster formally indicating its interest in submitting a written acquisition proposal. The letter requested that Hollywood provide it with a confidentiality agreement that met the requirements of the amended and restated merger agreement. In response to the letter, UBS again indicated that pursuant to the terms of the amended and restated merger agreement,

Blockbuster needed to submit a written acquisition proposal to the Special Committee before a confidentiality agreement could be delivered.

•	Later that day, the Special Committee and its advisors met to discuss the results of the market-check process. UBS and Lazard informed the Special Committee that of the 25 potential financial buyers contacted, 9 expressed interest in obtaining further information about Hollywood. Of the 12 potential strategic buyers contacted, three, including Blockbuster and Movie Gallery, expressed interest in taking preliminary steps toward a potential transaction. The Special Committee and its advisors also discussed the terms of the confidentiality agreement with Leonard Green & Partners, noting in particular the provision of the amended and restated merger agreement that required any prospective bidder seeking confidential information to enter into a confidentiality agreement no less favorable to Hollywood than the confidentiality agreement entered into with Leonard Green & Partners.

•	On November 2, 2004, Blockbuster delivered a written acquisition proposal to the Special Committee indicating that it was prepared to make an all-cash offer for Hollywood’s outstanding common stock at $11.50 per share, subject only to Blockbuster’s receipt of any necessary governmental or regulatory approvals and the approval of Blockbuster’s board of directors.

•	On the same day, UBS responded by delivering to Blockbuster a copy of the confidentiality agreement Hollywood was prepared to execute. As required by the terms of the amended and restated merger agreement, the confidentiality agreement delivered to Blockbuster was substantially similar to the one previously entered into with Leonard Green & Partners. Over the next few days, the Special Committee’s advisors engaged in discussions with Blockbuster’s advisors regarding the terms of the confidentiality agreement.

•	On November 3, 2004, the Special Committee again met to receive an update from its advisors on the market-check process. Representatives of UBS and Lazard informed the Special Committee that among the potential financial buyers contacted, only one continued to express interest in participating in Hollywood’s market-check process. That potential financial buyer later declined to submit a written acquisition proposal. Among the potential strategic buyers contacted, only Blockbuster and Movie Gallery continued to express interest in a potential transaction with Hollywood. Movie Gallery had yet to submit a written acquisition proposal.

•	On November 4, 2004, a representative of UBS and Blockbuster’s financial advisor discussed the terms of a confidentiality agreement, as well as the availability to Blockbuster and the terms of the staple financing package offered by UBS in connection with the Leonard Green & Partners transaction. During the discussion, Blockbuster was asked to submit a due diligence request list to move the process forward.

•	The next day, a representative of UBS again discussed the terms of a confidentiality agreement with Blockbuster. Blockbuster indicated that it was unwilling to sign a confidentiality agreement with a three-year term or a standstill provision. During the discussion, Blockbuster suggested that antitrust counsel for each of the Special Committee and Blockbuster should meet to discuss antitrust regulatory issues.

•	On November 8, 2004, Blockbuster sent another letter to the Special Committee in which it repeated its offer of $11.50 per share of Hollywood’s common stock, subject only to Blockbuster’s receipt of any necessary governmental or regulatory approvals and the approval of Blockbuster’s board of directors. Blockbuster also stated in the letter that it did not believe it was necessary to enter into any form of confidentiality agreement as it was prepared to proceed with its acquisition proposal on the basis of publicly available information.

•

From October 26, 2004 through early November, UBS and Movie Gallery’s financial advisors stayed in contact with each other. On November 10, 2004, the Special Committee received a written acquisition proposal from Movie Gallery, as well as draft financing commitment papers. The letter indicated Movie Gallery’s willingness to offer $11.00 in cash for each share of Hollywood common stock, subject to completion of initial confirmatory due diligence. Movie Gallery asked that the Special Committee not publicly disclose the terms of its written acquisition proposal.

•	On November 11, 2004, the Special Committee’s antitrust counsel met with Blockbuster’s antitrust counsel to discuss antitrust regulatory issues. Over the following days, the Special Committee’s and Blockbuster’s legal advisors discussed the execution of a separate confidentiality agreement to be used to help both legal advisors analyze any antitrust issues posed by a Blockbuster acquisition.

•	Also on November 11, the Special Committee and its advisors (including its antitrust counsel) met to review Movie Gallery’s proposal and antitrust counsel’s analysis and conclusions from their earlier meeting with Blockbuster’s antitrust counsel. The Special Committee reviewed Movie Gallery’s proposal in light of the ongoing discussions with Blockbuster, noting in particular the regulatory hurdles that a business combination between Hollywood and Blockbuster might pose.

•	That same day, UBS delivered to Movie Gallery a confidentiality agreement substantially similar to the one entered into between Hollywood and Leonard Green & Partners, and the Special Committee’s legal advisors and Blockbuster’s legal advisors discussed the terms of the confidentiality agreement related to their antitrust analysis.

•	The same day, Blockbuster issued a press release publicly announcing its expression of interest to acquire Hollywood for $11.50 per share in cash.

•	On November 12, 2004, Movie Gallery’s legal advisors submitted to the Special Committee’s legal advisors proposed revisions to the confidentiality agreement. Among other things, the revised version omitted the standstill provision in its entirety and reduced the proposed term of the confidentiality agreement from three years to one year.

•	On November 16, 2004, UBS delivered to Blockbuster a letter outlining the process for submitting written acquisition proposals to the Special Committee, indicating a deadline for such submissions of December 1, 2004. Submissions would need to include a mark-up of the amended and restated merger agreement with affiliates of Leonard Green & Partners indicating the form of agreement that Blockbuster would be prepared to execute.

•	On November 18, 2004, the Special Committee and its advisors again met to discuss the ongoing market-check process, in particular the discussions that had taken place regarding the terms of the proposed confidentiality agreement between Hollywood and Movie Gallery, and the due diligence request list that had been submitted by Movie Gallery earlier that day. A representative of UBS noted that Blockbuster had yet to enter into a confidentiality agreement with Hollywood, but also noted ongoing discussions with Blockbuster as well as Blockbuster’s November 8 letter indicating it did not need confidential information.

•	Also on November 18, 2004, UBS sent to Movie Gallery a letter outlining the process for submitting written acquisition proposals to the Special Committee, indicating a deadline for such submissions of December 1, 2004. As with Blockbuster, Movie Gallery was asked to provide a mark-up of the amended and restated merger agreement with affiliates of Leonard Green & Partners indicating the form of agreement that Movie Gallery would be prepared to execute.

•	On November 19, Movie Gallery issued a press release confirming its delivery of a written acquisition proposal to Hollywood. The press release did not disclose the price that was offered.

•	Movie Gallery’s proposal was conditioned on reviewing Hollywood’s confidential information as part of the diligence process. To facilitate this review, on November 19, 2004, Hollywood and Movie Gallery entered into a confidentiality agreement no less favorable to Hollywood than the agreement entered into with Leonard Green & Partners. The agreement contained a standstill provision and three-year term that were identical to those contained in the confidentiality agreement between Hollywood and Leonard Green & Partners.

•	On November 20, 2004, the Special Committee’s legal advisors delivered to Movie Gallery’s legal advisors copies of the amended and restated merger agreement with affiliates of Leonard Green & Partners and related disclosure schedules.

•	Over the next few days, the Special Committee’s advisors received legal and financial due diligence request lists from Movie Gallery’s advisors and throughout the remainder of November, Hollywood provided Movie Gallery with legal and financial diligence materials pursuant to its requests.

•	On November 23, 2004, the Special Committee’s antitrust counsel discussed with Movie Gallery’s antitrust counsel the antitrust regulatory issues posed by a potential merger. The same day, the Special Committee met with its advisors to receive an update on the review of antitrust regulatory issues, as well as to discuss the Movie Gallery diligence process.

•	On November 24, 2004, the Special Committee’s antitrust counsel delivered to Blockbuster’s antitrust counsel a draft confidentiality agreement with respect to the information to be provided in connection with the analysis of antitrust regulatory issues. Unlike the broader confidentiality agreement, the terms of which were also being negotiated by the two parties and their advisors, this narrow confidentiality agreement was designed only to afford the Special Committee’s antitrust counsel with the opportunity to review and evaluate the regulatory risk associated with a potential acquisition of Hollywood by Blockbuster.

•	On November 26, 2004, during the time the Special Committee was negotiating with both Blockbuster and Movie Gallery, financier Carl Icahn, together with affiliated entities, filed a Schedule 13D with the SEC to report ownership of 8.4% of Hollywood’s outstanding shares.

•	Pursuant to the process outlined in the process letter sent to Movie Gallery on November 18, on December 1, 2004 the Special Committee received from Movie Gallery draft versions of its proposed merger agreement, disclosure schedules, financing papers, and other related documents. Movie Gallery offered a purchase price of $13.25 in cash for each outstanding share of Hollywood’s common stock and proposed a termination fee of $32 million. The Special Committee received no proposal from Blockbuster.

•	The same day, Blockbuster issued a press release confirming its willingness to increase its previously announced offer of $11.50 per share in cash subject to Hollywood’s provision of certain confidential information and the elimination of the standstill provision from the proposed confidentiality agreement to be entered into by Blockbuster.

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While reviewing the draft documents submitted by Movie Gallery on December 1, the Special Committee and its advisors continued to evaluate Blockbuster’s press releases and requests for confidential information. As part of this evaluation, on December 5, 2004 the Special Committee met to receive a presentation from its antitrust counsel regarding the antitrust issues posed by the potential transactions with Movie Gallery and Blockbuster. The following day, the Special Committee again met with its advisors to discuss Movie Gallery’s offer and received a report from its legal advisors explaining the material differences between the amended and restated merger agreement with Leonard Green & Partners and the proposed merger agreement with Movie Gallery, as well as the key provisions in the financing terms of each transaction. After discussion, the Special Committee identified key issues with respect to Movie Gallery’s proposal and directed its advisors to arrange a meeting with Movie Gallery’s representatives as soon as possible to discuss the identified issues. In addition, the Special Committee again considered statements by Blockbuster’s advisors regarding the form of confidentiality agreement, as well as Blockbuster’s most recent press release, which indicated that Blockbuster was seeking the elimination of the standstill provision in the confidentiality agreement, and compared them with Blockbuster’s earlier statement that a confidentiality agreement was unnecessary because Blockbuster was prepared to proceed on the basis of publicly available information. Members of the Special Committee noted that Leonard Green & Partners indicated that it would waive the obligation under the amended and restated merger agreement to include a standstill provision, but only if

Hollywood made certain payments to Leonard Green & Partners and made certain other material concessions. The Special Committee reviewed the role of the standstill provision in the market-check process, and after discussion of the legal and business issues, the Special Committee concluded that the inclusion of the standstill provision for all bidders supported a process that would yield the highest possible price for Hollywood’s shareholders. The Special Committee also discussed its belief that the standstill provision was important to the protection of shareholders in a situation where not all bidders were equally likely to complete a transaction. As a result, the Special Committee determined that it was in the best interests of Hollywood and its shareholders to refuse to eliminate the standstill provision of the confidentiality agreement at that time, and instead continue to negotiate with Movie Gallery and continue to invite Blockbuster to participate in the process and to increase its bid.

•	Over the next several weeks, the Special Committee’s legal and financial advisors engaged in a series of discussions with Movie Gallery’s advisors regarding the terms of a proposed transaction, including price, financing terms, antitrust regulatory risk, and deal protection measures. As a result of these negotiations, the Special Committee’s advisors achieved a reduction of the proposed termination fee from $32 million to $27 million, as well as modification of various terms of the merger agreement and financing commitment letter to mitigate the risk to Hollywood of any adverse antitrust issues and to increase the certainty that the proposed transaction would be successfully financed. The members of the Special Committee were kept regularly apprised of developments by telephone.

•	On December 7, 2004, Mr. Wattles and Mr. Bond met with J.T. Malugen, Chairman, President and Chief Executive Officer of Movie Gallery, and Thomas Johnson, Senior Vice President, Corporate Finance & Business Development, to informally discuss Movie Gallery’s possible acquisition of Hollywood.

•	During this period, UBS continued discussions with Leonard Green & Partners about the standstill provision and the conditions under which it had proposed to grant a waiver of that provision. At the end of the discussion process, Leonard Green & Partners indicated it might not require any material concessions or payments from Hollywood with respect to a waiver of the standstill provision. For all the reasons set forth above, however, including to protect the integrity of the process as set forth in the December 1 process letter, and because it was perceived as important to the viability of Movie Gallery’s offer, the Special Committee did not pursue a waiver from Leonard Green & Partners of the standstill provision.

•	On December 9, 2004, Movie Gallery sent a letter to the Special Committee affirming its offer of $13.25 per share of Hollywood’s common stock, and extending the deadline it had imposed for acceptance of that offer. The letter also addressed various provisions in the proposed merger agreement related to antitrust, deal protection, and closing conditions.

•	Also on December 9, 2004, Blockbuster’s antitrust counsel indicated it was prepared to move forward with the negotiation of the terms of a confidentiality agreement with respect to the information to be provided as part of the antitrust analysis. Over the next several days, the Special Committee’s antitrust counsel and Blockbuster’s antitrust counsel exchanged revised drafts of the confidentiality agreement. The same day, Blockbuster’s legal counsel approached the Special Committee’s legal counsel regarding whether the Special Committee would accept a modified standstill provision, which would terminate in three months or earlier upon a number of specified events, including Hollywood’s entry into an agreement with respect to an acquisition transaction with any third party.

•	While negotiations with Movie Gallery were ongoing, the Special Committee met on December 9, 2004 to review discussions between the Special Committee’s advisors and Blockbuster’s advisors regarding antitrust regulatory issues. The Special Committee and its advisors also revisited their discussion regarding Blockbuster’s continued unwillingness to sign a confidentiality agreement on terms similar to those agreed to by Leonard Green & Partners and Movie Gallery.

•	On December 13, 2004, the Special Committee met with its advisors to discuss the status of the proposed merger agreement with Movie Gallery, including the progress that had been made with respect to the key issues identified to Movie Gallery earlier at the direction of the Special Committee. Movie Gallery’s existing offer of $13.25 per share was also discussed, and the Special Committee determined to counter with a proposed price of $14.00 per share. Later that day, the Special Committee’s legal advisors sent a revised draft merger agreement to Movie Gallery’s legal advisors.

•	On December 14, 2004, the Special Committee reviewed Mr. Icahn’s Schedule 13D amendment filed on December 14, 2004 reporting that his stake in Hollywood had increased to 9.5%. The Special Committee also noted that Mr. Icahn had filed a Form 13D with the SEC reporting ownership of 5.8% of Blockbuster’s Class A stock and 5.1% of Blockbuster’s Class B stock.

•	On December 15, 2004, Hollywood and Blockbuster entered into a confidentiality agreement with respect to the information to be provided in connection with the analysis of antitrust regulatory issues. Immediately thereafter, the Special Committee’s antitrust counsel met with Blockbuster’s antitrust counsel to discuss antitrust regulatory issues.

•	On December 22, 2004, Blockbuster issued a press release stating that it was unwilling to enter into a confidentiality agreement containing a standstill provision, as presented by the Special Committee.

•	On December 28, 2004, Blockbuster’s antitrust counsel sent a letter to Hollywood stating that Blockbuster intended to commence a cash tender offer for all of the outstanding common stock of Hollywood. The letter also indicated that Blockbuster had filed a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) with the Federal Trade Commission (“FTC”) and the Assistant Attorney General of the United States in connection with the proposed tender offer. Later that day, Blockbuster issued a press release stating that it intended to commence a cash tender offer by mid-January to purchase all of Hollywood’s outstanding shares for $11.50 per share.

•	After continued negotiation of the terms of the revised draft merger agreement submitted to Movie Gallery’s legal advisors, on December 31, 2004, the Special Committee’s legal advisors received a revised draft merger agreement from Movie Gallery accepting many of the changes that had been suggested, but with no change to the proposed purchase price of $13.25 per share.

•	On January 3, 2005, the Special Committee met to receive from its legal advisors an analysis of the remaining open issues in the proposed merger agreement with Movie Gallery and discuss Blockbuster’s recent public announcements regarding the contemplated tender offer for Hollywood’s shares at $11.50 per share.

•	The same day, Hollywood received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) indicating that Hollywood’s securities were subject to delisting from The Nasdaq National Market at the opening of business on January 12, 2005 because Hollywood had failed to comply with Marketplace Rules 4350(e) and 4350(g), which require that Hollywood hold an annual shareholder meeting, distribute a proxy statement and solicit proxies for the meeting. Hollywood issued a press release on January 7 2005, disclosing the Nasdaq letter and explaining that Hollywood did not hold an annual shareholder meeting in 2004 because it anticipated that a date for a special shareholders meeting to approve a transaction with Leonard Green & Partners would have been set before the end of 2004. The press release further explained that the special shareholders meeting for the Leonard Green & Partners transaction was delayed because of Hollywood’s efforts to pursue a superior sale transaction, and that Hollywood was prepared to take any steps required by Nasdaq to avoid delisting.

•	On January 4, 2005, the Special Committee again met with its advisors. The Special Committee’s antitrust counsel updated the Special Committee on their analysis and conclusions based, in part, on their recent discussions with Blockbuster’s advisors regarding antitrust regulatory issues, and the Special Committee discussed the implications of the Nasdaq letter. The Special Committee also discussed the progress of negotiations with Movie Gallery and the remaining open issues with respect to the proposed merger agreement.

•	On January 6, 2005, the Special Committee received a revised draft of the financing commitment letters from Movie Gallery’s financial advisors which contained various modifications that increased the likelihood that the proposed transaction would be successfully financed.

•	On January 7, 2005, Blockbuster sent a letter addressed to the Chairman of the Special Committee in which Blockbuster repeated its intention to commence a cash tender offer by mid-January to purchase all of Hollywood’s outstanding shares for $11.50 per share, noting that if Hollywood and the Special Committee refused to provide confidential information to Blockbuster, Blockbuster was prepared to proceed quickly with the proposed tender offer. The Special Committee declined to respond to Blockbuster’s letter.

•	The same day, as required by the HSR Act, Hollywood filed its notification with the FTC in connection with Blockbuster’s earlier HSR Act notification.

•	On January 9, 2005, representatives of UBS and Lazard discussed with Movie Gallery and its financial advisors the terms of the commitment letters, including the financing condition. Movie Gallery provided financial projections to UBS and Lazard to enable them to ascertain Movie Gallery’s expected performance during the period in which the financial commitment would be outstanding.

•	Later that day, the Special Committee again met with its advisors to discuss the final issues and receive a detailed summary of the material terms of the proposed merger agreement. The Special Committee then received a presentation from Lazard. In the presentation, Lazard concluded that the consideration offered by Movie Gallery was fair, from a financial point of view, to Hollywood’s shareholders (other than Movie Gallery). See “—Opinion of Lazard” for a discussion of this opinion. After reviewing all relevant factors, including the information set forth in Lazard’s presentation, the Special Committee concluded that the Movie Gallery proposal constituted a “superior proposal” under the terms of the amended and restated merger agreement with Leonard Green & Partners. The Special Committee voted unanimously to recommend to the Board of Directors that Hollywood terminate the agreement with Leonard Green & Partners and reimburse Leonard Green & Partners for its reasonable documented fees and expenses up to $4 million, as provided in the amended and restated merger agreement. The Special Committee then unanimously voted to recommend the adoption and approval of the merger agreement with Movie Gallery to the full Board of Directors.

•	Immediately following the Special Committee’s meeting, Messrs. Wattles and Giesbrecht joined the meeting, which meant that all of the members of the Board of Directors were present and a meeting of the full Board of Directors commenced. Messrs. Wattles and Giesbrecht informed the other members of the Board of Directors that, because they were abstaining from voting on any of the matters related to the termination of the Leonard Green & Partners agreement or entry into the proposed Movie Gallery agreement, they would not be present for any discussion related to those topics. Messrs. Wattles and Giesbrecht then left the meeting. The Board of Directors then received a presentation from Lazard. In the presentation, Lazard concluded that the consideration offered by Movie Gallery was fair, from a financial point of view, to Hollywood’s shareholders (other than Movie Gallery). After discussion, the Board of Directors unanimously (with Messrs. Wattles and Giesbrecht abstaining and not present during the vote, so that the voting members consisted of Messrs. Glendenning, Cutler and Zebe) adopted resolutions approving the termination of the amended and restated merger agreement with Leonard Green & Partners and authorizing payment to Leonard Green & Partners of its reasonable documented fees and expenses up to $4 million, as provided in the amended and restated merger agreement. In addition, the Board of Directors unanimously (with Messrs. Wattles and Giesbrecht abstaining) adopted resolutions approving and adopting the merger with Movie Gallery, including the merger agreement and the transactions contemplated by the merger agreement, determined the consideration to be paid to Hollywood’s shareholders in the merger to be fair and recommended that Hollywood’s shareholders vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. The merger agreement and ancillary agreements were executed and delivered that evening. Hollywood terminated the amended and restated merger agreement that evening pursuant to the terms of a termination agreement between Hollywood and Leonard Green & Partners and its affiliates.

•	On January 10, 2005, before the U.S. securities markets opened, Hollywood issued a press release regarding the termination of the amended and restated merger agreement with Leonard Green and the entry into the merger agreement with Movie Gallery, and filed the merger agreement and the press release as exhibits to a Current Report on Form 8-K the following day.

•	On January 12, 2005, the FTC issued a “second request” in connection with its review of a proposed Blockbuster tender offer.

•	The same day, Hollywood filed an HSR Act notification with the FTC in connection with the Movie Gallery transaction.

Recommendation of the Special Committee and of our Board of Directors

The Special Committee

Our Board of Directors established a Special Committee consisting of all three of our disinterested and independent directors to review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of Hollywood. The Special Committee received legal and financial advice and conducted evaluations and negotiations of proposals to acquire Hollywood, the merger agreement and various other agreements related to the merger.

The Special Committee, by unanimous vote at a meeting on January 9, 2005, determined that the merger and the merger agreement are advisable and fair to, and in the best interests of, Hollywood and our shareholders, and recommended that our Board of Directors adopt and approve the merger agreement, declare it advisable, submit it to our shareholders to vote upon its approval and adoption, and recommend to our shareholders that they vote in favor of the merger agreement. In reaching its determination, the Special Committee consulted with management, as well as the Special Committee’s financial and legal advisors, and considered the short-term and long-term interests and prospects of Hollywood and our shareholders. The Special Committee also considered the fairness opinion presented to the Special Committee by Lazard on January 9, 2005 and the following material factors, among others:

•	the fact that Hollywood would be entering into the merger agreement following an extensive post-signing market-check process that was permitted under the October 13, 2004 amended and restated merger agreement with Leonard Green & Partners. See “—Background of the Merger” for additional information regarding the solicitation of potential bidders (including Movie Gallery) that took place;

•	the fact that the merger consideration would be all cash, which would provide certainty of value to our shareholders;

•	the fact that Hollywood was party to the amended and restated merger agreement with Leonard Green & Partners at a purchase price of $10.25 per share of Hollywood’s common stock and the $13.25 per share to be paid pursuant to the merger agreement constituted a significant premium to that price;

•	the manner in which the consideration and negotiation of proposals was conducted and the fact that the Special Committee was delegated exclusive authority for conducting all aspects of the process. These responsibilities included, among other things, the review and analysis of acquisition proposals, the conduct of the post-signing market-check process, the engagement by the Special Committee of its own legal and financial advisors, the negotiations with prospective bidders (including Movie Gallery) and the ultimate determination with respect to the recommendation to our Board of Directors and our shareholders of the merger agreement. The terms of the merger agreement were determined through extensive arm’s length negotiations between the Special Committee and its advisors, on the one hand, and Movie Gallery and its advisors, on the other. See “—Background of the Merger” for additional information regarding the negotiations that took place;

•

the ability of Hollywood to terminate the merger agreement and accept a financially superior proposal under specified conditions, subject to payment to Movie Gallery of a $27 million termination fee and reimbursement of Movie Gallery’s reasonable, documented, out-of-pocket expenses and fees, including reasonable attorneys fees, not to exceed $3 million; and

•	the likelihood that the merger would be completed. The Special Committee concluded, particularly in light of Movie Gallery’s size and third party financing commitments, that Movie Gallery and TG Holdings had the financial ability to complete the merger and the other transactions contemplated by the merger agreement.

The Special Committee also considered the following material factors regarding a sale of Hollywood generally, among others, and in addition to the items set forth above:

•	the Special Committee’s knowledge of our business, assets, financial condition, results of operations and prospects, our competitive position, the nature of our business and the industry in which we compete and the market for our common stock, which supported its view that the certainty of the cash consideration to be received by our shareholders pursuant to the merger was preferable to continuing to own shares of our common stock and preferable to the consideration to be received pursuant to the amended and restated merger agreement with affiliates of Leonard Green & Partners. In arriving at this determination, the members of the Special Committee noted that, while they and management continued to be optimistic about the Company, the risk in continuing to hold the stock is significant, given the uncertain industry climate and the market’s negative perception of our industry; and

•	the current and prospective environment in which we operate, and in particular the competitive factors, including technological developments and developments in the methods of distribution in the video rental market such as increasing consumer purchases of DVDs from mass merchant and other retailers, the increasing availability of video-on-demand, movie downloads, self-destructing DVDs and online rentals, as well as pricing trends in the industry. Given these developments and other macroeconomic forces in the industry, the Special Committee continued to believe this was the right time to sell Hollywood to maximize shareholder value.

The Special Committee also considered the following factors regarding the negotiation process engaged in by the Special Committee, in addition to the items set forth above:

•	the Special Committee, consisting solely of disinterested and independent directors, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger;

•	the Special Committee retained and received advice from its legal counsel and financial advisors in negotiating and evaluating the terms of the merger agreement; and

•	the terms of the merger agreement resulted from an extensive post-signing market-check process permitted by the terms of the amended and restated merger agreement with affiliates of Leonard Green & Partners and arm’s-length bargaining between the Special Committee and its representatives, on the one hand, and Movie Gallery and its representatives, on the other hand, which occurred because of, among other things, the Special Committee’s right to unilaterally reject a transaction.

The Special Committee also considered potentially negative factors in its deliberations concerning the merger, including the following:

•	Hollywood would no longer exist as an independent company and our shareholders would no longer participate in its potential growth;

•	at various times, both historically and during the one year period prior to the announcement of the merger agreement with affiliates of Leonard Green & Partners, Hollywood’s common stock had traded in excess of $13.25 per share. However, in light of the various industry developments noted above, the Special Committee felt it was unlikely that Hollywood’s common stock would trade materially in excess of $13.25 in the near term if Hollywood remained independent;

•	Hollywood had in the past repurchased its common stock at prices in excess of $13.25 per share. This fact was given little weight, however, as the price at which such repurchases occurred was based on the then-trading price of Hollywood’s common stock;

•	Hollywood would be required to pay a termination fee of $27 million and reimburse Movie Gallery’s reasonable, documented, out-of-pocket expenses up to $3.0 million if the merger agreement is terminated under specified circumstances. Its obligation to pay these amounts might discourage competing acquisition proposals;

•	even if the merger is not completed, Hollywood would be required to pay its legal, accounting and a portion of its investment banking fees, which it estimates will exceed $15.0 million;

•	gains from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences”;

•	potential regulatory hurdles with respect to the Movie Gallery transaction or any transaction with another entity in the video rental industry;

•	there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied; and

•	failure to complete the merger could adversely affect Hollywood due to potential disruptions in its operations and the obligation to pay the fees and expenses noted above.

Hollywood’s Board of Directors

Hollywood’s Board of Directors consists of a majority of directors who have no direct or indirect interest in the merger different from the interests of our shareholders generally. On January 9, 2005, the Special Committee, by unanimous vote, determined to recommend that our Board of Directors adopt and approve the merger agreement. At a meeting that immediately followed the Special Committee meeting, our Board of Directors, with Mr. Wattles and Mr. Giesbrecht abstaining, approved the merger agreement, determined to submit it to our shareholders to vote upon its approval and adoption and recommended our shareholders vote in favor of the merger agreement. Thus, the members of Hollywood’s Board of Directors casting votes to adopt the merger agreement were also the members of the Special Committee. Mr. Wattles and Mr. Giesbrecht chose to abstain due to their interests in the transaction with Leonard Green & Partners that was terminated in connection with our entry into the merger agreement. See the section entitled “—Background of the Merger” for additional information on the Board of Director’s recommendations.

In particular, the Board of Directors passed resolutions:

•	authorizing, approving and adopting the merger and the merger agreement, and the transactions contemplated by the merger agreement;

•	determining that the consideration to be paid to our shareholders in the merger is fair to, and in the best interests of, Hollywood and its shareholders; and

•	recommending that our shareholders vote in favor of approving and adopting the merger agreement and the merger, and the transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Special Committee and our Board of Directors is not intended to be exhaustive but, we believe, includes all material factors considered by the Special Committee and our Board of Directors. In view of the wide variety of factors considered in connection with their respective evaluations of the merger and the complexity of these matters, the Special Committee and our Board of Directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors each considered in reaching its determinations. Rather, the Special Committee and our Board of Directors each made its judgment based on the total mix of information available to it of the overall effect of the merger on our shareholders compared to any alternative transaction, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. The Special Committee and our Board of Directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of our shareholders.

Based on the factors outlined above and on the presentation and opinion of Lazard, the Special Committee and our Board of Directors relied on the opinion of Lazard as to the fairness, from a financial point of view, of the consideration to be paid in the merger, and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Hollywood and its shareholders.

By a unanimous vote of all directors voting on the matter, our Board of Directors recommends that you vote “FOR” approval of the merger agreement.

Purpose and Reasons for the Merger

Our purpose for engaging in the merger is to enable our shareholders to receive $13.25 in cash per share, representing a premium to the market price of our common stock before the announcement of the merger agreement and a premium to the $10.25 in cash per share that our shareholders would have received under the amended and restated merger agreement with affiliates of Leonard Green & Partners. We also determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Special Committee and of our Board of Directors described in detail above under “—Background of the Merger” and “—Recommendation of the Special Committee and of our Board of Directors.”

Opinion of Lazard

Under an agreement dated March 15, 2004, as amended on August 13, 2004 and on January 5, 2005, the Special Committee retained Lazard to act as its investment banker. As part of this engagement, the Special Committee requested that Lazard evaluate the fairness, from a financial point of view, to our shareholders (other than Movie Gallery) of the consideration to be paid to such holders in the merger. Lazard has delivered to the Special Committee and Board of Directors a written opinion dated January 9, 2005, that, as of that date, the consideration to be paid in the merger to the holders of Hollywood common stock (other than Movie Gallery) is fair, from a financial point of view, to such holders.

The full text of the Lazard opinion is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Appendix B. Shareholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to the Special Committee and our Board of Directors and only addresses the fairness to the holders of Hollywood common stock (other than Movie Gallery) of the consideration to be paid to such holders in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address the merits of the underlying decision by Hollywood to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any shareholder as to how the shareholder should vote on any matter relating to the merger. Lazard was not engaged by the Special Committee to, and did not, recommend the amount of consideration to be paid in the merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

In the course of performing its review and analyses in rendering its opinion, Lazard:

•	reviewed the financial terms and conditions contained in the latest drafts provided to Lazard by Hollywood or counsel to the Special Committee as of January 8, 2005, of the merger agreement and financing documents;

•	analyzed certain historical business and financial information relating to Hollywood and Movie Gallery;

•	reviewed various financial forecasts and other data provided by Hollywood and Movie Gallery relating to their respective businesses, including with respect to Hollywood, but not limited to, the October Projections provided to Lazard on October 6, 2004;

•	reviewed certain financial forecasts incorporating information prepared by Wall Street research analysts who publish reports on Hollywood and Movie Gallery, and other industry research;

•	held discussions with members of the senior management of Hollywood and Movie Gallery relating to the respective businesses and prospects of Hollywood and Movie Gallery, and their respective strategic objectives;

•	reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Hollywood;

•	reviewed the financial terms of certain business combinations involving the retail industry and other industries generally;

•	reviewed the historical stock prices and trading volumes of Hollywood common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Hollywood, or concerning the solvency or fair value of Hollywood. At the direction of the Special Committee, Lazard relied upon the October Projections provided to Lazard by Hollywood on October 6, 2004, rather than those provided prior to such date. With respect to financial forecasts, the Special Committee informed Lazard and Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Hollywood as to the future financial performance of Hollywood. Hollywood does not publicly disclose internal management financial forecasts of the type provided to Lazard for its evaluation analysis, and such financial forecasts were not prepared with a view towards public disclosure. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

Lazard noted that its opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement and financing documents reviewed by Lazard, without any waiver of any material terms or conditions by Hollywood, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on Hollywood. Lazard did not express any opinion as to any tax or other consequences that might result from the merger. Neither did Lazard’s opinion address any legal, tax or accounting matters, as to which Lazard understood that the Special Committee obtained such advice as it deemed necessary from qualified professionals.

Lazard’s opinion did not address the merits of the underlying decision by Hollywood to engage in the merger and is not intended to constitute a recommendation to any shareholder of Hollywood as to how such holder should vote with respect to the merger or any matter relating thereto.

Lazard noted that its written opinion dated January 9, 2005 supersedes the opinion that was delivered to the Special Committee and Board of Directors on October 13, 2004, which superseded the opinion that was delivered to the Special Committee on March 28, 2004.

The following is a brief summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion.

Comparable Public Companies Trading Analysis

Lazard performed an analysis of comparable public companies by calculating certain financial multiples for selected public companies in the video rental industry that Lazard determined to be reasonably comparable to Hollywood. These comparable companies were Blockbuster Inc. and Movie Gallery, Inc., and were chosen because they are publicly traded companies whose principal line of business (video rentals) is most similar to that of the Company.

Using publicly available information and the share price for both companies as of January 5, 2005, Lazard’s analysis included comparing enterprise value (i.e. market value of common equity based on a diluted number of shares outstanding plus total debt less cash and equivalents and net present value of net operating loss tax benefits) as a multiple of 2004 and 2005 estimated EBITDA (income from operations before depreciation and amortization (excluding amortization of rental product) adjusted for significant non-cash expense/income items such as expense associated with stock option grants). The results of this analysis are summarized as follows:

	Low	High	Average
Enterprise Value as a Multiple of 2004E EBITDA	4.2x	5.0x	4.6x
Enterprise Value as a Multiple of 2005E EBITDA	4.5x	5.0x	4.8x

Based on the selected enterprise value as a multiple of 2004 estimated EBITDA, Lazard developed a valuation multiple range to apply to the Hollywood 2004 estimated EBITDA. This analysis implied a range of equity values per share for Hollywood common stock of approximately $12.99 to $15.87. Based on the selected enterprise value as a multiple of 2005 estimated EBITDA, Lazard developed a valuation multiple range to apply to the Hollywood 2005 estimated EBITDA. This analysis implied a range of equity values per share for Hollywood common stock of approximately $12.42 to $14.01. Projections for the comparable companies were based on Wall Street analyst estimates and projections for Hollywood were provided by the management of Hollywood.

Lazard also noted that Hollywood has historically been valued at a discount to its most comparable peer, Blockbuster, Inc. As adjusted to include a historical discount to the valuation multiple range applied to the Hollywood 2005 estimated EBITDA, as described above, this analysis implied a range of equity values per share for Hollywood common stock of approximately $11.35 to $12.74.

Comparable Transactions Analysis

Lazard identified certain business combinations involving the retail industry and other industries generally and noted that no transactions had occurred in the video rental industry in recent years. Lazard concluded that the transactions that had occurred in related or analogous industries were a few years old and were not sufficiently comparable. Accordingly, Lazard did not perform a comparable transactions analysis.

Discounted Cash Flow Analysis

Using projections provided by the management of Hollywood, Lazard performed a discounted cash flow analysis valuing Hollywood based on the present value of projected unlevered free cash flow for 2005 to 2008 and the present value of the terminal value in 2008. The analysis assumed a range of terminal year exit multiples of EBITDA of 3.5x to 4.5x and a range of discount rates of 11% to 13%, based on estimates relating to the weighted average cost of capital. Using this analysis, Lazard derived a range of implied equity values per share for Hollywood common stock of $9.91 to $12.71.

Lazard noted that timely analyst estimates were insufficient to perform a discounted cash flow analysis valuing Hollywood based upon estimates for Hollywood derived from the projections from various Wall Street analysts.

Leveraged Buy-Out Analysis

Lazard performed a leveraged buy-out analysis using projections provided by the management of Hollywood. The analysis assumed a range of internal rates of return of 20% to 25%, terminal year exit multiples in 2008 based on projected 2008 EBITDA of 3.5x to 4.5x and $800 million of total available financing. Using this analysis, Lazard derived a range of implied equity values per share for Hollywood common stock of $9.65 to $12.00.

Premiums Analysis of Selected Transactions

Lazard noted that, due to the effects of the previous transaction announcements on March 29 and October 14, and of subsequent news, the implied premium to Hollywood’s share price on January 5 was not relevant.

Lazard performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the Special Committee and our Board of Directors that the consideration to be paid in the merger was fair, from a financial point of view, to our shareholders (other than Movie Gallery). The preparation of a fairness opinion involves various judgments and determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized above, Lazard believes that its analyses must be considered as a whole, and that selecting portions of the analyses or factors considered by it, without considering all such factors or analyses, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Lazard opinion.

The estimates contained in these analyses and the valuation ranges resulting from any particular analysis do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than those suggested by these analyses. Lazard did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. In addition, analyses relating to the value of the businesses or securities are not appraisals and do not reflect the prices at which the businesses or securities may actually be sold or the prices at which their securities may trade. As a result, these analyses and estimates are inherently subject to substantial uncertainty.

No company or transaction used in any of the analyses is identical to Hollywood or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Hollywood and other factors that could affect the public trading values or the announced transaction values, as the case may be, of Hollywood and the companies to which the comparison is being made.

Lazard’s opinion and financial analyses were not the only factors considered by the Special Committee and our Board of Directors in their evaluation of the merger and should not be viewed as determinative of the views of the Special Committee, our Board of Directors or Hollywood’s management. Lazard has consented to the inclusion of and references to its opinion in this proxy statement.

Under the terms of Lazard’s engagement, as amended, (i) Hollywood paid $250,000 to Lazard upon the Special Committee’s retention of Lazard, (ii) Hollywood paid $750,000 to Lazard when Lazard provided the

Special Committee with its opinion with respect to the fairness of the consideration to be paid pursuant to the original merger agreement with affiliates of Leonard Green & Partners, as announced on March 29, 2004, (iii) Hollywood paid $1,000,000 to Lazard when Lazard provided the Special Committee with its opinion with respect to the fairness of the consideration to be paid pursuant to the amended and restated merger agreement with affiliates of Leonard Green & Partners, as announced on October 14, 2004, (iv) Hollywood paid $750,000 to Lazard when Lazard provided the Special Committee with its opinion with respect to the fairness of the consideration to be paid to our shareholders (other than Movie Gallery) pursuant to the merger agreement with Movie Gallery and TG Holdings, as announced on January 10, 2005 and (v) Hollywood will pay $1,500,000 to Lazard at the effective time of the merger. Additionally, if an acquisition proposal (as described herein) is received by Hollywood after the date of the merger agreement, upon the closing of a transaction (as defined in the engagement letter with Lazard), 1.5% of the net increase in aggregate equity value shall be payable to Lazard. “Net increase in aggregate equity value” means (x) the aggregate amount by which the cash (and any other property) paid or payable in connection with such transaction exceeds the aggregate amount that would have been payable in connection with the merger contemplated by the original merger agreement with affiliates of Leonard Green & Partners, first publicly announced on March 29, 2004, minus (y) the 1.5% incremental fee described above. Hollywood has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Hollywood agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard’s engagement.

Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may from time to time effect transactions and hold securities, including derivative securities, of Hollywood for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Lazard was selected to act as investment banker to the Special Committee because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement.

Our Projections

Although from time to time we have publicly provided limited guidance as to future earnings and same store sales, we do not as a matter of policy generally make public forecasts or projections of future performance or earnings. In connection with our possible sale, however, we prepared various projections. During negotiation of the amended and restated merger agreement, Leonard Green & Partners and Lazard were provided with the August Projections and the October Projections, which cover our anticipated future operating performance (as of the date each set of projections was prepared) for the fiscal years ending December 31, 2004 through December 31, 2008. The August Projections and the October Projections were each prepared to reflect management’s view, as of the respective dates of such projections, of Hollywood’s financial outlook as a result of Hollywood’s increasingly negative business trends. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Hollywood’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report referenced in this proxy relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. A summary of projections that were provided is included below to give our shareholders access to information that was not publicly available and that we provided in connection with the merger, as discussed above.

The projections included below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by our management. The material assumptions related to the number of new store openings and store performance, same store sales, revenue mix by line of business, gross margin by line of business, operating expense leverage, general and administrative expense leverage, capital spending and inventory turns. None of the assumptions may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control, and can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections may not prove accurate, and actual results may materially differ. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which may also cause actual results to materially differ.

For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. None of Hollywood, our Board of Directors, the Special Committee or Lazard assumes any responsibility for the reasonableness, completeness, accuracy or reliability of the projections. No one has made, or makes, any representation regarding the information contained in the projections and, except as may be required by applicable securities laws, we do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error. Due to the volatility of the industry and since the prospective financial information provided in this proxy statement is in summary format, you are cautioned not to rely on this information in making a decision whether to vote in favor of the merger agreement.

AUGUST PROJECTIONS

	Fiscal year ending December 31,
	2004	2005	2006	2007	2008
	(in millions)
Revenue	$1,801.4	$1,953.1	$2,267.8	$2,376.0	$2,429.0
Cost of revenue	729.9	836.2	1,077.6	1,144.8	1,174.0

Gross profit	1,071.5	1,117.0	1,190.2	1,231.3	1,255.0
Operating costs and expenses	895.2	951.6	1,028.6	1,054.1	1,055.2

Income from operations	176.3	165.3	161.6	177.2	199.8
Non-operating expense	30.1	24.9	17.8	10.7	1.8

Income before income taxes	146.3	140.4	143.9	166.5	197.9
Provision for income taxes	58.5	56.1	57.5	66.6	79.2

Net income	$87.8	$84.2	$86.3	$99.9	$118.8

EBITDA(1)	$246.5	$228.5	$231.6	$245.8	$256.4

(1)

EBITDA represents income from operations before depreciation and amortization (excluding amortization of rental product) adjusted for significant non-cash expense/income items such as expense associated with stock option grants and expenses related to any merger or similar transaction. We provided projections of EBITDA because we believed it provides useful information regarding our ability to service or incur debt, and we believed that a prospective buyer would contemplate funding a portion of the purchase of Hollywood through the issuance or incurrence of indebtedness.

OCTOBER PROJECTIONS

	Fiscal year ending December 31,
	2004	2005	2006	2007	2008
	(in millions)
Revenue	$1,793.8	$1,941.8	$2,184.2	$2,320.6	$2,334.0
Cost of revenue	727.2	837.7	1,014.7	1,107.0	1,114.0

Gross profit	1,066.7	1,104.1	1,169.6	1,213.6	1,220.0
Operating costs and expenses	900.5	956.7	1,025.3	1,055.9	1,060.2

Income from operations	166.2	147.5	144.3	157.7	159.9
Non-operating expense	30.2	26.7	21.6	15.5	6.7

Income before income taxes	136.0	120.8	122.7	142.2	153.2
Provision for income taxes	54.4	48.3	49.1	56.9	61.3

Net income	$81.6	$72.5	$73.6	$85.3	$91.9

EBITDA(1)	$235.1	$209.9	$213.0	$224.7	$214.9

(1)	See footnote 1 above under “August Projections”

Presentations Made by UBS Mergers and Acquisitions Group to the Special Committee

As part of the engagement of the UBS mergers and acquisitions group by the Special Committee, the UBS mergers and acquisitions group made presentations to the Special Committee on February 10, 2004, March 18, 2004, September 3, 2004 and October 11, 2004 and, jointly with Lazard, on December 6, 2004. The following are brief summaries of each of these presentations.

UBS was not asked to and did not deliver to the Special Committee a fairness opinion with respect to the transaction. The presentations made by the UBS mergers and acquisitions group do not address the fairness of the consideration to be received in the merger or the merits of the underlying decision by Hollywood to engage in the merger or any other aspect of the merger. In addition, the presentations made by the UBS mergers and acquisitions group do not constitute a recommendation to any shareholder as to how the shareholder should vote on any matter relating to the merger.

February 10, 2004 Presentation

On February 10, 2004, the UBS mergers and acquisitions group made a presentation to the Special Committee. The presentation included:

•	An overview of the background of the transaction to date and a discussion of next steps;

•	An overview of Leonard Green & Partners, including information with respect to the background of the firm and brief biographies of its key principals;

•	An overview of certain financial information concerning Hollywood, including information with respect to Hollywood’s common stock trading dynamics and volume, historical stock prices, basic financial information with respect to Hollywood and certain comparable companies, analyst recommendations and an analysis of the ownership of Hollywood’s common stock; and

•	An overview of UBS, including selected financial information with respect to UBS, its business divisions, its global retail group and selected retail mergers and acquisitions experience.

March 18, 2004 Presentation

On March 18, 2004, the UBS mergers and acquisitions group made a presentation to the Special Committee. The presentation included:

•	An overview of the background of the transaction to date, as well as a summary of the written proposals made by Leonard Green & Partners on February 19, 2004 and March 10, 2004;

•	An overview of certain financial information concerning Hollywood, including information with respect to Hollywood’s common stock trading dynamics and volume, historical stock prices, analyst estimates and Hollywood’s earnings guidance and an analysis of the ownership of Hollywood’s common stock; and

•	Information regarding certain preliminary valuation analyses with respect to Hollywood based on the preliminary March 10 offer by Leonard Green & Partners of $13.50 per share of Hollywood common stock.

The following is a brief description of the preliminary valuation analyses included in the March 18 presentation. As noted above, these preliminary valuation analyses were with regard to the preliminary March 10 offer by Leonard Green & Partners of $13.50 per share. In addition, these preliminary analyses were necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to the UBS mergers and acquisitions group as of, the date of the presentation to the Special Committee. In connection with its preliminary valuation analyses, the UBS mergers and acquisitions group did not make any independent valuation or appraisal of any assets or liabilities, contingent or otherwise, of Hollywood and was not furnished with any valuation or appraisal. In performing its preliminary valuation analyses, the UBS mergers and acquisitions group reviewed certain information with respect to Hollywood including, among other information, certain publicly available and historical financial information and certain internal financial information and other data relating to the business and financial prospects of Hollywood, including estimates and financial forecasts prepared by the management of Hollywood that were provided to it by Hollywood and not publicly available. In connection with its preliminary valuation analyses, the UBS mergers and acquisitions group did not assume any responsibility for independent verification of any of the information reviewed by the UBS mergers and acquisitions group and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, estimates and other calculations that it reviewed, the UBS mergers and acquisitions group assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hollywood as to the future financial performance of Hollywood. In presenting its preliminary valuation analyses to the Special Committee, the UBS mergers and acquisitions group did not draw, in isolation, any conclusions from or with regard to any one factor or method of analysis or with respect to the factors and analyses considered as a whole, none of the preliminary valuation analyses performed by UBS was assigned greater significance by UBS than any other and such preliminary valuation analyses were provided only to give the Special Committee a general and preliminary idea of valuation as implied by the preliminary offer by Leonard Green & Partners.

The March 18, 2004 presentation included information with respect to the following preliminary valuation analyses:

•	A comparable companies analysis, comparing selected financial information for Hollywood with corresponding financial information for each of Blockbuster, Inc., Movie Gallery Inc. and Netflix, Inc.;

•	Discounted cash flow analyses for Hollywood based on the net present values of the projected cash flows of Hollywood provided by Hollywood management and utilizing terminal multiples for Hollywood ranging from 3.5 times to 4.5 times estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2008 and a range of discount rates of 12.0% to 14.0%;

•

A leveraged buy-out analysis, analyzing the amount a hypothetical financial sponsor might be willing to pay for Hollywood assuming (1) a range of prices to be paid by the sponsor in acquiring Hollywood and to be received by the sponsor in selling Hollywood based on multiples of EBITDA for the last twelve months, or LTM EBITDA, for Hollywood as of March 31, 2004, subject to specified exclusions and (2) a range of leverage based on multiples of LTM EBITDA for Hollywood as of March 31, 2004, subject to specified exclusions; and

•	A premiums paid analysis based on selected price per share premiums paid in 32 acquisition transactions in the retail sector with a transaction value in excess of $100 million announced from March 1, 1999 through March 1, 2004.

September and October 2004 Presentations

On September 3, 2004, the UBS mergers and acquisitions group made a presentation to the Special Committee. The presentation included information with respect to an analysis of a potential leveraged dividend recapitalization by Hollywood in the event that the proposed merger provided for in the original merger agreement with affiliates of Leonard Green & Partners were not to occur. The analysis reviewed two hypothetical leveraged dividend recapitalization alternatives for Hollywood based on two different leverage assumptions. The presentation also included information regarding the pro forma financial impact of those leveraged dividend recapitalization alternatives. On October 11, 2004, the UBS mergers and acquisitions group made another presentation to the Special Committee. The presentation included information with respect to an analysis of a potential leveraged share repurchase or, in the alternative, a leveraged dividend recapitalization in the event that the proposed merger provided for in the original merger agreement with affiliates of Leonard Green & Partners were not to occur. The presentation also included information regarding the pro forma financial impact of that potential leveraged share repurchase or leveraged dividend recapitalization.

December 6, 2004 Presentation

On December 6, 2004, the UBS mergers and acquisitions group and Lazard made a presentation to the Special Committee. The presentation included:

•	an overview of the market-check process since the October 14, 2004 announcement that Hollywood had entered into an amended and restated merger agreement with affiliates of Leonard Green & Partners, including an overview of Movie Gallery’s and Blockbuster’s actions to date;

•	a timeline of Hollywood’s common stock trading history and volume since September 13, 2004, highlighting the timing of various recent events;

•	a comparison of the key terms of the amended and restated merger agreement with the mark-up of the amended and restated merger agreement prepared by Movie Gallery in connection with its offer of $13.25 per share of Hollywood common stock;

•	summary information concerning the value of Hollywood implied by Movie Gallery’s December 1, 2004 written proposal;

•	a comparison of the anticipated sources and uses of cash under the amended and restated merger agreement with the anticipated sources and uses of cash under Movie Gallery’s December 1, 2004 written proposal;

•	a summary of key conditions contained in the financing commitments obtained by Movie Gallery in order to finance its offer of $13.25 per share of Hollywood common stock; and

•	summary information concerning the termination fee contained in Movie Gallery’s December 1, 2004 written proposal.

Miscellaneous

Under the terms of its engagement, Hollywood has paid UBS $1,500,000 and has agreed to pay UBS additional customary fees for its financial advisory services in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. See “Estimated Fees and Expenses of the Merger” on page 46. In addition, Hollywood has agreed to reimburse UBS for expenses incurred by UBS in entering into and performing services pursuant to its engagement, including fees, disbursements and other charges of its legal counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

In the ordinary course of business, UBS, its successors and affiliates may actively trade the securities of Hollywood for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Certain Effects of the Merger

If the merger is completed, the entire equity in Hollywood will be owned by Movie Gallery. No current Hollywood shareholder will have any ownership interest in, or be a shareholder of, Hollywood. As a result, our shareholders will no longer benefit from any increases in Hollywood’s value, nor will they bear the risk of any decreases in Hollywood’s value. Following the merger, Movie Gallery will benefit from any increases in the value of Hollywood and also will bear the risk of any decreases in the value of Hollywood.

As a part of the merger, each shareholder will be entitled to receive $13.25 in cash for each share of Hollywood common stock held. Each holder of options outstanding at the closing of the merger, whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $13.25 exceeds the exercise price of the option, multiplied by the number of shares of Hollywood common stock underlying the option. At the effective time of the merger, all options that have not been exercised will be cancelled.

Following the merger, shares of Hollywood common stock will be no longer traded on the Nasdaq.

Hollywood’s common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the common stock. As a result of the merger, the common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

The common stock is registered as a class of equity security under the Exchange Act. Registration of the common stock under the Exchange Act may be terminated upon application of Hollywood to the SEC if the common stock is not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the common stock under the Exchange Act would substantially reduce the information required to be furnished by Hollywood to its shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to Hollywood. If Hollywood (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

The Note Tender Offer

In conjunction with the merger, at the request of Movie Gallery, Hollywood will undertake a tender offer to purchase for cash any and all of its $225,000,000 principal amount 9.625% senior subordinated notes due 2011, referred to as the “senior subordinated notes,” on terms and conditions specified by Movie Gallery. If the tender offer is commenced, Hollywood’s obligation to accept for payment and pay for senior subordinated notes that are validly tendered and not validly withdrawn pursuant to the tender offer will be conditioned upon the completion of the merger. See “The Merger—Merger Financing.” However, successful completion of the note tender offer is not a condition to the closing of the merger.

Considerations Relating to the Proposed Merger

Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Cautionary Statements” in

Hollywood’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2004, which is incorporated into this proxy statement by reference, for risks related to Hollywood’s business.

Completion of the merger is subject to various conditions, including the following:

•	approval of the merger agreement by holders of 50% of the shares of Hollywood common stock outstanding on the record date plus one share;

•	TG Holdings obtaining a senior secured credit facility in an aggregate amount of up to $720 million, consisting of a $75.0 million revolving credit facility and two term loan facilities in aggregate principal amount of $645.0 million, and a senior unsecured interim loan facility in an aggregate amount of up to $475.0 million, as necessary to complete the merger as contemplated by the commitment letter described herein (or any substitute financing, if applicable);

•	repayment by Hollywood of the indebtedness of Hollywood and its subsidiaries as contemplated in the commitment letter, and release of any related liens on terms reasonably acceptable to TG Holdings;

•	expiration or termination of any applicable waiting period and receipt of any required approvals under applicable antitrust laws;

•	the absence of a change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a material adverse effect on Hollywood;

•	performance in all material respects by the parties of their obligations under the merger agreement at or before the effective time of the merger;

•	the representations and warranties made by the parties in the merger agreement being true and correct in all material respects immediately before the effective time of the merger;

•	a governmental entity of competent authority or jurisdiction not having issued any law or taken any other action then in effect that restrains, enjoins or otherwise prohibits or makes illegal the completion of the merger; and

•	no action or proceeding by any governmental entity or by any other person or entity before any court or governmental entity is pending that has a reasonable probability of success seeking to:

•	make illegal, restrain or prohibit the completion of the merger or the other transactions contemplated by the merger agreement, or seeking to obtain material damages,

•	restrain or prohibit Movie Gallery’s or its affiliates’ ownership or operation of all or any material portion of our or our subsidiaries’ business or assets, or to compel Movie Gallery or its affiliates to dispose of or hold separate all or any material portion of our or our subsidiaries’ business or assets, or

•	impose or confirm material limitations on Movie Gallery’s or any of its affiliates’ ability to effectively control our or our subsidiaries’ business or operations or effectively to exercise full rights of ownership of shares of Hollywood common stock.

See “Terms of the Merger Agreement—Conditions to the Completion of the Merger.” Because of these conditions, the merger may not be completed even if shareholder approval is obtained. If Hollywood shareholders do not approve the merger agreement or if the merger is not completed for any other reason, the current management of Hollywood, under the direction of our Board of Directors, will continue to manage Hollywood.

Failure to complete the merger could negatively impact the market price of Hollywood common stock.

If the merger is not completed for any reason, Hollywood will be subject to a number of material risks, including:

•	the market price of our common stock may decline to the extent that the current market price of our shares reflects a market assumption that the merger will be completed;

•	costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees and, in specified circumstances, termination and expense reimbursement fees, must be paid even if the merger is not completed and will be expensed in the fiscal period in which termination occurs; and

•	the diversion of management attention from the day-to-day business of Hollywood and the unavoidable disruption to its employees and its relationships with customers and suppliers, during the period before completion of the merger, may make it difficult for us to regain our financial and market position if the merger does not occur.

If the merger is terminated and our Board of Directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find an acquirer willing to pay an equivalent or better price than the price to be paid in the merger.

Uncertainties associated with the merger may cause Hollywood to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with Hollywood following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

Interests of Hollywood Directors and Executive Officers in the Merger

In considering the recommendations of the Special Committee and our Board of Directors, you should be aware that some executive officers and directors of Hollywood have various relationships with Hollywood or interests in the merger, including those described below, that are different from your interests as a shareholder and that may present actual or potential conflicts of interest.

Interests Relating to Employment and Service as a Director.

Compensation of Directors. Mr. Glendenning received $150,000 and Messrs. Cutler and Zebe each received $100,000 as consideration for their service on the Special Committee. Receipt of these payments was not contingent on the Special Committee’s approval of the merger agreement.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance. The merger agreement provides that Hollywood and the surviving corporation will indemnify our present and former officers and directors for acts and omissions occurring before completion of the merger, will not amend existing indemnification arrangements with officers, will not amend the provisions relating to indemnification, exculpation or the liability of directors in the surviving corporation’s organizational documents (in a manner adverse to the present directors and officers) for six years after completion of the merger, and, subject to certain conditions, will maintain Hollywood’s current directors’ and officers’ liability insurance. See “Terms of the Merger Agreement—Indemnification; Directors and Officers Insurance.”

Change of Control Plan. Effective February 3, 2001, our Board of Directors adopted a Change of Control Plan for our senior management. Under this plan, upon a change in control of Hollywood, the rights to exercise 50% of the unexercisable stock options held by senior vice presidents and all of the unexercisable stock options held by executive vice presidents, the president and the chief executive officer will vest. If the employment of any executive vice president, senior vice president, or the president or chief executive officer is terminated for any reason except for cause, or if one of these officers quits for good reason (including a relocation greater than

25 miles, a reduction in salary, or a substantial change in the nature or status of the officer’s responsibilities) within two years after the change in control, that officer will receive two years of base pay together with bonus and medical premiums as severance payments. The merger agreement provides that, before the effective time of the merger, Hollywood will take all actions necessary to amend the Change of Control Plan so that (a) participation in the Change of Control Plan is limited to specified individuals (including our executive officers) and (b) a “change of control,” with respect to which any compensation and benefits are payable under the Change of Control Plan, will be defined under the Change of Control Plan to mean the merger with TG Holdings and not any other transaction.

Hollywood Stores Owned by Boards, Inc. Effective January 25, 2001, our compensation committee unanimously approved a 3-year employment agreement between us and Mark J. Wattles, to serve as our chief executive officer and president. Pursuant to rights granted in the employment agreement, a company controlled by Mr. Wattles, Boards, Inc., has opened 20 Hollywood Video stores as a licensee of ours. These stores are operated by Boards, Inc. and are not included in the 2,006 stores operated by us as of December 31, 2004. Mr. Wattles is the majority owner of Boards, Inc. The arrangement with Boards is governed by a License Agreement and a Product and Support Agreement, both dated January 25, 2001. The License Agreement provides that if there is a change of control of Hollywood (a) Boards, Inc. has the option to require Hollywood or, if applicable, our successor-in-interest, to purchase the Hollywood stores operated by Boards, Inc. and (b) Hollywood or, if applicable, our successor-in-interest, has the option to buy the Hollywood stores operated by Boards, Inc., in each case at a value determined by a mutually agreeable valuation consultant based on the discounted cash flow method for future cash flows as estimated by the consultant. A change of control, as defined by the License Agreement, would include the merger contemplated by the merger agreement.

The Merger

This section of this proxy statement describes material aspects of the proposed merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Shareholders Can Find More Information” that begins on page 70 of this proxy statement.

Effective Time of Merger

If the merger agreement is approved by the requisite vote of shareholders and the other conditions to the merger are satisfied, or waived to the extent permitted pursuant to the merger agreement, the merger will be completed and become effective at the time articles of merger are filed with the Secretary of State of the State of Oregon or any later time as we, Movie Gallery and TG Holdings agree upon and specify in the articles of merger. If shareholders adopt the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in the second quarter of 2005. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined.

We or Movie Gallery and TG Holdings may terminate the merger agreement prior to the effective time of the merger in specified circumstances, whether before or after the adoption of the merger agreement by shareholders. Additional details on the termination of the merger agreement are described in “The Terms of the Merger Agreement—Termination” below.

Payment of Merger Consideration and Surrender of Stock Certificates

If we complete the merger, Movie Gallery will be the sole shareholder of Hollywood, and you will be entitled to receive $13.25 in cash, without interest, less any required withholding taxes, for each share of common stock that you own at the time the merger is completed. Movie Gallery has designated American Stock Transfer & Trust Company as the paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Movie Gallery will deposit or will cause one of its subsidiaries to deposit in trust with the paying agent funds in an aggregate amount equal to the merger consideration for all shareholders entitled to receive a cash payment in respect of their shares of Hollywood common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

At the effective time of the merger, we will close our stock ledger. After that time, if you present common stock certificates to the surviving corporation, the surviving corporation will exchange them for cash as described in this section.

Promptly after the effective time of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration.

The paying agent will promptly pay you your merger consideration, together with any dividends to which you are entitled, after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

After the merger, subject to the exceptions in the next sentence, you will cease to have any rights as a shareholder of Hollywood. The exceptions include the right to receive any dividends or other distributions with respect to your shares with a record date before the effective time of the merger (although no such dividends or distributions are anticipated) or the right to surrender your certificate in exchange for payment of the merger consideration.

One year after the merger occurs, the paying agent will return to the surviving corporation all funds in its possession, and the paying agent’s duties will terminate. After that time, shareholders may surrender their certificates to the surviving corporation and, subject to applicable abandoned property, escheat and similar laws, will be entitled to receive the merger consideration without interest. None of us, the paying agent, the surviving corporation, Movie Gallery or any other person will be liable to any shareholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

Merger Financing

Movie Gallery’s obligation to complete the merger is subject to a financing condition. Hollywood and Movie Gallery estimate that the total amount of funds required to complete the merger and related transactions, including the note tender offer, repay Hollywood’s and Movie Gallery’s existing debt, and pay related fees and expenses will be approximately $1.3 billion.

Movie Gallery expects this amount to be provided through a combination of cash on hand and the proceeds of:

•	a senior secured credit facility, which is described below under “—Senior Credit Facility”; and

•	either:

•	an unsecured senior interim loan facility, which is described below under “—Interim Loan Facility;” or

•	unsecured senior notes, which are described below under “—Senior Notes.”

Movie Gallery entered into an amended and restated credit facilities commitment letter, dated January 9, 2005, referred to in this proxy statement as the “commitment letter”, with Merrill Lynch Capital Corporation (referred to as Merrill Lynch), Wachovia Bank, National Association (referred to as “WB”), Wachovia Capital Investments, Inc. (referred to as “WCI”) and Wachovia Capital Markets, LLC (referred to as “WCM” and, together with Merrill Lynch, WB and WCI referred to in this proxy statement as the “Lenders”). Pursuant to the commitment letter, WB and Merrill Lynch (together referred to as the “senior lenders”) committed to provide, on a several basis, 90% and 10%, respectively, of the principal amount of the senior secured credit facility. Also pursuant to the commitment letter, WCI and Merrill Lynch (together referred to herein as the “interim lenders”) committed to provide, on a several basis, 90% and 10%, respectively, of the principal amount of the unsecured senior interim loan facility. The senior lenders’ commitments to the senior secured credit facility and the unsecured senior interim loan facility, when combined with cash on hand, are in amounts sufficient to complete the merger and related transactions (including the note tender offer), repay Hollywood’s and Movie Gallery’s existing debt, and pay related fees and expenses. WCM, as lead manager for the credit facilities, is sometimes referred to as the “lead arranger.” These commitments are subject to conditions, including the conditions set forth below under “—Conditions to the Senior Credit Facility and Interim Loan Facility.” The commitment letter was filed as an exhibit to Hollywood’s Current Report on Form 8-K, filed with the SEC on January 9, 2005, and is incorporated by reference herein. The summary set forth in this section is qualified in its entirety by the actual terms of the commitment letter and you are encouraged to read the commitment letter for a complete description of the Lenders’ several commitment to provide financing for the merger.

Movie Gallery has engaged WCM and Merrill Lynch to conduct an offering of the unsecured senior notes by TG Holdings, the proceeds of which, if this offering is completed, would be used in lieu of the unsecured senior interim loan facility.

Senior Credit Facility. Pursuant to the commitment letter, the senior lenders have committed to provide to TG Holdings a senior secured credit facility in an aggregate principal amount of $720 million, consisting of term loan facilities in an aggregate principal amount of $645 million (consisting of a $95 million term loan facility, referred to in this proxy statement as the Term Loan A Facility, and a $550 term loan facility, referred to in this proxy statement as the Term Loan B Facility) and a revolving credit facility in an aggregate principal amount of $75 million. The senior secured credit facility is subject to the satisfaction or waiver of the conditions specified in the commitment letter, including those described below under “—Conditions to the Senior Credit Facility and Interim Loan Facility.”

Following completion of the merger, as the corporation surviving the merger Hollywood will assume, by operation of law, the obligations of TG Holdings under the credit facility. The senior secured credit facility will be guaranteed on a joint and several basis by Movie Gallery and by all of the existing and future direct and indirect subsidiaries of Movie Gallery (excluding Hollywood but including, after the merger, all of the existing and future direct and indirect subsidiaries of Hollywood). The senior secured credit facility will be secured by pledges of all of the equity interests in TG Holdings (and, after the merger, in Hollywood) and in each of Movie Gallery’s other existing and future direct and indirect subsidiaries, and security interests in and mortgages on all tangible and intangible assets of TG Holdings (and, after the merger, Hollywood) and the other guarantors.

The maturity dates of the Term Loan A Facility and the revolving credit facility will be five years from the date of completion of the merger (referred to in this proxy statement as the “closing date”). The maturity date of the Term Loan B Facility will be the earlier of (a) six years from the closing date or (b) December 14, 2010, which is the date which is 91 days prior to the maturity date of Hollywood’s 9.625% senior subordinated notes due 2011 (if any of these notes remain outstanding after giving effect to the note tender offer and the change of control offer, described above under “Special Factors—The Note Tender Offer”).

The senior secured credit facility will contain covenants typical for facilities of its type, including financial covenants.

Interim Loan Facility. Pursuant to the commitment letter, the interim lenders committed to provide TG Holdings an unsecured senior interim loan facility in aggregate principal amount of up to $475 million. The interim loan facility is subject to the satisfaction or waiver of the conditions specified in the commitment letter, including those described below under “—Conditions to the Senior Credit Facility and Interim Loan Facility.”

The maturity date of the interim loan facility is one year from the date funds are initially advanced.

The interim loan facility will contain covenants typical for facilities of its type.

Upon completion of the merger, all of TG Holdings’ obligations under the interim loan facility will be assumed by Hollywood by operation of law.

Conditions to the Senior Credit Facility and Interim Loan Facility

The Lenders’ respective commitments under the commitment letter are subject to the negotiation, execution and delivery of definitive documents customary for facilities and transactions of the type contemplated by the commitment letter, in a form satisfactory in all respects to (i) the senior lenders, as to the documents for the senior secured credit facility and (ii) the interim lenders, as to the documents for the interim loan facility. The Lenders’ commitments are further subject to the other conditions set forth in the commitment letter, including the conditions that:

•	no disruption or adverse change shall have occurred and be continuing in or affecting the loan syndication or financial, banking or capital market conditions generally from those in effect on the date of the commitment letter that, individually or in the aggregate, in the lead arranger’s sole judgment, would materially adversely affect Lenders’ ability to syndicate the credit facilities or the ability of Movie Gallery to effect the sale of the unsecured senior notes;

•	no banking moratorium shall have been declared by either federal or New York authorities and be continuing;

•	there shall not have occurred or become known any material adverse change or any condition, fact, event or development that has resulted or could reasonably be expected to result in a material adverse change in the business, results of operation, financial condition, assets, liabilities or prospects of either (i) Movie Gallery and Hollywood and their subsidiaries taken together as a whole after giving effect to the transactions contemplated by the commitment letter and the merger agreement (referred to as the “transactions”), on the one hand, or (ii) Hollywood and its subsidiaries taken together as a whole, before or after giving effect to the transactions, on the other hand (each referred to as a “material adverse change”) since October 3, 2004, in the case of clause (i), and September 30, 2004, in the case of clause (ii);

•	the lead arranger shall be satisfied that, after the date of the commitment letter and prior to and during the syndication of the credit facilities, none of Movie Gallery or Hollywood or their respective subsidiaries or affiliates shall have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of, or engaged in discussions concerning the syndication or issuance of, any debt facility or debt security of (or other financing by) any of them, including renewals thereof, other than transactions contemplated by the commitment letter;

•	there shall be no material change in the structure or terms and conditions of the transactions from those contemplated in the commitment letter and in the draft execution copy of the merger agreement delivered to Lenders on the date of the commitment letter;

•	Movie Gallery shall have executed an engagement letter regarding the senior note offering with WCM and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the engagement letter shall be in full force and effect and Movie Gallery shall not be in breach thereof; and

•	none of the information and projections provided to Lenders shall be misleading or incorrect in any material respect taken as a whole, in light of the circumstances under which the statements were made.

In addition, Lenders’ respective commitments under the commitment letter with respect to the senior secured credit facility and the interim loan facility are subject to the conditions precedent set forth below:

•	the delivery, on or prior to the closing date, of a certificate from the chief financial officer of Movie Gallery in form and substance reasonably satisfactory to the senior or interim lenders, as applicable, with respect to the solvency of Movie Gallery and its subsidiaries immediately after completion of the transactions to occur on the closing date;

•

either (i) the senior note offering shall have been completed for gross proceeds of not less than $475 million minus the aggregate principal amount of existing notes not purchased in the note tender offer, or (ii) the drawdown of the interim loan shall be completed for gross proceeds of not less than $475 million minus (1) any gross proceeds from the senior note offering and (2) the aggregate principal amount of existing notes not purchased in the note tender offer, in each case pursuant to agreements in form and substance reasonably satisfactory to the senior lenders;

•	simultaneously with (or immediately following) the making of the initial loans under the commitment letter, the merger shall have been completed in all material respects in accordance with the terms of the execution copy of the merger agreement delivered to the Lenders on January 9, 2005 and in accordance with the terms described in, and as contemplated by, the commitment letter;

•	each of the parties to the merger agreement shall have complied in all material respects with all covenants set forth in the merger agreement to be complied with by it on or prior to the closing date;

•	all liens in respect of existing indebtedness of Movie Gallery, Hollywood and their respective subsidiaries shall have been released to the satisfaction of WB, as administrative agent;

•	after completion of the transactions, Movie Gallery, Hollywood and their respective subsidiaries shall have outstanding no indebtedness or preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than as contemplated by the commitment letter;

•	in the event the note tender offer is completed on or prior to the closing date, the note tender offer shall have been completed in all material respects on terms and conditions and pursuant to documentation reasonably satisfactory to the senior lenders;

•	the capitalization and tax structure of Movie Gallery, Hollywood and their respective subsidiaries (after giving effect to the transactions) shall be as set forth in the commitment letter and other information provided to the lenders;

•	the senior lenders shall have received reasonably satisfactory evidence that (i) the ratio of pro forma consolidated debt to consolidated EBITDA of Movie Gallery and its subsidiaries for the 12-month period ending on the last day of the month which occurred more than 20 days prior to the closing date (calculated on a pro forma combined basis after giving effect to the transactions, together with the adjustments as would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X, including and together with giving pro forma effect to the sale, disposition or divestiture of all stores that would be required in connection with obtaining requisite approvals under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, to the extent the sale, disposition or divestiture shall have been completed on or prior to the closing date, or subjected to a binding definitive purchase and sale agreement executed and delivered on or prior to the closing date (including the application of the net cash proceeds (or, in the case of such purchase and sale agreement executed prior to the closing date, expected net cash proceeds) to reduce the senior secured credit facility, the unsecured senior interim loan facility and/or the senior notes)) was not greater than 3.3:1; and (ii) the consolidated EBITDA of Hollywood and its subsidiaries (calculated on a stand-alone basis, prior to giving effect to the transactions) for the four fiscal quarter period which ended more than 20 days prior to the closing date shall not be less than the amount set forth opposite the date below:

Four fiscal quarter period ending on	Minimum EBITDA
12/31/04	$229 million
03/31/05	$220 million

•	the Lenders shall have received reasonably satisfactory evidence on the closing date that since December 1, 2004, other than to the extent necessary to effect the transactions or comply with the terms of the commitment letter, Movie Gallery and its subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and with the projections delivered to the Lenders and, without limiting the generality of the foregoing, have not made or declared any stock dividends or stock repurchases;

•

on the closing date, prior to giving effect to the transactions, Hollywood shall have no less than $165 million in cash that would be reflected on its balance sheet, subject to adjustments as provided in the commitment letter, and the senior lenders shall have received a certificate from TG Holdings’ chief financial officer as to the satisfaction of this condition;

•	on the closing date, Movie Gallery and Hollywood shall have utilized, and shall have caused their respective subsidiaries to have utilized, all available cash (other than $50 million in cash that would be reflected on their collective balance sheets), prior to giving effect to any funding under the credit facilities or receipt of proceeds from the issuance of any senior notes, to complete the transactions, and the senior and interim lenders shall have received a certificate from Movie Gallery’s chief financial officer showing that Movie Gallery, Hollywood and their respective subsidiaries have no more than $50 million in cash that would be reflected on the balance sheets;

•	the respective amounts of the sources and uses for the transactions shall be consistent with those set forth in the commitment letter;

•	all requisite governmental authorities shall have approved or consented to the transactions without the imposition of any materially burdensome condition or qualification, in the judgment of the senior lenders, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that, in the judgment of the senior lenders, has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the transactions contemplated by the merger agreement and the commitment letter;

•	the transactions shall be in material compliance with all applicable laws and regulations;

•	all requisite third parties shall have approved or consented to the transactions, except to the extent the failure to obtain the approvals and consents could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, results of operations, financial condition, assets, liabilities or prospects of Hollywood and its subsidiaries (before and after giving effect to the transactions);

•	the senior or interim lenders, as applicable, shall have received reasonably satisfactory title insurance policies, including the endorsements as reasonably required by senior or interim lenders, as applicable, with respect to real property of Movie Gallery, Hollywood and their subsidiaries subject to mortgages for which receipt of the items is customary or appropriate;

•	all fees and expenses payable pursuant to the terms of the commitment letter shall have been paid;

•

there shall not be pending (i) any action or proceeding by any foreign or domestic government, court, administrative agency, commission, or other governmental or regulatory authority, or instrumentality (collectively referred to as a “government entity”) or (ii) any action or proceeding by any other person or entity, in any case referred to in the foregoing clauses (i) and (ii), before any court or other governmental entity that has a reasonably possibility of success (w) seeking to make illegal or to restrain or prohibit the completion of, or to impose materially burdensome conditions upon the merger or any of the other transactions, or seeking to obtain material damages, (x) seeking (1) to restrain or prohibit Movie Gallery’s or Hollywood’s or any of their respective subsidiaries’ ownership or operation of all or any material portion of the businesses or assets of Movie Gallery and Hollywood and their subsidiaries taken together as a whole (after giving pro forma effect to the transactions), on the one hand, or Hollywood and its subsidiaries taken together as a whole (before and after giving effect to the transactions), on the other hand, or (2) to compel Movie Gallery, Hollywood or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the businesses or assets of Movie Gallery and Hollywood and their subsidiaries taken together as a whole (after giving pro forma effect to the transactions), on the one hand, or Hollywood and its subsidiaries taken together as a whole (before and after giving effect to the transactions) on the other hand, (y) seeking to impose or confirm material limitations on the ability of Movie Gallery, Hollywood or any of their respective subsidiaries to effectively control their respective businesses or operations (including the ability of TG Holdings to effectively exercise full rights of ownership over the capital stock of Hollywood) or (z) which could reasonably be expected to adversely affect the legality, validity or enforceability of the credit documents or which could reasonably be expected to have a material adverse effect on the ability of credit parties taken as a whole to perform their obligations under the credit documents or on the rights and remedies of the Lenders; provided, however, that any action or proceeding brought by or on behalf of beneficial holders of Hollywood’s common stock shall not be the basis for the failure of the condition set forth in this bullet if: (a) the parties to the action or proceeding have entered into a memorandum of understanding or other agreement with respect to the settlement of the action or proceeding reasonably acceptable to the senior or interim lenders, as applicable, (b) the final date by which the court requires that the members of the class or putative class of shareholders that is covered by the memorandum of understanding or other agreement (referred to as the “class shareholders”) complete their election to opt out of any settlement of the action or proceeding that is the subject of the memorandum of understanding has passed, (c) the number of shares of Hollywood’s common stock beneficially owned by class shareholders who have been permitted by the court to opt out of any settlement of the action or proceeding that is the subject of the memorandum of understanding does not exceed the number equal to 10% of the number of the shares outstanding on the date of the merger agreement and (d) final approval by the relevant court under Rule 23 of the Federal Rules of Civil Procedure (or, in the case of a state court, equivalent state rule) has been received;

•	the Lenders shall have received projected cash flows, balance sheets and income statements for the period of seven years following the closing date, which projections shall be (i) based upon reasonable assumptions made in good faith and (ii) substantially in conformity with those projections delivered to the Lenders during syndication;

•	the Lenders shall have received (a) unaudited interim consolidated financial statements of Movie Gallery and Hollywood for each fiscal quarterly period ended after the latest audited financial statements, to the extent the quarterly financial statements have been or are required to have been filed with the SEC (and the equivalent quarterly period in the prior year), reviewed in accordance with SAS 100 by an independent registered public accounting firm of national standing, (b) monthly consolidated financial statements for Movie Gallery and Hollywood for the months subsequent to the latest annual or quarterly financial statements and ended not less than 30 days prior to the closing date, (c) appropriate pro forma consolidated financial statements for Movie Gallery prepared in accordance with Regulation S-X and (d) audited consolidated financial statements for Movie Gallery and Hollywood and the other financial statements, selected financial data and financial information, if any, which would be required in a registration statement on Form S-1 for a registered debt offering;

•	the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. Patriot Act;

•	Movie Gallery and TG Holdings shall have received credit ratings from Standard & Poor’s and Moody’s;

•	the Lenders shall have received the results of recent lien, tax and judgment searches in specified jurisdictions and offices, and the search shall reveal no liens on any of their assets except as contemplated by the commitment letter;

•	all other material documentation with respect to or in connection with any of the transactions contemplated by the merger agreement and commitment letter shall be in form and substance reasonably satisfactory to the senior lenders; and

•	the senior lenders shall have received the other legal opinions, corporate documents, security documents, due diligence materials and other instruments and/or certificates as they may reasonably request.

In addition, the interim lenders’ commitment under the commitment letter with respect to the interim loan facility is subject to the following additional conditions precedent set forth below:

•	Movie Gallery and TG Holdings shall have provided to the interim lenders (1) as soon as practicable and in no event later than 30 days prior to the closing date, a substantially complete initial draft of a Rule 144A confidential offering memorandum relating to the issuance of the senior notes, which contains all financial statements and other data of Movie Gallery, TG Holdings and Hollywood to be included therein and substantially all other data (including selected financial data) as the SEC would require in a registered offering of the senior notes, as are customary and appropriate for this type of document or as may be required by the interim lenders (collectively referred to herein as the required information), and (2) as soon as practicable and in no event later than 30 days prior to the closing date, a complete printed preliminary offering memorandum or prospectus usable in a customary high-yield road show relating to the issuance of the senior notes which contains all required information;

•	Movie Gallery, TG Holdings and Hollywood shall have cooperated with and used their reasonable best efforts to assist the marketing effort for the senior note offering, including to provide all due diligence materials requested, to effect the issuance of the senior notes in lieu of the draw down of the interim loan;

•	the underwriters or placement agents of the senior notes shall have received reasonable assurances from Hollywood and Movie Gallery that the financial information contained in the offering document for the senior notes is fairly presented, in all material respects, in conformity with generally accepted accounting principles;

•	if requested in the judgment of the interim lenders, Movie Gallery, Hollywood or their respective subsidiaries shall have provided, for use in any confidential information memorandum relating to syndication of the interim loan, or in any other document relating to the syndication of the interim loan, reasonably detailed consolidated financial projections prepared in good faith based upon reasonable assumptions for current fiscal year and the seven subsequent fiscal years that are not different in a materially adverse manner as compared with those previously made available to the Lenders; and

•	TG Holdings shall have entered into the senior secured credit facility with one or more financial institutions for $720 million, pursuant to agreements and on terms and conditions thereunder, in form and substance satisfactory to the interim lenders.

Senior Notes. WCM and Merrill Lynch are expected to arrange an offering of senior unsecured notes by TG Holdings that, if consummated, would yield aggregate gross proceeds of $475.0 million. The proceeds of the senior notes would eliminate the need for the interim loan facilities described above or, if the interim loan facilities are drawn upon, be used to repay the interim loans made thereunder.

Although the interest rate, interest payment dates, maturity and other material terms of the senior notes have not been finalized, Hollywood and Movie Gallery expect that the senior notes will have terms customary for senior note offerings of issuers similar to Hollywood.

Upon completion of the merger, all of TG Holdings’ obligations under the senior notes will be assumed by Hollywood by operation of law.

Federal Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder require that Movie Gallery and Hollywood file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter were required to observe a waiting period before completing the merger. The appropriate parties filed the necessary forms with the Department of Justice and the Federal Trade Commission on January 12, 2005.

Material U.S. Federal Income Tax Consequences

Following is a summary of the material U.S. federal income tax consequences of the merger to holders of Hollywood common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Hollywood common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Hollywood common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code, and holders who do not hold their shares of Hollywood common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Hollywood common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust. Nor does it address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Hollywood common stock should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

A holder of Hollywood common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Hollywood common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Hollywood common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Hollywood common stock for more than one year prior to the effective time of the merger. If the holder has held the Hollywood common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Hollywood common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct, and certifies that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each holder of Hollywood common stock should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent.

Shareholder and Derivative Litigation

Hollywood is aware of eight lawsuits related to Hollywood’s previously proposed merger transaction with Leonard Green & Partners, all of which were filed in the circuit courts of Oregon for the counties of Clackamas and Multnomah. The first of these lawsuits was filed on March 30, 2004 and is brought as a purported class action, generally alleging breach of fiduciary duty owed to our shareholders on the part of Hollywood and various members of our Board of Directors, including the members of the Special Committee created to review, evaluate, respond to and negotiate the terms of a potential transaction. The lawsuit also named Leonard Green & Partners as a defendant. Two more purported class actions, asserting essentially the same claims for breach of fiduciary duty against the same defendants, were filed soon thereafter. On or about April 6, 2004, three additional actions were filed, asserting both class action claims on behalf of the shareholders and derivative claims on behalf of Hollywood for waste of corporate assets and abuse of control against the directors. An additional lawsuit was filed on April 14, 2004. On April 29, 2004, one of the plaintiffs, the International Union of Operating Engineers, Local 132 Pension Plan, filed an amended complaint that purported to correct some technical defects in its prior pleading. On or about May 13, 2004, the plaintiff in the first-filed suit, Industry City Associates Employee Pension Plan Trust Money Purchase 3/10/1986, amended its complaint to add purported derivative claims for indemnification and misappropriation and also named UBS as a defendant.

Each of the lawsuits seeks a court order enjoining Hollywood from completing the previously proposed merger with Leonard Green & Partners, as well as costs and attorneys’ fees to the plaintiffs’ lawyers. Some of the suits additionally request damages in an unstated amount allegedly suffered by our shareholders by reason of the merger agreement with Leonard Green & Partners. In addition to the payment of our own legal costs and fees, we are required to advance the payment of legal fees and costs incurred in these lawsuits by the members of our Board of Directors, including members who served on the Special Committee, under provisions of our articles of incorporation and bylaws. Pursuant to a stipulation of the parties, on June 24, 2004, the Clackamas County court entered an order consolidating the six lawsuits pending there and appointed co-lead counsel.

On July 8, 2004, the parties signed a memorandum of understanding regarding a potential settlement of the Clackamas cases. However, as a consequence of the changes in the merger agreement with Leonard Green & Partners, including changes to the price for purchase of Hollywood from $14.00 per share to $10.25 per share, the memorandum of understanding was never presented to the Court for preliminary or final approval of the settlement. No motion for class certification has ever been filed in the consolidated cases.

Co-lead counsel for the plaintiffs has advised Hollywood and the other defendants that the plaintiffs intend to file an amended complaint in the consolidated cases regarding the merger agreement with Movie Gallery; the plaintiffs have not yet filed an amended complaint, however.

On December 21, 2004, JDL Partners, LP filed a complaint in the Circuit Court of the State of Oregon for the County of Clackamas naming as defendants the individual members of our Board of Directors and Hollywood itself. The complaint purports to allege a class action for breach of fiduciary duty in connection with the Special Committee’s conduct of the sale of Hollywood. The complaint alleges that the members of the Special Committee favored the proposal of Leonard Green & Partners over the proposals of Movie Gallery and Blockbuster. In addition, the complaint purports to allege a derivative action based upon the Board of Directors’ alleged action in deciding not to collect a loan from Hollywood to Mark Wattles. The complaint was served on all defendants on January 10, 2005, and a response is due 30 days later. The defendants intend to vigorously contest the claims.

Dissenters’ Rights

Under Oregon law, because Hollywood common stock is quoted on Nasdaq, you do not have the right to exercise dissenters’ appraisal rights. If the merger agreement is approved and the merger is completed, shareholders who voted against the merger agreement will be treated the same as other shareholders and their shares will automatically be converted into the right to receive the merger consideration.

Terms of the Merger Agreement

This section of the proxy statement summarizes the material provisions of the merger agreement. The following is qualified entirely by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

General; The Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the Oregon Business Corporation Act, TG Holdings will be merged with and into Hollywood, the separate corporate existence of TG Holdings will cease and Hollywood shall continue as the surviving corporation, wholly owned by Movie Gallery. At the effective time of the merger, each outstanding share of Hollywood common stock will, by virtue of the merger and without any action by the holder thereof, be cancelled, retired and will cease to exist and will be converted automatically into the right to receive $13.25 in cash.

Articles of Incorporation; Bylaws; Directors and Officers

The articles of incorporation of TG Holdings and the bylaws of TG Holdings as in effect immediately before the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended as provided by law and the articles of incorporation and bylaws.

The directors of TG Holdings immediately before the effective time of the merger will be the initial directors of the surviving corporation and the officers of TG Holdings immediately before the effective time of the merger will be the initial officers of the surviving corporation, in each case until their resignation or removal or until their respective successors are elected or appointed and qualified.

Conversion of Securities

At the effective time of the merger, by virtue of the merger and without any additional action on the part of our shareholders:

•	Each share of Hollywood common stock issued and outstanding immediately before the effective time of the merger, except for shares of Hollywood common stock to be cancelled as described in the bullet point immediately below, will be cancelled, retired and will cease to exist and will be automatically converted into the right to receive $13.25 in cash payable to the holder thereof upon surrender of the certificate representing such shares. Each holder of a certificate or certificates representing any such shares will cease to have any rights with respect thereto, except the right to receive $13.25 in cash upon the surrender of such certificate in accordance with the terms of the merger agreement;

•	Each share of Hollywood common stock, if any, held by Movie Gallery, TG Holdings or any subsidiary of Hollywood will be retired and cancelled and no payment of merger consideration will be made with respect to these shares; and

•	Each share of common stock of TG Holdings issued and outstanding immediately before the effective time of the merger will be converted into one newly issued, fully paid and nonassessable share of common stock of Hollywood.

Treatment of Stock Options

The merger agreement provides that with respect to each outstanding option to purchase Hollywood common stock our Board of Directors will provide a 30-day period before the completion of the merger during which time each such outstanding option will be exercisable to the extent vested. At the effective time of the merger, each option to purchase Hollywood common stock, whether or not vested, will be cancelled with the holder being entitled to receive an amount in cash equal to the product of (1) the amount by which (x) $13.25 exceeds (y) the applicable per share exercise price of such options, and (2) the number of shares subject to the cancelled option, less any applicable withholding taxes.

Representations and Warranties

Hollywood has made customary representations and warranties to Movie Gallery and TG Holdings with respect to, among other matters:

•	corporate organization, existence, good standing, qualification and corporate power, and authority to own, lease and operate its properties of Hollywood and its subsidiaries;

•	capitalization;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	governmental, regulatory and other approvals required to complete the merger;

•	the ability to enter into the merger agreement and consummate the merger without violation of, or conflict with, its organizational documents, contracts, permits or any laws;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	the accuracy of our financial statements;

•	the absence of certain material changes or events with respect to Hollywood since December 31, 2003;

•	litigation matters;

•	matters relating to Hollywood’s employee benefit plans;

•	leased real property;

•	licenses and permits;

•	intellectual property;

•	insurance;

•	compliance with laws;

•	environmental matters;

•	material contracts;

•	tax matters;

•	transactions with affiliates;

•	internal control over financial reporting and disclosure controls and procedures;

•	undisclosed liabilities;

•	finders fees;

•	the opinion of Lazard;

•	termination of the merger agreement with Leonard Green & Partners; and

•	the change of control plan.

Movie Gallery and TG Holdings have made customary representations and warranties to Hollywood with respect to, among other matters:

•	corporate organization, good standing, qualification and corporate power, and authority to own, lease and operate their properties;

•	the corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	the ability to enter into and consummate the merger agreement without violation of, or conflict with, their organizational documents, contracts, permits or any laws;

•	governmental and regulatory approvals required to complete the merger;

•	finders fees; and

•	financing.

Covenants of Hollywood

We have various obligations and responsibilities under the merger agreement from the date thereof until the effective time of the merger including, but not limited to, the following covenants.

Conduct of Business Pending the Merger. The merger agreement provides that Hollywood and its subsidiaries must, unless TG Holdings gives its prior consent, subject to specified exceptions:

•	conduct their respective businesses only in the ordinary and usual course consistent with past practice;

•	use reasonable best efforts to preserve intact their respective present business organizations;

•	use reasonable best efforts to keep available the services of key employees; and

•	use reasonable best efforts to preserve existing relationships with material suppliers and other persons with which they have significant business relationships.

The merger agreement also provides specific covenants as to various activities of Hollywood from the date of the merger agreement until the effective time of the merger. These covenants provide that Hollywood will not, and will not permit any of its subsidiaries to, without the prior consent of TG Holdings, subject to specified exceptions:

•	propose or adopt any change in its articles of incorporation or bylaws;

•	split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities;

•	except for ordinary course dividends by a Hollywood subsidiary, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

•	issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) its equity interests or any securities convertible into or exercisable for its equity interests, other than the issuance of Hollywood common stock pursuant to the exercise of options outstanding on January 9, 2005;

•

merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) in one transaction or series of related transactions any entity, for an aggregate consideration in excess of $5.0 million, any equity interests or other securities of any entity, any division or business of any entity or all or substantially all of the assets of any entity;

•	sell, lease, encumber or otherwise dispose of any assets or securities with carrying value in excess of $3.75 million;

•	(i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the ordinary course consistent with past practice under Hollywood’s existing credit facility, (B) issue or sell any debt securities of Hollywood or any subsidiary; (C) make any loans, advances or capital contributions to, or, except as permitted by the merger agreement, investments in, any other person or entity, other than in the ordinary course of business consistent with past practices, in no event in an aggregate principal amount in excess of $2.25 million, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any person or entity (other than obligations of subsidiaries and the endorsements of negotiable instruments for collection in each such case in the ordinary course of business consistent with past practice), or (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of Hollywood (other than, with respect to employees who are not officers or directors of Hollywood or any subsidiary, increases in the ordinary course of business consistent with past practice and that, in the aggregate, will not result in a material increase in benefits or compensation expense of Hollywood or any subsidiary) or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions set forth in this bullet point;

•	except as required by law or any agreement existing on the date of the merger agreement, increase the amount of compensation of any director or officer of Hollywood or any subsidiary;

•	except as required by law, an existing agreement or pursuant to a Hollywood severance policy existing on the date of the merger agreement, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of Hollywood or any subsidiary;

•	adopt any additional employee benefit plan;

•	provide for the payment of any amounts as a result of the completion of the transactions contemplated by the merger agreement;

•	except as may be required by law or as necessary to comply with the terms of the merger agreement, amend in any material respect any Hollywood employee benefit plan;

•	pay any bonuses;

•	authorize any single capital expenditure or any expenditures not in the ordinary course of business in excess of $3.75 million or aggregate capital expenditures and other expenditures not in the ordinary course of business in excess of $10.0 million;

•	make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in generally accepted accounting principles or by Regulation S-X of the Exchange Act, in each case as concurred in by its independent public accountants;

•	(i) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation for an amount in excess of $2.0 million or (ii) settle, pay or discharge any claim against Hollywood with respect to or arising out of the transactions contemplated by the merger agreement for an amount in excess of $2.0 million in the aggregate;

•	make any material tax election or take any position on any Hollywood return filed on or after the date of the merger agreement or adopt any method of accounting therein that is materially inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar returns in prior periods unless the position, election or method is required by changes in applicable law;

•	enter into any settlement or compromise of any material tax liability, file any amended Hollywood return with respect to any material tax, change any annual tax accounting period, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund or give or request any waiver of a statute of limitation with respect to any Hollywood return;

•	make any expenditures or commitments for expenditures in connection with the entry or proposed entry into any new line of business, or make any expenditures or commitments for expenditures, in either case, in a material amount, in connection with the entry or proposed entry into any extension of an existing line of business;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Hollywood or any subsidiary (other than the merger);

•	grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee, other than any loan, advance or extension of credit to a current employee in circumstances and in amounts consistent with past practice, in any event not to exceed $50,000 for any one employee and $250,000 in the aggregate;

•	effect new programs or change existing programs that relate to employment contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, phantom stock grants, incentive trips, prizes and awards, 401(k) and pension benefits, vacation and paid time off benefits, health and medical benefits or any other remuneration of any kind to any employee, except as required by applicable law and except for renewals of expiring health and welfare programs and except for replacing health and welfare programs with new programs, in each case having terms substantially the same as the program expired or replaced;

•	enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to Hollywood and its subsidiaries, taken as a whole;

•	amend, modify or waive in any material respects any right that is material to Hollywood under any contract of Hollywood or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

•	take any action that would result in any representation or warranty of Hollywood contained in the merger agreement which is qualified as to materiality becoming untrue as of the effective time or any representation or warranty not so qualified becoming untrue in any material respect as of the effective time;

•	except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

•	collect accounts receivable or satisfy accounts payable except in the ordinary course of business consistent with past practices;

•	alter through merger, liquidation, reorganization or restructuring or any other fashion the corporate structure or ownership of any subsidiary;

•	permit to lapse any registrations or applications for material intellectual property owned by Hollywood or its subsidiaries,

•	sell, assign, license or encumber any material intellectual property of Hollywood or of any of its subsidiaries, other than in the ordinary course of business, consistent with past practice; or

•	authorize, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, the merger agreement permits Hollywood to use specified cash on hand to repay indebtedness for money borrowed that would otherwise comprise indebtedness that is to be repaid pursuant to the refinancing contemplated by the commitment letter that is then due in accordance with its original scheduled maturity or that may be prepaid without penalty or premium.

No Solicitation of Other Offers. The merger agreement provides that Hollywood will not, and will cause its subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents, collectively referred to as “representatives” in this proxy statement, not to, directly or indirectly:

•	solicit or initiate or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined below);

•	participate or engage in or continue any discussions or negotiations with, or disclose or provide any non-public information relating to Hollywood or its subsidiaries to, or afford access to any of the properties, books or records of Hollywood or its subsidiaries to, any person or entity with respect to an acquisition proposal;

•	enter into any agreement or agreement in principle with any person or entity with respect to an acquisition proposal; or

•	grant any waiver or release under any standstill or similar agreement by any person or entity who has made an acquisition proposal.

Prior to obtaining shareholder approval of the merger agreement, however, Hollywood and its representatives may participate or engage in discussions or negotiations with, or disclose or provide non-public information relating to Hollywood or its subsidiaries to, or afford access to any of the properties, books or records of Hollywood or its subsidiaries to, a person or entity that has made a written acquisition proposal that is reasonably capable of being financed if:

•	such person or entity has entered into a confidentiality agreement with Hollywood on terms that are no less favorable to Hollywood or Movie Gallery than the confidentiality agreement with Movie Gallery (including the standstill provisions thereof);

•	such acquisition proposal was made after the date of the merger agreement (with the parties agreeing that an acquisition proposal made after the date of the merger agreement by a person who made an acquisition proposal prior to the date of the merger agreement will be considered an acquisition proposal made after the date of the merger agreement);

•	none of Hollywood, its subsidiaries and their representatives has violated any of the restrictions on acquisition proposals contained in the merger agreement;

•	each of our Board of Directors and the Special Committee has determined in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal; and

•	within 24 hours after participating or engaging in any such discussions or negotiations or disclosing or providing any such non-public information or affording such access, Hollywood shall give Movie Gallery and TG Holdings written notice of the identity of such person and the terms of the acquisition proposal and, prior to or concurrently with disclosing or providing any such non-public information Hollywood shall disclose or provide such information to TG Holdings.

The merger agreement further provides that Hollywood must as promptly as practicable advise Movie Gallery and TG Holdings of its receipt of any acquisition proposal and promptly provide Movie Gallery and TG Holdings with the terms and conditions thereof, and the identity of the person making the acquisition proposal and Hollywood must keep Movie Gallery informed on a current basis of the status and all material terms (including any change to the material terms) of any such acquisition proposal. Immediately upon determination by Hollywood’s Board of Directors or the Special Committee, as applicable, that an acquisition proposal constitutes a superior proposal, Hollywood has agreed to deliver to Movie Gallery and TG Holdings a written notice advising them that our Board of Directors or the Special Committee, as applicable, has so determined, specifying the terms and conditions of the superior proposal and the identity of the person making the superior proposal, and providing a copy of the superior proposal to Movie Gallery and TG Holdings.

The merger agreement further provides that neither our Board of Directors nor the Special Committee shall (i) withdraw (or modify in a manner adverse to Movie Gallery), or propose publicly to withdraw (or modify in a manner adverse to Movie Gallery), the recommendation of the merger agreement to our shareholders (with the parties agreeing that taking a neutral position or taking no position with respect to an acquisition proposal is an adverse modification, except for taking no position or a neutral position with respect to a tender offer or exchange offer for up to 30 days after the commencement of such tender offer or exchange offer) or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal (each action described in clauses (i) and (ii) are referred to in this proxy statement as an “adverse recommendation change”). However, our Board of Directors or the Special Committee may make an adverse recommendation change if:

•	it has reasonably determined in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Hollywood’s shareholders under applicable law;

•	Hollywood has fully complied with its obligations under the merger agreement relating to acquisition proposals;

•	Hollywood has given Movie Gallery three business days’ prior notice advising Movie Gallery that the Board of Directors or Special Committee, as applicable, has determined that such acquisition proposal is a superior proposal and that the Board of Directors or Special Committee, as applicable, intends to make an adverse recommendation change, with such notice containing required information including copies of any written offer or proposal in respect of such superior proposal; and

•	in determining whether to make an adverse recommendation change in response to a superior proposal, our Board of Directors and the Special Committee has taken into account (and negotiated in good faith) any changes to the terms of the merger agreement proposed by Movie Gallery in determining whether such acquisition proposal still constitutes a superior proposal.

As used in this proxy statement and in the merger agreement, the following terms have the meanings set forth below:

An “acquisition proposal” means any inquiry, offer or proposal from any person (whether or not in writing and whether or not conditional), other than an offer or proposal by or on behalf of Movie Gallery or TG Holdings or an affiliate of Movie Gallery (other than a shareholder of Movie Gallery that is not an officer or director of Movie Gallery), including the merger and the transactions contemplated thereby, relating to, or that could reasonably be expected to lead to: (a) a transaction pursuant to which any person or group of persons acquires or would acquire beneficial ownership of more than 15% of the outstanding voting power of Hollywood, whether from Hollywood or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction that would result in a third party acquiring 15% or more of the fair market value of the assets of Hollywood and its subsidiaries, taken as a whole, (c) any transaction that would result in a third party acquiring 15% or more of the fair market value of the assets (including, without limitation, the capital stock of Hollywood’s subsidiaries) of Hollywood and its subsidiaries, taken as a whole, immediately prior to the transaction (whether by purchase of assets, acquisition of stock of a subsidiary or otherwise), or (d) any combination of the foregoing.

A “superior proposal” means any bona fide written acquisition proposal (with all of the percentages included in the definition of acquisition proposal increased to 75% for purposes of this definition) that a majority of the members of Hollywood’s Board of Directors or Special Committee, as appropriate, determines in good faith by resolution duly adopted, after consultation with its outside legal counsel and a nationally recognized investment banking firm, and that (a) provides to our shareholders consideration with a value per share of Hollywood common stock that exceeds the value per share of Hollywood common stock of the consideration provided for in the merger agreement (after taking into account any revisions made or proposed by Movie Gallery or TG Holdings) and (b) is reasonably capable of being completed on the terms proposed (taking into account all legal, financial, regulatory and other relevant considerations, including, without limitation, the person or persons making the acquisition proposal and the likelihood of obtaining financing).

Nothing in the provisions of the merger agreement relating to acquisition proposals prohibits Hollywood or its Board of Directors or the Special Committee from taking and disclosing to Hollywood shareholders a position, or any information, with respect to an acquisition proposal by a third party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).

The Note Tender Offer. The merger agreement provides that, provided that the merger agreement has not been terminated in accordance with its provisions, at the request of Movie Gallery, Hollywood will commence a tender offer in respect of Hollywood’s senior subordinated notes as and at the time that Movie Gallery shall request, with the cooperation of Movie Gallery. If commenced, the note tender offer shall be in accordance with applicable law and solely on the terms and conditions specified by Movie Gallery, except that the note tender offer (and all obligations to make any payments to holders of all or any portions of any senior subordinated notes) will be conditioned upon the consummation of the merger, and will terminate immediately upon any termination of the merger agreement prior to the effective time of the merger. Hollywood has agreed not to consummate the note tender offer unless Movie Gallery consents in writing to such consummation and, at the request of Movie Gallery, to use its reasonable efforts to consummate the note tender offer or terminate the note tender offer. Successful completion of the note tender offer is not a condition to closing the merger.

Covenants of Movie Gallery and TG Holdings

Movie Gallery and TG Holdings have various obligations and responsibilities under the merger agreement, from the date thereof until the effective time of the merger, including, but not limited to, the following covenants.

Indemnification; Directors and Officers Insurance. The merger agreement provides that Movie Gallery will cause Hollywood, as the surviving corporation in the merger, to honor all of Hollywood’s obligations to indemnify and hold harmless the present and former officers and directors of Hollywood in respect of acts or omissions occurring at or prior to the effective time of the merger to the extent provided by provisions of Hollywood’s articles of incorporation and bylaws and other indemnity arrangements in effect on the date of the merger agreement (to the fullest extent permitted by applicable law) and has agreed not to amend (in a manner adverse to such present and former officers and directors) the provisions relating to indemnification, exculpation or the liability of directors for at least six years after the effective time.

In respect of any matter for which a present or former director or officer may be entitled to indemnification, subject to receipt by Hollywood of a writing that sets forth (i) that the person has a good faith belief that he or she is entitled to indemnification and (ii) an undertaking from the person to repay any amount advanced if it is ultimately determined that the person is not entitled to indemnification, Hollywood, as the corporation surviving the merger, must advance to that person all reasonable costs and expenses incurred by him or her within 20 days after receipt by Hollywood of a written request for such advance. Hollywood may not require any security for the undertaking.

For a period of six years after the effective time, the merger agreement further provides that Movie Gallery will cause Hollywood, as the surviving corporation in the merger, to maintain the current policies of officers and directors liability insurance maintained by Hollywood, referred to as the “current policies” in this proxy statement (provided that Hollywood may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable, referred to as the “replacement policies” in this proxy statement), in respect of acts or omissions occurring prior to the effective time covering each such person currently covered by the current policies.

Hollywood is not required to expend, per annum, in excess of 200% of the annual premium currently paid by Hollywood for such coverage (or such coverage that is available for 200% of the current annual premium). If the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by Hollywood, which Hollywood represents and warrants in the merger agreement is equal to approximately $1.2 million per year, Hollywood shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the surviving corporation, who desires to be covered by the current policies may so elect and shall be covered by the current policies so long as the former offer or director pays the portion of the premium for the current policies in excess of the amount which Hollywood is obligated to pay pursuant to the merger agreement. Alternatively, with the consent of Movie Gallery, which consent shall not be unreasonably withheld, Hollywood may, before the merger, purchase “tail” insurance coverage covering a period of six years after the effective time, at a cost no greater than that set forth above, that provides coverage identical in all material respects to the coverage described above. The insurance purchased pursuant to the merger agreement is required to be prepaid at the effective time and will be non-cancelable.

If the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of Hollywood will assume the indemnification and insurance obligations described above.

Efforts to Obtain Financing and Substitute Financing. The merger agreement provides that Movie Gallery and TG Holdings will use their commercially reasonable best efforts to meet all conditions set forth in, and obtain the funds in the amounts set forth in, and to be provided pursuant to, the commitment letter as promptly as reasonably practicable in light of the anticipated date of the shareholder meeting. The merger agreement further provides that, if funds in the amounts set forth in and to be provided pursuant to the financing commitment letters, or any portion thereof, become unavailable to TG Holdings on the terms and conditions set forth therein, then Movie Gallery and TG Holdings shall use their commercially reasonable best efforts to obtain substitute financing on terms and conditions reasonably satisfactory to Movie Gallery and TG Holdings as promptly as reasonably practicable.

Covenants of All Parties

Hollywood, Movie Gallery and TG Holdings have additional obligations and responsibilities under the merger agreement, from the date thereof until the effective time of the merger, including the following covenants.

Efforts and Assistance; Antitrust Matters. Each of the parties agreed to, among other things, do the following:

•	cooperate to determine whether any action or filing with any governmental entity is required or whether any actions, consents, approvals or waivers are required to be obtained from parties to any of our material contracts in connection with the completion of the merger;

•

use their commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, permits or orders from all governmental entities or other third parties and satisfying the conditions applicable to such party that are contained in the merger agreement, and to refrain from taking, directly or indirectly, any action which would impair the party’s ability to complete the merger and the other transactions contemplated by the merger agreement;

•	file as soon as reasonably practicable notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and respond as fully and as promptly as practicable to all inquiries and requests received from any governmental entity in connection with antitrust matters related to the merger or the other transactions contemplated by the merger agreement;

•	not to extend any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or enter into any agreement with Federal Trade Commission or the Antitrust Division of the Department of Justice not to consummate the transactions contemplated by the merger agreement, except with the prior consent of the other parties;

•	use their respective commercially reasonable best efforts to avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the closing of the merger, including Hollywood agreeing, at the request of Movie Gallery and conditioned upon the completion of the merger, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any Hollywood stores; provided, that the merger agreement does not require Movie Gallery to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of stores of Movie Gallery or Hollywood that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Hollywood; and

•	furnish, review and consult with each other concerning the information required in any filing or written materials to be submitted to any governmental entity or third party.

Shareholder Meeting/Proxy Statement. We must call and use our reasonable best efforts to hold a meeting of shareholders to adopt the merger agreement as soon as practicable after this proxy statement is cleared by the SEC. Each of the parties to the merger agreement must use its reasonable best efforts to take any actions required under state or federal securities laws in connection with the merger and the other transactions contemplated by the merger agreement. The merger agreement also provides that we will prepare and file with the SEC, as promptly as practicable, this proxy statement in connection with the merger and each of Movie Gallery and TG Holdings has agreed to provide us with any information to be included in the proxy statement that may be required under applicable law or that is reasonably requested by Hollywood.

Disposition of Litigation. The merger agreement provides that Hollywood will consult with Movie Gallery and TG Holdings with respect to any action by any third party to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement and, subject to specified exceptions, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement. TG Holdings may participate in (but not control) the defense of any shareholder litigation against Hollywood and its directors relating to the transactions contemplated by the merger agreement at TG Holdings’ sole cost and expense.

In addition, the merger agreement provides that Hollywood will not voluntarily cooperate with any third party that has sought or may hereafter seek to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement, other than extending professional courtesies to the third party, and will cooperate with TG Holdings to resist any effort to restrain or prohibit or otherwise oppose the merger or the other transactions contemplated by the merger agreement and the ancillary agreements.

Public Announcements. The merger agreement provides, among other things, that Hollywood and Movie Gallery consult with each other, and that Hollywood obtain Movie Gallery’s consent, before issuing any press release or making any public statement with respect to the merger, except as may be otherwise required by law.

Amendment, Extension and Waiver. The parties in writing may amend the merger agreement or waive compliance of any provisions of the merger agreement at any time before the completion of the merger, which must be signed by all of the parties in the case of an amendment; or, signed by the party against whom the waiver is to be effective in the case of a waiver. At any time before the completion of the merger, each of the parties to the merger agreement may extend the other’s time for the performance of any of the obligations or other acts under the merger agreement or waive any inaccuracies in the other’s representations and warranties contained in the merger agreement or in any document required to be delivered under the merger agreement.

Conditions to the Completion of the Merger

The respective obligations of each party to effect the merger are subject to the satisfaction, on or prior to the effective time of the merger, of the following conditions:

•	approval of the merger agreement by holders of 50% of the shares of Hollywood common stock outstanding on the record date plus one share;

•	any applicable waiting period or required approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other similar applicable law required prior to the completion of the merger, in connection with the merger or the other transactions contemplated by the merger agreement, must have expired or been earlier terminated or received; and

•	no governmental entity of competent authority or jurisdiction having issued any law or taken any other action then in effect that restrains, enjoins or otherwise prohibits or makes illegal the completion of the merger; provided that the parties must have used their respective reasonable best efforts to have any such law or legal restraint vacated.

The obligations of Hollywood to effect the merger are further subject to the satisfaction, on or prior to the effective time of the merger, of the following additional conditions:

•	Movie Gallery and TG Holdings shall have performed in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger;

•	the representations and warranties of Movie Gallery and TG Holdings contained in the merger agreement that are qualified by reference to materiality or a material adverse effect on Movie Gallery shall be true and correct when made and at and as of the effective time of the merger, as if made at and as of that time (provided that representations made as of a specific date shall be required to be true and correct as of that date only);

•	the representations and warranties of Movie Gallery and TG Holdings relating to corporate existence and power, corporate authorization, financing and finder’s fees that are not qualified by material adverse effect on Movie Gallery shall have been true and correct in all respects when made and at and as of the effective time of the merger, as if made as of that time (provided that representations made as of a specific date shall be required to be true and correct as of that date only); and

•	all other representations and warranties of Movie Gallery and TG Holdings shall be true and correct when made and at and as of the effective time as if made at and as of that time (provided that representations made as of a specific date shall be required to be true and correct as of that date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on Movie Gallery.

The obligations of Movie Gallery and TG Holdings to effect the merger are further subject to the satisfaction, on or prior to the effective time of the merger, of the following additional conditions:

•	Hollywood shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Hollywood contained in the merger agreement that are qualified by reference to materiality or a material adverse effect on Hollywood shall be true and correct when made and at and as of the effective time of the merger, as if made at and as of that time (provided that representations made as of a specific date shall be required to be true and correct as of that date only);

•	the representations and warranties of Hollywood relating to its corporate existence and power, corporate authorization, capitalization, the corporate existence and power and Hollywood’s ownership of its subsidiaries, finder’s fees and the opinion of Lazard that are not qualified by material adverse effect on Hollywood shall have been true and correct in all respects, with specified exceptions, when made and at and as of the effective time of the merger, as if made at and as of that time (provided that representations made as of a specific date shall be required to be true and correct as of that date only);

•	all other representations and warranties of Hollywood shall have been true and correct when made and at and as of the effective time of the merger, as if made at and as of that time (provided that representations made as of a specific date shall be required to be true and correct as of that date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on Hollywood;

•	there must not be pending any action or proceeding by any governmental entity or by any other person or entity before any court or governmental entity that has a reasonable probability of success seeking to (i) make illegal or to restrain or prohibit the completion of the merger or the other transactions contemplated by the merger agreement or seeking to obtain material damages, (ii) restrain or prohibit Movie Gallery’s (including its affiliates) ownership or operation of all or any material portion of the business or assets of Hollywood or any of its subsidiaries, or to compel Movie Gallery or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Hollywood or its subsidiaries, or (iii) impose or confirm material limitations on the ability of Movie Gallery or any of its affiliates to effectively control the business or operations of Hollywood or any of its subsidiaries or effectively to exercise full rights of ownership of shares of Hollywood common stock; provided, however, that an action or proceeding will not be the basis for the failure of the condition set forth in this paragraph to be satisfied if (a) the parties to the action or proceeding have entered into a memorandum of understanding or other agreement (approved by Movie Gallery and Hollywood) with respect to the settlement of the action or proceeding, (b) the final date by which the court requires that the members of the class or putative class of shareholders that is covered by the memorandum of understanding or other agreement (referred to as the “class shareholders”) complete their election to opt of any settlement of the action or proceeding that is the subject of the memorandum of understanding has passed, (c) the number of shares of Hollywood common stock beneficially owned by class shareholders who have been permitted by the court to opt out of any settlement of the action or proceeding that is the subject of the memorandum of understanding does not exceed the number equal to 10% of the number of shares of Hollywood common stock outstanding on the date of the merger agreement and (d) final approval by the court under Rule 23 of the Federal Rules of Civil Procedure (or, in the case of a state court, equivalent state rules) has been received;

•	since the date of the merger agreement, there must not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a material adverse effect on Hollywood; and

•	the financings and related transactions (including the sources and uses of funds) contemplated by the commitment letter provided to us in connection with the execution of the merger agreement (or by any substitute financing, if applicable), including the repayment by Hollywood of the indebtedness of Hollywood and its subsidiaries as contemplated therein, and the release of any related liens must have been consummated on terms reasonably acceptable to TG Holdings.

If any of these conditions are not satisfied or waived, the merger will not be completed even if our shareholders vote to approve the merger agreement.

As used herein, a material adverse effect on Hollywood means, subject to certain exceptions, any change, event, occurrence, state of facts or development which had or has a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Hollywood or its subsidiaries, taken as a whole or (b) the ability of Hollywood to perform its obligations under the merger agreement. Exceptions that do not, in and of themselves, constitute a material adverse effect on Hollywood include (i) the effect of any change that is generally applicable to the industries in which Hollywood operates; and (ii) any change in the mix of the sources of Hollywood’s total revenue. A material adverse effect on Movie Gallery means any change or effect that would prevent or materially impair the ability of Movie Gallery or TG Holdings to complete the merger and the other transactions contemplated by the merger agreement in a timely manner.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by written notice, whether before or after approval of the merger agreement by shareholders holding a majority of Hollywood common stock (if, in the case of a termination by Hollywood, the termination is approved by the Special Committee) as provided in the merger agreement:

•	by mutual written agreement of Movie Gallery and Hollywood, in each case duly authorized by their respective board of directors;

•	by either Movie Gallery or Hollywood if:

•	the merger has not been completed by May 1, 2005 (referred to herein as the “end date”); provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose breach of any provision of the merger agreement has resulted in the failure of the merger to occur on or before that date; and provided, further, that if the failure to consummate the merger by such date is due solely to a delay in obtaining (a) approval for the transactions contemplated by the merger agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (b) clearance of this proxy statement by the SEC, then neither Movie Gallery nor Hollywood is entitled to terminate the merger agreement due to the failure of the condition set forth in this bullet point, and the “end date” referred to in the first line of this bullet point and as used elsewhere in “—Termination” and in “—Termination Fees,” shall be the earlier of (x) June 30, 2005 or (y) five business days after both receipt of approval for the transactions contemplated by the merger agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by Hollywood’s shareholders of the merger;

•	there is any law that makes completion of the merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any governmental entity enjoining Hollywood or TG Holdings from completing the merger is entered and the ruling, judgment, injunction, order or decree has become final and nonappealable and prior to that termination, the parties have used their reasonable best efforts to resist, resolve or lift, as applicable, the law, ruling, judgment, injunction, order or decree (provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose breach of any provision of the merger agreement has resulted in the imposition of the ruling, judgment, injunction, order or decree or the failure of the ruling, judgment, injunction, order or decree to be resisted or lifted, as applicable); or

•	at the special meeting our shareholders holding a majority of Hollywood common stock do not approve the merger agreement;

•	by Hollywood if:

•	Movie Gallery or TG Holdings has breached or failed to perform any representation, warranty, covenant or agreement that would cause Hollywood’s conditions to closing the merger not to be satisfied, and the condition shall either be incapable of being satisfied by the end date or is not cured within ten business days following written notice from Hollywood (provided that Hollywood is not then in material breach of the merger agreement); or

•	Hollywood enters into a definitive agreement for a superior proposal in accordance, and has otherwise complied, in all material respects, with the provisions of the merger agreement relating to acquisition proposals and concurrently with the termination has paid Movie Gallery a $27.0 million termination fee and reasonable, documented, out of pocket expenses and fees up to $3.0 million in accordance with the merger agreement;

•	by Movie Gallery if:

•	Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would cause Movie Gallery’s conditions to closing the merger not to be satisfied and the condition shall either be incapable of being satisfied by the end date or is not cured within ten business days following written notice from Movie Gallery (provided that neither Movie Gallery nor TG Holdings is then in material breach of the merger agreement);

•	Hollywood has breached, in any material respects, other than breaches cured within three business days after notice from Movie Gallery, any of its obligations under the merger agreement relating to acquisition proposals including those described under “—No Solicitation of Other Offers”;

•	Hollywood has breached, other than breaches cured within three business days after notice from Movie Gallery, its obligation to hold a special shareholders’ meeting and make the required filings with the SEC in respect of the special meeting and the merger, including those described under “—Covenants of All Parties—Shareholder Meeting/Proxy Statement”;

•	Hollywood’s Board of Directors has (a) withdrawn, modified, conditioned or qualified its recommendation that shareholders vote in favor of the merger agreement and the merger in a manner adverse to Movie Gallery or TG Holdings; (b) approved or recommended to our shareholders an acquisition proposal; (c) approved or recommended that our shareholders tender their shares of Hollywood common stock in any tender or exchange offer that is an acquisition proposal or have failed, within thirty days of commencement of any such tender or exchange offer, to send to Hollywood shareholders a statement disclosing that Hollywood recommends rejection of such tender or exchange offer (except for taking no position or a neutral position with respect to a tender offer or exchange offer for up to 30 days after the commencement of such tender offer of exchange offer); or (d) approved a resolution or agreed to do, or publicly proposed to do, any of the foregoing;

•	any person or group (other than Movie Gallery, TG Holdings or their subsidiaries) acquires beneficial ownership of a majority of the outstanding shares of Hollywood’s common stock; or

•	a third party acquisition (as defined below) shall have occurred.

Termination Fees

If the merger agreement is terminated prior to the effective time as a consequence of a failure or non-waiver of any of the conditions listed below, Hollywood must pay Movie Gallery an amount equal to all reasonable, documented, out of pocket expenses and fees (including reasonable attorneys’ fees) actually incurred by Movie Gallery and its affiliates on or prior to the termination of the merger agreement in connection with the transactions and agreements contemplated thereby. These reimbursements for fees and expenses cannot exceed $3.0 million. The obligation to reimburse for fees and expenses is triggered if the merger agreement is terminated because:

•	Hollywood has not satisfied the condition relating to the performance of its obligations under the merger agreement and to the truth and correctness of its representations and warranties;

•	there has occurred a change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in a material adverse effect on Hollywood;

•	at the special meeting our shareholders holding a majority of Hollywood common stock do not approve the merger agreement;

•	Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would either cause Movie Gallery’s conditions to closing the merger not to be satisfied and the condition shall either be incapable of being satisfied or is not cured within ten business days following written notice from Movie Gallery (provided that neither Movie Gallery nor TG Holdings is then in material breach of the merger agreement);

•	Hollywood has breached any of its obligations under the provisions of the merger agreement relating to acquisition proposals and the Board of Directors’ recommendation that shareholders vote in favor of the merger agreement and the merger, including those described under “—No Solicitation of Other Offers,” or our obligation to hold a special shareholders’ meeting and make the required filings with the SEC in respect of the special meeting and the merger, including those described under “—Covenants of All Parties—Shareholder Meeting/Proxy Statement”;

•	Hollywood’s Board of Directors has (a) withdrawn, modified, conditioned or qualified its recommendation that shareholders vote in favor of the merger agreement and the merger in a manner adverse to Movie Gallery or TG Holdings; (b) approved or recommended to our shareholders an acquisition proposal or have failed, within thirty days of commencement of any such tender or exchange offer, to send to Hollywood shareholders a statement disclosing that Hollywood recommends rejection of such tender of exchange offer; (c) approved or recommended that our shareholders tender their Hollywood shares in any tender or exchange offer that is an acquisition proposal; or (d) approved a resolution or agreed to do, or publicly proposed to do, any of the foregoing;

•	any person or group (other than Movie Gallery, TG Holdings or their subsidiaries) acquires beneficial ownership of a majority of the outstanding shares of Hollywood’s common stock;

•	a third party acquisition shall have occurred; or

•	Hollywood has concurrently entered into a definitive agreement for a superior proposal in accordance with and has otherwise complied with the provisions of the merger agreement relating to acquisition proposals, including those described under “—No Solicitation of Other Offers.”

A “third party acquisition” means the completion by any person, excluding Movie Gallery, TG Holdings or any of their affiliates (but including a shareholder of Movie Gallery that is not a director of Movie Gallery), of any transaction or series of transactions described in clauses (a) through (d) of the definition of “acquisition proposal” above under “—Covenants of Hollywood—Solicitation of Other Offers” (with the references to 15% in clauses (a) through (d) increased to 20%).

In addition to any required payment of the reimbursement for fees and expenses described above, the merger agreement obligates Hollywood to pay to Movie Gallery a termination fee in cash in the amount of $27 million in the following situations:

(A)	If the merger agreement is terminated by Movie Gallery because:

•	Hollywood has breached (a) any of its obligations under the provisions of the merger agreement relating to acquisition proposals, including those described under “—No Solicitation of Other Offers,” or (b) Hollywood’s obligation to hold a special shareholders’ meeting and make the required filings with the SEC in respect of the special meeting and the merger, including those described under “—Covenants of All Parties—Shareholder Meeting/Proxy Statement,” other than immaterial breaches or breaches cured within three business days after notice from Movie Gallery;

•	our Board of Directors has (a) withdrawn, modified, conditioned or qualified its recommendation that our shareholders vote in favor of the merger agreement and the merger in a manner adverse to

Movie Gallery or TG Holdings; (b) approved or recommended that our shareholders approve an acquisition proposal; (c) approved or recommended that our shareholders tender their Hollywood shares in any tender or exchange offer that is an acquisition proposal or failed, within thirty days of commencement of any such tender or exchange offer, to send to our shareholders a statement disclosing that Hollywood recommends rejection of such tender or exchange offer; or (d) approved a resolution or agreed to do, or publicly proposed to do, any of the foregoing; or

•	any person or group (other than Movie Gallery, TG Holdings, or their subsidiaries) has acquired beneficial ownership of a majority of the outstanding shares of Hollywood’s common stock;

then Hollywood is required immediately to pay the termination fee to Movie Gallery;

(B) if the merger agreement is terminated by Movie Gallery because:

•	(a) shareholders holding a majority of Hollywood common stock do not approve the merger agreement, or (b) Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would cause certain conditions to Movie Gallery’s obligations to close the merger not to be satisfied and such condition is either (A) incapable of being satisfied by the end date or (B) or is not cured within ten business days following written notice from Movie Gallery (provided that neither Movie Gallery nor TG Holdings is then in material breach of the merger agreement); and

•	prior to such termination, (a) a third party acquisition occurs, or (b) any third party publicly makes, proposes, communicates or discloses an intention to make a bone fide acquisition proposal (or that acquisition proposal becomes publicly known or is otherwise communicated to our Board of Directors or the Special Committee) which, in the event of a termination pursuant to clause (b) of the previous bullet point, could reasonably be expected to lead to a superior proposal;

then Hollywood is required immediately to pay the termination fee to Movie Gallery;

(C) if the merger agreement is terminated by Movie Gallery because:

•	(a) shareholders holding a majority of Hollywood common stock do not approve the merger agreement, or (b) Hollywood has breached or failed to perform any representation, warranty, covenant or agreement which would cause certain conditions to Movie Gallery’s obligations to close the merger not to be satisfied and such condition is either (A) incapable of being satisfied by the end date or (B) or is not cured within ten business days following written notice from Movie Gallery (provided that neither Movie Gallery nor TG Holdings is then in material breach of the merger agreement); and

•	no termination fee has been paid by Hollywood to Movie Gallery; and

•	within twelve months following the termination of the merger agreement (i) Hollywood enters into a definitive agreement with respect to an acquisition proposal, or (ii) any third party acquisition occurs;

then Hollywood is required to pay the termination fee to Movie Gallery upon the first to occur of the events set forth in the immediately preceding bullet point; and

or (D) if the merger agreement is terminated by Movie Gallery or Hollywood because:

•

the merger has not occurred by the end date (provided that at the time of termination, Movie Gallery’s breach of any provision of the merger agreement was not the cause of the failure of the merger to occur before the end date, and provided further that the conditions relating to the expiration or receipt of any waiting period or required approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other similar law required prior to the completion of the merger and completion of the financing and related transactions contemplated by the financing commitment letters shall have been capable of being satisfied and the reason for the failure to complete the merger is not the failure to satisfy the conditions to the obligations of Hollywood through no fault of Hollywood; and

•	prior to the termination of the merger agreement, (a) a third party acquisition occurs, or (b) a third party publicly makes, proposes, communicates or discloses an intention to make a bone fide acquisition proposal, or the acquisition proposal becomes publicly known or is otherwise communicated to our Board of Directors or the Special Committee; and

•	no termination fee has been paid by Hollywood to Movie Gallery; and

•	within twelve months following the termination, (a) Hollywood enters into a definitive agreement with respect to an acquisition proposal, or (b) any third party acquisition occurs;

then Hollywood is required to pay the termination fee to Movie Gallery upon the first to occur of the events set forth in the immediately preceding bullet point.

Solely for purposes of the foregoing discussion of the termination fee (except for the bullet points under (A)) all references to 15% in the definition of acquisition proposal are deemed to be 20%.

Selected Financial Data

The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 2003 is derived from, and should be read in conjunction with, the audited financial statements and other financial information contained in Hollywood’s Annual Report on Form 10-K for the year ended December 31, 2003, including the notes thereto, which is incorporated by reference in this proxy statement. The information presented below for, and as of, the end of the three-month and nine-month periods ended September 30, 2003 and September 30, 2004 is derived from, and should be read in conjunction with, the unaudited financial statements and other financial information contained in Hollywood’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, including the notes thereto, which is incorporated herein by reference. See “Where Shareholders Can Find More Information” on page 70. Except as otherwise noted, the information in the table below reflects, among other things, operating losses incurred by Reel.com in 1999 through June 12, 2000, when Hollywood discontinued this e-commerce operation.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999
	(unaudited)		(unaudited)
	(in thousands, except per share data)
Operating Results:
Revenue	$410,554	$401,958	$1,276,473	$1,208,992	$1,682,548	$1,490,066	$1,379,503	$1,296,237	$1,096,841

Income (loss) from operations	34,405	41,958	121,203	136,892	185,094	189,327	119,277	(436,321)	(2,513)

Interest expense, net	7,772	7,879	23,031	25,715	35,507	42,057	56,129	62,127	45,477

Income (loss) before cumulative effect of a change in accounting principle	15,980	20,470	58,903	59,226	82,272	241,845	100,416	(530,040)	(49,858)

Net income (loss)(1)	15,980	20,470	58,903	59,226	82,272	241,845	100,416	(530,040)	(51,302)

Net income (loss) per share before cumulative effect of a change in accounting principle:
Basic	$0.26	$0.34	$0.98	$0.98	$1.36	$4.23	$2.05	$(11.48)	$(1.09)
Diluted	0.25	0.32	0.94	0.92	1.28	3.88	1.90	(11.48)	(1.09)

Net income (loss) per share:
Basic	$0.26	$0.34	$0.98	$0.98	$1.36	$4.23	$2.05	$(11.48)	$(1.13)
Diluted	0.25	0.32	0.94	0.92	1.28	3.88	1.90	(11.48)	(1.13)

Balance Sheet Data:
Rental inventory, net			$267,029	$254,026	$268,748	$260,190	$191,016	$168,462	$339,912
Property and equipment, net			275,918	280,620	288,857	255,497	270,586	323,666	382,345
Total assets			1,024,700	945,111	997,457	1,146,376	718,544	665,114	1,053,291
Long-term obligations(2)			351,409	372,368	371,316	388,746	514,002	536,401	533,906
Shareholders’ equity (deficit)			389,142	318,331	325,829	257,149	(113,554)	(222,377)	304,529

(1)	Hollywood adopted Statement of Financial Accounting Standards No. 142 on January 1, 2002, and concurrently ceased to amortize goodwill recorded in connection with prior business combinations and our trade name rights. See Note 8 to the Consolidated Financial Statements in Hollywood’s Annual Report on Form 10-K for the year ended December 31, 2003. Excluding amortization of these intangible assets would have reduced our net loss or increased our net income by $3.1 million, $29.9 million and $54.7 million, respectively, for the years ended December 31, 2001, 2000 and 1999.
(2)	Includes the current portion of long-term obligations. For the year ended December 31, 2002, excludes $203.9 million of 10.625% senior subordinated notes that were called on December 18, 2002 and redeemed on January 17, 2003.

Markets and Market Price

Shares of Hollywood common stock are listed and traded on Nasdaq under the symbol “HLYW”. The following table shows, for the periods indicated, the reported high and low sale prices per share on Nasdaq for Hollywood common stock.

	High	Low
Year Ended December 31, 2003
First Quarter	$16.26	$12.59
Second Quarter	$18.18	$15.75
Third Quarter	$18.65	$15.60
Fourth Quarter	$17.97	$12.35
Year Ended December 31, 2004
First Quarter	$14.10	$10.58
Second Quarter	13.56	12.64
Third Quarter	13.22	9.42
Fourth Quarter	13.20	9.29
Year Ending December 31, 2004
First Quarter (through , 2005)

On             , 2005, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Hollywood common stock as reported on Nasdaq were $             and $             per share, respectively, and the closing sale price on that date was $            . Shareholders should obtain a current market quotation for Hollywood common stock before making any decision with respect to the merger. On            , 2005, there were approximately              holders of record of Hollywood common stock.

Hollywood has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. Loan covenants contained in Hollywood’s bank facilities and senior subordinated notes limit its ability to pay dividends on its common stock. In addition, under the merger agreement, Hollywood has agreed not to pay any cash dividends on its common stock before the closing of the merger.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership as of January 14, 2005 of Hollywood common stock by (i) each of our executive officers, (ii) each of our directors and (iii) each person known by us to own beneficially more than five percent of the outstanding common stock. The address for each of our executive officers and directors is 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the common stock owned by them.

Name	No. of Shares Beneficially Owned		Percentage of Shares(1)
Mark J. Wattles	7,137,600	(2)	11.0%
James N. Cutler, Jr.	72,000	(2)	*
S. Douglas Glendenning	180,000	(2)(3)	*
William P. Zebe	133,604	(2)(4)	*
F. Bruce Giesbrecht	266,667	(2)	*
Timothy R. Price	40,000	(2)	*
Entities Affiliated with Carl C. Icahn	5,809,078	(5)	9.5%
The Eureka (Euro) Fund Limited	3,395,440	(6)	5.6%

(1)	Percentages in the table are calculated based on 61,016,735 shares of Common Stock outstanding on January 14, 2005.
(2)	Includes the following shares that may be acquired within 60 days after January 14, 2005 pursuant to the exercise of options: Mr. Wattles, 4,000,000 shares; Mr. Cutler, 72,000 shares; Mr. Glendenning, 70,000 shares; Mr. Zebe, 110,000 shares; Mr. Giesbrecht, 266,667 shares; Mr. Price, 40,000 shares.
(3)	Includes 17,784 shares owned by trusts for his children.
(4)	Includes 1,493 shares held in the individual retirement account of his wife and 1,653 shares owned by trusts for his children.
(5)	Based on information contained in a Schedule 13D dated November 16, 2004, as amended by Amendment No. 1 thereto dated December 14, 2004, Carl C. Icahn (“Icahn”) owns 100 percent of Barberry Corp. (“Barberry”), CCI Offshore LLC (“CCI Offshore”) and CCI Onshore LLC (“CCI Onshore”). Barberry is the sole member of Hopper Investments, LLC (“Hopper”), which is the general partner of High River Limited Partnership (“High River”). CCI Offshore is the general partner of Icahn Offshore L.P. (“Icahn Offshore”), which is the general partner of Icahn Partners Master Fund L.P. (“Icahn Master”). CCI Onshore is the general partner of Icahn Onshore L.P. (“Icahn Onshore”), which is the general partner of Icahn Partners L.P. (“Icahn Partners”). High River has sole voting power and sole dispositive power with regard to 1,161,816 shares of Hollywood common stock and each of Barberry, Hopper and Icahn has shared voting power and shared dispositive power with regard to these shares. Icahn Master has sole voting power and sole dispositive power with regard to 1,842,777 shares and each of Icahn Offshore, CCI Offshore and Icahn has shared voting power and shared dispositive power with regard to these shares. Icahn Partners has sole voting power and sole dispositive power with regard to 2,804,485 shares and each of Icahn Onshore, CCI Onshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to these shares. The principal business address of the foregoing parties is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153, except that (i) the principal business address of each of Barberry, Hopper and High River is 100 South Bedford Road, Mount Kisco, New York 10549 and (ii) the principal business address of Icahn Master is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.
(6)	Based on a Schedule 13G dated December 15, 2004, The Eureka (Euro) Fund Limited (“Eureka”) is managed by Marshall Wace LLP (“MW”); the managing member of MW is Marshall Wace Asset Management Limited (“MWAM”); Paul Marshall (“Marshall”), Ian Wace (“Wace”), Mark Hawtin (“Hawtin”) and Duncan Ford (“Ford”) are co-founders and equity owners of MW and serve on the investment committee (Marshall as chairman) that is responsible for the investment decisions of MW. Eureka, MW, MWAM, Marshall, Wace, Hawtin and Ford share voting and dispositive power over 5,809,078 shares of Hollywood common stock. The principal business address of each of the foregoing parties is The Adelphi, 13th Floor, 1/11 John Adam Street, London WC2N 6HT.

Independent Registered Public Accounting Firm

The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the report incorporated by reference in this proxy statement.

Future Shareholder Proposals

If the merger is completed, there will be no public participation in any future meetings of shareholders of Hollywood. If the merger is not completed, however, Hollywood shareholders will continue to be entitled to attend and participate in Hollywood shareholders’ meetings. If the merger is not completed, Hollywood will inform its shareholders, by press release or other means determined reasonable by Hollywood, of the date by which shareholder proposals must be received by Hollywood for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

Where Shareholders Can Find More Information

Hollywood files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Hollywood and will be made available for inspection and copying at Hollywood’s executive offices during regular business hours by any Hollywood shareholder or a representative of a shareholder as so designated in writing.

Hollywood shareholders may read and copy any reports, statements or other information filed by Hollywood at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Hollywood’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: “http://www.sec.gov.”

The SEC allows Hollywood to “incorporate by reference” information into this proxy statement. This means that Hollywood can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Hollywood files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Hollywood later files with the SEC may update and supersede the information in this proxy statement. Hollywood incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Hollywood also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	Hollywood’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	Hollywood’s amended Annual Report on Form 10-K/A for the year end December 31, 2003;

•	Hollywood’s Current Reports on Form 8-K filed with the SEC on March 29, 2004, April 2, 2004, June 8, 2004, July 8, 2004, August 6, 2004, October 1, 2004, October 14, 2004, January 7, 2005 and January 11, 2005; and

•	Hollywood’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

Hollywood undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Hollywood Entertainment Corporation, 9275 SW Peyton Lane, Wilsonville, Oregon 97070, Attention: Investor Relations (telephone number: (503) 570-1950).

Document requests from Hollywood should be made by             , 2005 in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Hollywood since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Hollywood has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated             , 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

HOLLYWOOD ENTERTAINMENT CORPORATION

and

MOVIE GALLERY, INC.

and

TG HOLDINGS, INC.

Dated as of January 9, 2005

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 9, 2005, by and among Hollywood Entertainment Corporation, an Oregon corporation (the “Company”), Movie Gallery, Inc., a Delaware corporation (“Parent”), and TG Holdings, Inc., an Oregon corporation (“Acquiror”) wholly owned by Parent.

WHEREAS, it is the intention of the parties that Acquiror shall merge with and into the Company (the “Merger”) with the Company being the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, the Special Committee of the Board of Directors of the Company (the “Special Committee”) and the Board of Directors of the Company, each consisting of a majority of directors who have no direct or indirect interest in the transactions contemplated by this Agreement, other than ownership of Company Shares (as defined below) and Company Options (as defined below), have determined, by the unanimous vote of all of the directors voting on the matter, that it is fair to and in the best interests of the Company and the holders of the Company’s common stock (the “Company Shares”), (i) to terminate the Prior Merger Agreement (as defined below); and (ii) to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Oregon Business Corporation Act (the “OBCA”);

WHEREAS, the Special Committee and the Board of Directors of the Company, by resolutions unanimously adopted by all of the directors voting on the matter, have (i) approved the termination of the Prior Merger Agreement, (ii) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA; (iii) resolved that this Agreement be submitted for a vote at a meeting of Company Shareholders and (iv) resolved to recommend that the holders of Company Shares approve this Agreement;

WHEREAS, the Board of Directors of Acquiror has unanimously (i) determined that the Merger is fair to and in the best interests of Acquiror and its shareholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the OBCA and (iii) resolved to recommend that the holders of Acquiror Common Shares (as defined below) approve this Agreement;

WHEREAS, Parent, as the sole shareholder of Acquiror, has adopted and approved this Agreement and approved the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used herein, the following terms have the meanings set forth below:

“Acquiror” has the meaning specified in the recitals to this Agreement.

“Acquiror Common Shares” means the common stock of Acquiror.

“Acquiror Disclosure Schedule” has the meaning specified in the preamble to Article V.

“Acquiror Material Adverse Effect” means any change or effect that would prevent or materially impair the ability of Parent or Acquiror to consummate the Merger and the other transactions contemplated hereby in a timely manner.

“Acquisition Proposal” means any inquiry, offer or proposal from any Person (whether or not in writing and whether or not conditional) (other than an offer or proposal by or on behalf of Parent or Acquiror or any Affiliate of Parent (other than any shareholder of Parent that is not a director or officer of Parent), including the Merger and the transactions contemplated hereby) relating to, or that could reasonably be expected to lead to: (a) a transaction pursuant to which any Person or group of Persons acquires or would acquire Beneficial Ownership of more than fifteen percent (15%) of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (c) any transaction which would result in a Third Party acquiring fifteen percent (15%) or more of the fair market value of the assets (including, without limitation, the capital stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), or (d) any combination of the foregoing.

“Adverse Recommendation Notice” has the meaning specified in Section 6.2(c).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Antitrust Division” has the meaning specified in Section 8.1(d).

“Articles of Merger” has the meaning specified in Section 2.1(b).

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Balance Sheet Date” means December 31, 2003.

“Bank Commitment Letter” has the meaning specified in Section 5.5.

“Beneficial Ownership” shall have the meaning provided therefor under Section 13(d) of the Exchange Act and the rules and regulations promulgated under such Section.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in New York, New York or Portland, Oregon.

“Certificate” has the meaning specified in Section 3.3.

“Change of Control Plan” means the Company’s Change of Control Plan for Senior Management, dated as of February 3, 2001.

“Class Shareholders” has the meaning specified in Section 9.3(b).

“Closing” has the meaning specified in Section 2.1(d).

“Closing Date” has the meaning specified in Section 2.1(d).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Adverse Recommendation Change” has the meaning specified in Section 6.2(c).

“Company Articles of Incorporation” means the Restated Articles of Incorporation of the Company, as amended.

“Company Balance Sheet” means the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K relating to its fiscal year ended on December 31, 2003.

“Company By-laws” means the 1999 Restated By-laws of the Company.

“Company Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, commitment, arrangement, Permit, concession, franchise, limited liability or partnership agreement, or other instrument to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound.

“Company Disclosure Schedule” has the meaning specified in the preamble to Article IV.

“Company Employee Plans” has the meaning assigned in Section 4.13(a).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which had or has a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement. In no event, however, shall any of the following, in and of itself, constitute a Company Material Adverse Effect: (i) any change in the trading price of the Company Shares between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the Company Shares may be the cause of a Company Material Adverse Effect); (ii) any changes, effects, events, occurrences, states of facts or developments resulting from any change in law or generally accepted accounting principles that affect generally entities such as the Company; (iii) any effect resulting from compliance by the Company with the terms of this Agreement; (iv) the effect of any change that is generally applicable to the industries in which the Company operates or the United States economy or securities markets or the world economy or international securities markets, (v) the effect of any change arising in connection with earthquakes or acts of war, sabotage or terrorism, (vi) any effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions or (vii) any change in the mix of the sources of the Company’s total revenue.

“Company Options” means any options to purchase Company Shares granted pursuant to the Company Option Plans.

“Company Option Plans” means the Company’s 1993 Stock Incentive Plan, as amended, the Company’s 1997 Employee Nonqualified Stock Option Plan, as amended and the Company’s 2001 Stock Incentive Plan.

“Company POS Systems” means the two software programs which manage the point-of-sale information collection for the Hollywood Video stores and the Game Crazy stores, respectively.

“Company Preferred Stock” has the meaning specified in Section 4.5(a).

“Company Proxy Statement” has the meaning specified in Section 8.2(c).

“Company Recommendation” has the meaning specified in Section 6.2(c).

“Company Returns” has the meaning specified in Section 4.12.

“Company SEC Documents” means each form, registration statement (in the form declared effective by the SEC), prospectus, report, schedule, definitive proxy statement or other document filed or otherwise furnished by the Company or any of its Subsidiaries with or to the SEC since January 1, 2000 pursuant to the Securities Act or the Exchange Act, in each case including all exhibits, appendices and attachments thereto, whether filed or otherwise furnished therewith or incorporated by reference therein.

“Company Securities” has the meaning specified in Section 4.5(b).

“Company Shares” has the meaning specified in the recitals to this Agreement.

“Company Shareholders” or “Shareholders” means the holders of Company Shares.

“Company Shareholder Approval” means approval of this Agreement by the vote of holders of a number of Company Shares equal to the sum of (a) a number of Company Shares equal to 50% of the outstanding Company Shares, plus (b) one Company Share.

“Company Shareholder Meeting” has the meaning specified in Section 8.2(b).

“Company Subsidiary” means a Subsidiary of the Company.

“Confidentiality Agreement” has the meaning specified in Section 8.4(a).

“Current Policies” has the meaning specified in Section 7.1(a).

“Default” has the meaning specified in Section 4.18(c).

“Effective Time” has the meaning specified in Section 2.1(b).

“Eligible Assignees” has the meaning specified in Section 5.5.

“End Date” has the meaning specified in Section 10.1(b)(i).

“Environmental Laws” has the meaning specified in Section 4.14(d).

“Equity Interest” means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning specified in Section 3.4(a).

“Exchange Fund” has the meaning specified in Section 3.4(a).

“Financing” has the meaning specified in Section 5.5.

“FTC” has the meaning specified in Section 8.1(d).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any supranational, federal, state, local or foreign government, court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hollywood Management Company” means Hollywood Management Company, an Oregon corporation and a wholly owned Subsidiary of the Company.

“HSR Act” has the meaning specified in Section 4.3.

“Insurance Policies” has the meaning specified in Section 4.25.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, any and all website content, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all source code and object code versions of computer software (including data and related documentation), (vii) all moral rights, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium), any rights in or licenses of any of the foregoing, and any claims or causes of actions (pending or filed) arising out of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” as used in this Agreement shall refer to the actual knowledge, after due inquiry, of each of the Persons listed on Annex 1.1.

“Law” means any supranational, federal, state, local, or foreign law, rule, regulation, judgment, code, ruling, statute, order, decree, injunction, ordinance or other legal requirement (including any arbitral decision or award).

“Leases” has the meaning specified in Section 4.20.

“Lenders” has the meaning specified in Section 5.5.

“License-In Agreements” has the meaning specified in Section 4.17(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind; provided, however, that the term “Lien” shall not include (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the ordinary course of business relating to claims not yet due or payable or (c) liens for Taxes (not to exceed $500,000 in the aggregate) being contested in good faith.

“Material Contract” and “Material Contracts” have the meanings specified in Section 4.18(a).

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Consideration” has the meaning specified in Section 3.3.

“Merger Funds” has the meaning specified in Section 5.6.

“MLCC” has the meaning specified in Section 5.5.

“Noteholders” has the meaning specified in Section 6.3(b).

“Notes Offer to Purchase” has the meaning specified in Section 6.3(b).

“Notes Tender Offer” has the meaning specified in Section 6.3(a).

“Notes Tender Offer Documents” has the meaning specified in Section 6.3(b).

“Notice of Superior Proposal” has the meaning specified in Section 6.2(b).

“OBCA” has the meaning specified in the recitals to this Agreement.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Expense Reimbursement Amount” means all reasonable, documented, out of pocket expenses and fees (including reasonable attorneys fees) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided that this amount shall not be greater than Three Million and No/100 Dollars ($3,000,000.00).

“Permits” has the meaning specified in Section 4.14.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

“Premises” has the meaning specified in Section 8.4(c).

“Prior Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of October 13, 2004, by and among the Company, Carso Holdings Corporation and Hollywood Merger Corporation, which agreement was terminated by the Company as of or prior to the date hereof in accordance with the provisions of Section 10.1(f) thereof.

“Real Property” has the meaning specified in Section 4.20.

“Record Holder” has the meaning specified in Section 3.4(b).

“Replacement Policies” has the meaning specified in Section 7.1(a).

“Representatives” has the meaning specified in Section 6.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” has the meaning specified in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Subordinated Notes” means the Company’s 9.625% Senior Subordinated Notes due 2011 issued pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the indenture relating to the Senior Subordinated Notes, dated as of January 25, 2002, among the Company, Hollywood Management Company and BNY Western Bank, as trustee, as supplemented by the First Supplemental Indenture.

“Special Committee” has the meaning specified in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any other Person (including joint ventures) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the Board of Directors or other Persons performing similar functions for such Person, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests or a majority of the economic interests.

“Substitute Financing” has the meaning specified in Section 7.3.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 75% for purposes of this definition) that a majority of the members of the Company’s Board of Directors or Special Committee, as appropriate, determines in good faith by resolution duly adopted, after consultation with its outside legal counsel and a nationally recognized investment banking firm, (a) provides to the Company Shareholders consideration with a value per Company Share that exceeds the value per Company Share of the consideration provided for in this Agreement (after taking into account any revisions made or proposed by Parent or Acquiror) and (b) is reasonably capable of being consummated on the terms proposed (taking into account all legal, financial, regulatory and other relevant considerations, including, without limitation, the Person or Persons making the Acquisition Proposal and the likelihood of obtaining financing).

“Surviving Corporation” has the meaning specified in Section 2.1(a).

“Takeover Statute” means any restrictive provision or any applicable “fair value,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation, including Sections 60.801 through 60.816 of the OBCA and Sections 60.825 through 60.845 of the OBCA.

“Taxes” means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, escheat, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to taxes that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Fee” means a cash amount equal to Twenty-Seven Million and No/100 Dollars ($27,000,000.00), which shall be paid as provided in Section 10.2.

“Third Party” means any Person (or group of Persons) other than Parent, Acquiror or any of their Affiliates (other than any shareholder of Parent that is not a director or officer of Parent).

“Third Party Acquisition” means the consummation by a Third Party of any transaction or series of transactions described in clauses (a) through (d) of the definition of “Acquisition Proposal.”

“Transfer Taxes” has the meaning specified in Section 7.2.

“WB” has the meaning specified in Section 5.5.

“WCI” has the meaning specified in Section 5.5.

“WCM” has the meaning specified in Section 5.5.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) At the Effective Time, Acquiror shall be merged with and into the Company in accordance with the terms and conditions of this Agreement and the OBCA, at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence as the surviving corporation. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the “Surviving Corporation.”

(b) As soon as practicable on or after the Closing Date, the Company will file articles of merger or other appropriate documents (the “Articles of Merger”) with the Secretary of State of the State of Oregon (the “Secretary of State”) and make all other filings or recordings required by the OBCA in connection with the Merger. The Merger shall become effective when the Articles of Merger are duly filed with and accepted by the Secretary of State, or at such later time as is agreed upon by the parties and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OBCA. Without limiting the generality of the foregoing, at the Effective Time, without further act or deed, all the property, rights, immunities, privileges, powers, franchises and licenses of the Company and Acquiror shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquiror shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d) The closing of the Merger (the “Closing”) shall be held at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Los Angeles, CA 90067 (or such other place as agreed by the parties) not later than the third Business Day following the date on which all of the conditions set forth in Article IX are satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.2 Organizational Documents.

(a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended to read in their entirety as do the Articles of Incorporation of the Acquiror, and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided in the OBCA.

(b) At the Effective Time, the By-laws of the Acquiror as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by the OBCA and the Articles of Incorporation of the Surviving Corporation.

2.3 Directors and Officers.

(a) From and after the Effective Time, the directors of Acquiror shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, the OBCA and this Agreement.

(b) From and after the Effective Time, the officers of the Acquiror shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, the OBCA and this Agreement.

ARTICLE III

CONVERSION OF SECURITIES AND RELATED MATTERS

3.1 Capital Stock of Acquiror. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Acquiror Common Share that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Cancellation of Parent and Acquiror-Owned Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share owned by Parent, Acquiror or any Company Subsidiary, if any, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made or consideration delivered in respect therefor.

3.3 Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share, each Company Share issued and outstanding immediately prior to the Effective Time other than any Company Shares to be cancelled pursuant to Section 3.2 shall be canceled, retired and shall cease to exist and shall be converted automatically into the right to receive from Parent (or a Subsidiary thereof) an amount in cash equal to Thirteen and 25/100 Dollars ($13.25) (the “Merger Consideration”), payable by Parent (or a Subsidiary thereof) to the holder thereof upon surrender of the certificate (a “Certificate”) which immediately prior to the Effective Time represented any such Company Shares in the manner provided in Section 3.4; and no other consideration shall be delivered or deliverable on or in exchange therefor.

3.4 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company as agent (the “Exchange Agent”) for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article III, Certificates representing Company Shares for the Merger Consideration. On or before the Closing Date, Parent will deposit or cause to be deposited with the Exchange Agent the aggregate Merger Consideration to be paid in respect of all Company Shares pursuant to this Article III (the “Exchange Fund”), and except as contemplated by Section 3.4(e), Section 3.4(f) or Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest such Merger Consideration as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. All fees, costs and expenses of the Exchange Agent shall be borne by Parent.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates (“Record Holder”) immediately prior to the Effective Time, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.4. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor, the Merger Consideration as provided in this Article III in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding Tax). Until surrendered as contemplated by this Section 3.4, each such Certificate representing Company Shares shall be deemed, after the Effective Time, to represent only the right to receive the Merger Consideration. No interest shall be paid on any such delivery of cash to be paid pursuant to this Article III upon such delivery.

(c) No Further Rights in Company Shares. Holders of Company Shares shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive (i) any dividend or other distribution with respect to the Company Shares with a record date occurring prior to the Effective Time and (ii) the Merger Consideration provided in Section 3.3. All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books of any Company Shares, other than transfers that occurred before the Effective Time. If, after the Effective Time, Certificates representing Company Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

(d) Alternate Endorsement. If payment of the Merger Consideration in respect of Company Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Taxes either have been paid or are not payable.

(e) Return of Merger Consideration. Upon demand by Parent, the Exchange Agent shall deliver to Surviving Corporation any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 (with any interest and earnings thereon) that remains undistributed to Record Holders twelve (12) months after the Effective Time. Record Holders who have not complied with this Section 3.4 prior to the demand by Parent shall thereafter look only to Surviving Corporation for payment of any claim to the Merger Consideration without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) No Liability. None of the Surviving Corporation, Parent or the Exchange Agent shall be liable to any Person in respect of amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. Parent, Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any holder of any Certificate any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

(h) Lost Certificates. If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

(i) Exchange of Acquiror Stock Certificates. Immediately after the Effective Time, the Surviving Corporation shall deliver to Parent in exchange for the certificates which immediately prior to the Effective Time represented all the outstanding Acquiror Common Shares that were converted into the right to receive shares of common stock of the Surviving Corporation in accordance with Section 3.1, share certificates registered in the name of Parent, representing the number of shares of common stock of the Surviving Corporation to which Parent is so entitled by virtue of Section 3.1.

3.5 Company Stock Options. With respect to each outstanding Company Option, the Board of Directors of the Company shall provide a 30-day period prior to the consummation of the Merger during which time each outstanding Company Option shall be exercisable to the extent vested. At the Effective Time, each unexercised Company Option (whether vested or unvested) shall be cancelled with the holder thereof becoming entitled to receive an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price of such Company Option, multiplied by the number of Company Shares subject to such cancelled Company Options, as such amount may be reduced by any applicable withholding Taxes.

3.6 Adjustments. If between the date of this Agreement and the Effective Time the number of outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount of Merger Consideration shall be correspondingly adjusted and, if and as appropriate, all other appropriate corresponding adjustments shall be made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company disclosure schedule delivered by the Company to the Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”) with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (it being understood that any information set forth in a particular section of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is clearly apparent on its face), the Company represents and warrants to Parent and Acquiror as set forth below:

4.1 Corporate Existence and Power.

(a) The Company is a corporation, duly incorporated and validly existing under the Laws of the State of Oregon, and has all corporate power and authority required to own, lease and operate its properties, to carry on its business as now conducted and (assuming this Agreement is duly approved and adopted at the Company Shareholder Meeting) to consummate the Merger and the other transactions contemplated hereby.

(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Acquiror a complete and correct copy of the Company Articles of Incorporation and Company By-laws and the Articles of Incorporation and By-laws (or other constituent documents) of each of the Company Subsidiaries. The corporate records and minute books of the Company and each of the Company Subsidiaries reflect all material action taken and authorizations made at meetings of such companies’ Boards of Directors or any committees thereof and at any shareholders’ meetings thereof.

4.2 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement or to consummate the other transactions contemplated hereby (other than the filing and recordation of the appropriate documents with respect to the Merger in accordance with the OBCA).

(b) On or prior to the date hereof, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the Company Shareholders, (ii) adopted resolutions approving this Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) adopted resolutions declaring this Agreement and the Merger advisable, (iv) adopted resolutions directing that this Agreement be submitted to a vote at a meeting of Company Shareholders; (v) adopted resolutions recommending to the Company Shareholders that they vote in favor of approving this Agreement in accordance with the terms hereof; and (vi) adopted resolutions approving this Agreement and the Merger, prior to the date on which, to the Knowledge of the Company, any Person that is a party to this Agreement became an “interested shareholder” as such term is defined in Section 60.825 of the OBCA. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated hereby constitute (a) a control share acquisition under Sections 60.801 through 60.816 of the OBCA or any applicable Takeover Statute or (b) a prohibited business combination under Section 60.835 of the OBCA or any applicable Takeover Statute. To the Knowledge of the Company, no other Takeover Statute applies or purports to apply to this Agreement, the Merger or any of the transactions contemplated hereby. No provision of the Company Articles of Incorporation or the Company By-laws or similar governing instruments of any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, any shares of the Company and any Company Subsidiary that may be acquired or controlled by Parent.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors’ rights generally and by general principles of equity.

4.3 Third Party Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity or other Third Party, other than (a) the filing of (i) the Articles of Merger in accordance with the OBCA and (ii) the appropriate documents with respect to the Company’s qualification to do business with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene, breach or conflict with the Company Articles of Incorporation or the Company By-laws, (b) assuming compliance with the matters referred to in Section 4.3, contravene, breach or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties is bound or affected, (c) constitute a Default under (or an event that with notice or lapse of time or both could reasonably be expected to become a Default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any Company Contract (excluding real property leases set forth in Section 4.20(i) of the Company Disclosure Schedule but including real properties leases set forth in Section 4.20(ii) of the Company Disclosure Schedule) or mandatory redemption of indebtedness, or (d) result in the creation or imposition of any material Lien on any asset of the Company or any Company Subsidiary, other than, in the case of clauses (b) or (c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000,000 Company Shares and 25,000,000 shares of preferred stock (the “Company Preferred Stock”). As of January 9, 2005, (i) 60,993,769 Company Shares were issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, (ii) no Company Shares were held by Subsidiaries of the Company, (iii) 7,325,698 Company Shares were issuable upon the exercise of Company Options then outstanding (whether or not exercisable), (iv) 5,091,157 Company Shares were reserved for issuance upon the grant of options reserved and available under the Company Option Plans, and (v) no shares of Company Preferred Stock were issued and outstanding. Since December 31, 2003, the Company has not (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property) or capital return in respect of any of its Equity Interests including, without limitation, Company Shares, (ii) repurchased, redeemed or otherwise acquired any Company Securities (as defined below), or (iii) amended any material term of any outstanding Company Securities, and its Board of Directors has not resolved to do any of the foregoing. Since December 31, 2003, the Company has not issued, sold or disposed of any Company Securities other than upon exercise of Company Options outstanding on such date.

(b) Except as set forth in this Section 4.5, the Company has not issued, or reserved for issuance, any (i) Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for Equity Interests of the Company or (iii) options, warrants or other rights to acquire from the Company, or obligations of the Company to issue, any Equity Interests of the Company or securities convertible into or exchangeable for, or requiring payments based on the value of, Equity Interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding agreements or other obligations of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Company Securities.

(c) Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options (whether or not exercisable) as of January 9, 2005, which list sets forth the name of the holders thereof and, to the extent applicable, (i) the exercise price or purchase price thereof, (ii) the number of Company Shares subject thereto, and (iii) the expiration date thereof.

(d) On or prior to the date hereof, the Company’s Board of Directors has duly and validly authorized all corporate actions required to be taken by the Company to effect the actions set forth in Section 3.5 hereof. The terms and provisions of Section 3.5 hereof (i) do not conflict with or violate any of the terms or provisions of the Company Option Plans and (ii) do not require the prior approval or consent of the holders of any Company Options.

4.6 Subsidiaries.

(a) Section 4.6(a) of the Company Disclosure Schedule lists each Company Subsidiary together with the jurisdiction of incorporation of each Subsidiary. Except for the Equity Interests in each Company Subsidiary, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any other Person.

(b) Each Company Subsidiary (i) is a corporation duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all powers and authority required to own, lease or operate its properties, to carry on its business as now conducted, (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clauses (ii) or (iii) above, where the failure to have such licenses, authorizations, consents and approvals or to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding Equity Interests in each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the Equity Interests in each Company Subsidiary are beneficially owned, directly or indirectly, by the Company. Since December 31, 2003, no Company Subsidiary has (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property) or capital return in respect of any of its Equity Interests, (ii) repurchased, redeemed or otherwise acquired any of its Equity Interests or other securities, or (iii) amended any material term of any outstanding security of the Company Subsidiary, and its Board of Directors has not resolved to do any of the foregoing. Since December 31, 2003, no Company Subsidiary has issued, sold or disposed of any Equity Interests.

(c) Such Equity Interests in each Company Subsidiary are owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary, (ii) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any Company Subsidiary or (iii) agreements, obligations or arrangements of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary.

(d) None of the Company or any Company Subsidiary is in violation of any provision of its Articles of Incorporation or By-laws or equivalent organizational documents.

4.7 Company SEC Documents.

(a) The Company has timely filed or otherwise furnished all forms, registration statements, prospectuses, reports, schedules, definitive proxy statements or other documents required to be filed with or furnished to the SEC by the Company since January 1, 2000. No Company Subsidiary currently is, and no Company Subsidiary at any time since January 1, 2000 has been, required to file or otherwise furnish any form, report, registration statement or prospectus or other document with or to the SEC.

(b) As of their respective filing dates, each Company SEC Document including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied in all material respects with all applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company will file with the SEC and promptly will make available to Acquiror true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other documents (including exhibits thereto) required to be filed with the SEC under the Securities Act or the Exchange Act.

4.8 Financial Statements; No Material Undisclosed Liabilities.

(a) Each of the audited consolidated financial statements (including the notes thereto) (the “Audited Financial Statements”) and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and statement of cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, which adjustments shall not be material).

(b) There are no liabilities or obligations of the Company or any Company Subsidiary, which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and would be required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto) other than: (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto; (ii) liabilities or obligations incurred after December 31, 2003 in the ordinary course of business consistent with past practice which have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby.

4.9 Internal Control over Financial Reporting; Disclosure Controls and Procedures; Certifications.

(a) The Company and each of its Subsidiaries maintain a process of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness (A) as of a date within 90 days prior to the filing date of each of the Company’s quarterly or annual reports filed since January 1, 2003 and prior to August 14, 2003, and (B) as of the end of each quarterly or annual period of the Company since August 14, 2003; and (iii) are effective in all material respects to perform the functions for which they were established.

(c) The Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other present employees who have a significant role in the Company’s internal controls. Since the most recent evaluation of the Company’s disclosure controls and procedures described in Section 4.9(b) above, there have been no significant changes in internal control over financial reporting or, to the Company’s Knowledge, in other factors that could significantly affect internal control over financial reporting.

(d) The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein, except as to knowledge, and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

4.10 Absence of Certain Changes. Since December 31, 2003, except as expressly contemplated by this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice and neither the Company nor any Company Subsidiary has engaged in any transaction or series of transactions material to the Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practices, and there has not been any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, constitutes or would be reasonably expected to have, a Company Material Adverse Effect. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, since December 31, 2003, there has not been:

(i) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary that has had or would be reasonably expected to have a Company Material Adverse Effect;

(ii) any amendment or change in the Company Articles of Incorporation or the Company By-laws;

(iii) any material change by the Company or any Company Subsidiary in its accounting methods, principles or practices (other than changes required by GAAP or Law);

(iv) any material Tax election, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability;

(v) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any material assets of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practices;

(vi) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any Company Subsidiary of any corporation, partnership or other business organization or division thereof or any Equity Interest therein for consideration;

(vii) any (A) incurrence of, (B) guarantee with respect to, or (C) provision of credit support for, any indebtedness by the Company or any Company Subsidiary other than pursuant to the Company’s existing credit facilities in the ordinary course of business or any creation or assumption by the Company or any Company Subsidiary of any Lien on any material asset;

(viii) (A) any employment, deferred compensation, severance, retention or similar agreement entered into or amended by the Company or any Company Subsidiary and any employee, (B) any increase in the compensation payable or to become payable by it to any of its directors or officers or generally applicable to all or any category of the Company’s or any Company Subsidiary’s employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any Company Subsidiary or generally applicable to all or any category of the Company’s or any Company Subsidiary’s employees or (D) any severance or retention pay arrangements made to, for or with such directors, officers or employees other than, in the case of clauses (B) and (C) above and only with respect to employees who are not officers or directors of the Company or any Company Subsidiary, increases in the ordinary course of business consistent with past practices and that, in the aggregate, have not resulted in a material increase in the benefits or compensation expense of the Company or any Company Subsidiary;

(ix) any loan, advance or capital contribution made by the Company or any Company Subsidiary to, or investment in, any Person other than loans, advances or capital contributions, or investments of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practices;

(x) any waiver, direct or indirect, by the Company or any Company Subsidiary of (A) any right or rights of material value or (B) any payment of any material debt, liability or other obligation, except for non-material waivers and payments made in the ordinary course of business consistent with past practices;

(xi) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to any officer, director, or employee of the Company, any Company Subsidiary or any Affiliate of any of them, or any business or entity in which the Company, any Company Subsidiary or any Affiliate of any of them, or relative of any such Person, has any material, direct or indirect, interest, except for (A) directors’ fees (B) compensation to the officers and employees of the Company in the ordinary course of business consistent with past practices and (C) advancement or reimbursement of expenses in the ordinary course of business consistent with past practices;

(xii) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or Equity Interest in the Company or any securities convertible into or exchangeable for such capital stock or Equity Interest, including, without limitation, any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

(xiii) any action which, if it had been taken after the date hereof, would have required the consent of Acquiror under Section 6.1 hereof; or

(xiv) any agreement to take any of the actions specified in this Section 4.10, except for this Agreement.

4.11 Litigation. There is no action, suit, claim, investigation, arbitration or proceeding pending, or to the Knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding. Neither the Company, nor any Company Subsidiary, any officer, director or employee of the Company or any Company Subsidiary has been permanently or temporarily enjoined by any order, judgment or decree of any arbitrator or any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any Company Subsidiary nor, to the Company’s and the Company Subsidiaries’ Knowledge, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiary under investigation by any Governmental Entity related to the conduct of the Company’s or any Company Subsidiary’s business. To the Knowledge of the Company, there is not in existence any order, judgment or decree of any arbitrator or Governmental Entity that is applicable to the Company or any Company Subsidiary enjoining or requiring the Company or any Company Subsidiary to take or refrain from taking any action of any kind with respect to its business or assets.

4.12 Taxes. (a) All material Tax returns, statements, reports and forms required to be filed with any taxing authority by, or with respect to, the Company and each Company Subsidiary (collectively, the “Company Returns”) has been timely filed in accordance with all applicable Laws; (b) the Company and each Company Subsidiary has timely paid all material Taxes due and payable (whether or not shown on any Tax Return) and the Company Returns are true, correct and complete in all material respects; (c) the Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (d) there is no action, suit, proceeding, audit or claim proposed, pending or in progress against the Company or any Company Subsidiary in respect of any Taxes; (e) neither the Company nor any Company Subsidiary is party to, bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary except with respect to Taxes not yet due and payable; (g) neither the Company nor any Company Subsidiary (1) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent or (2) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary; (i) neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (j) no waivers of statutes of limitation with respect to any Company Returns have been given by or requested from the Company or a Company Subsidiary; (k) all material deficiencies asserted or assessments made as a result of any examinations of the Company Returns have been fully paid, or are fully reflected as a liability in the Company Balance Sheet, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Company Balance Sheet; (l) none of the Company or any of the Company Subsidiaries has received written notice from any governmental agency in a jurisdiction in which such entity does not file a Tax return stating that such entity is or may be subject to taxation by that jurisdiction; (m) none of the assets of the Company or any Company Subsidiary is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code; (n) none of the assets of the Company or any Company Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code; (o) none of the assets of the Company or any Company Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (p) neither the Company nor any predecessor of the Company by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code; (q) to the Knowledge of the Company, there are no material limitations on the utilization of the net operating loss, net capital loss, unused investment credits or other credits or excess charitable contribution deductions of the Company and each Company Subsidiary (or any carryovers of the foregoing) under Section 382 and Section 1502 of the Code, not including any limitations arising from the transaction contemplated pursuant to this Agreement; and (r) neither the Company nor any Company Subsidiary has engaged in any intercompany transaction within the meaning of Treasury regulation Section 1.1502-13 for which any material income or gain remains unrecognized or deferred and no material excess loss account within the meaning of Treasury regulation Section 1.1502-19 exists with respect to the Equity Interests of Company or any Company Subsidiary.

4.13 Employee Benefits.

(a) Except as set forth on Schedule 4.13(a) of the Company Disclosure Schedule, none of the Company or any ERISA Affiliate (as defined below) maintains, administers, sponsors or otherwise has any liability with respect to any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any employment, severance or similar contract, plan, arrangement or policy or any other plan or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefore now in effect or required) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which covers any employee or former employee or director of the Company or any Company Subsidiary. The Company has delivered to Parent (i) current, accurate and complete copies (or to the extent no such copy exists, an accurate description of the material features) of each Company Employee Plan (as defined below and, if applicable, related trust agreements), (ii) all amendments thereto and written interpretations thereof and (iii) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. The plans required to be listed on Section 4.13(a) of the Company Disclosure Schedule are referred to collectively herein as the “Company Employee Plans.” An “ERISA Affiliate” means any Person which would be treated as a single employer with the Company or any Company Subsidiary under Section 414 of the Code.

(b) None of the Company Employee Plans are subject to Title IV of ERISA. None of the Company, any Company Subsidiary, or any ERISA Affiliate has incurred any liability (whether absolute or contingent) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) under Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or any ERISA Affiliate.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Company has furnished to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each Company Employee Plan. Each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Further, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that could reasonably be expected to make the Company or any Company Subsidiary, or, to the Knowledge of the Company, any officer or director of the Company or any Company Subsidiary, subject to any liability under Section 502(i) or 502(l) of ERISA or liable for any Tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).

(d) No Company Employee Plan exists that could result in the payment to any present or former employee, consultant or independent contractor of the Company or any Company Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee, consultant or independent contractor of the Company or any Company Subsidiaries as a result of the transactions contemplated by this Agreement. Section 4.13(d) of the Company Disclosure Schedule sets forth (i) the type and amount of any compensation or benefit that is or may become payable to any present or former employee or independent contractor of the Company or any Company Subsidiaries and that constitutes a retention bonus or payment, severance or termination payment or benefit, annual bonus award, or similar payment, and (ii) the type and amount of any payment that would not be deductible pursuant to the terms of Section 162(m) of the Code. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Section 4.13(a) of the Company Disclosure Schedule sets forth the maximum aggregate amount payable in respect of any and all payments, costs, excise taxes, fees and expenses due, payable, owed or forgiven as a result of termination pursuant to any severance agreement, contract, benefit plan or other arrangement existing on the date hereof pursuant to which the Company or any Company Subsidiary has any obligation or liability in connection with the termination of any officer of the Company.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan, other than as required by applicable Law, which could reasonably be expected to increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the year ended December 31, 2003.

(f) Neither the Company nor any Company Subsidiary has or has ever had any obligations to provide retiree health and life insurance under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable Law, and each Company Employee Plan may be amended or terminated without incurring any liability thereunder.

(g) No Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity, nor is any such audit or investigation pending, to the Knowledge of the Company, and (ii) with respect to any Company Employee Plan, (A) no actions, suits, termination proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (B) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

4.14 Compliance with Laws; Licenses, Permits and Registrations.

(a) Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any Laws, except for violations which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not been given notice of, and to the Knowledge of the Company, the Company is not being investigated with respect to, and has not been threatened to be charged with, any material violation of any applicable Law.

(b) None of the Company, any of its Subsidiaries or, to Knowledge of the Company, any directors, officers, agents or employees of the Company or any of its Subsidiaries has (on behalf of the Company or any Subsidiary) (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries has participated in any boycotts.

(c) The Company and each Company Subsidiary has, maintains in full force and effect, and is in compliance with, all material permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, “Permits”) with and under all federal, state, local and foreign Laws and all Environmental Laws, and from all Governmental Entities required by the Company and each Company Subsidiary to carry on their respective businesses as currently conducted, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The respective businesses of the Company and each Company Subsidiary are, and have been, conducted in compliance with all applicable federal, state, local and foreign statutes, laws, ordinances, orders, judgments, rules or regulations relating to the protection of the environment or occupational safety and health (“Environmental Laws”) except as would not have a Company Material Adverse Effect.

(e) Neither the Company nor any Company Subsidiary has (i) received any request for information, or been notified that it may be a “potentially responsible party”, related to any property on the Superfund National Priorities List, or any state equivalent list, (ii) created or assumed any liabilities, guaranties, obligations or indemnifications under any Environmental Law, consent decree or contract with any third party, including any Governmental Entity, related to any property currently or formerly owned, operated or leased by the Company or the Company Subsidiaries; (iii) received, or been subject to, any complaint, summons, citation, notice, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment from any third party, including, any Governmental Entity, regarding any actual or alleged violations of, or actual or potential liability under, any Environmental Laws, nor has any Knowledge of any basis for such violations or liability; or (iv) any responsibility or liability under Environmental Law for any compliance, cleanup or remediation related to any hazardous materials or waste.

(f) To the Knowledge of the Company, none of the Real Property contains any asbestos containing material or mold that may be in a condition, location or form that (i) is reasonably likely to pose a risk to human health or the environment, (ii) may require any abatement, containment or remediation or (iii) may otherwise be regulated under Environmental Law.

4.15 Finders’ Fees; Opinion of Financial Advisor.

(a) Other than UBS Investment Bank and Lazard Freres & Co. LLC, whose fees are set forth in Section 4.15 of the Company Disclosure Schedule, all of which fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from the Company, Parent, Acquiror or any of their respective Affiliates upon consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b) The Special Committee has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, and subject to the qualifications stated therein, to the effect that the Merger Consideration to be received by the Company Shareholders (other than Parent and its Subsidiaries) is fair, from a financial point of view, to such Company Shareholders.

4.16 Affiliate Transactions. Except as set forth in Section 4.16 of the Company Disclosure Schedule, and except for employment agreements with officers of the Company set forth on Section 4.18(vi) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no Company Contracts with any (i) present or former officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of any voting securities of the Company or (iii) Affiliate of any such officer, director, family member or beneficial owner.

4.17 Intellectual Property.

(a) Set forth on Section 4.17(a) of the Company Disclosure Schedule are all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of the Company Subsidiaries. With respect to the Company POS Systems and each item of Intellectual Property required to be identified in Section 4.17(a) of the Company Disclosure Schedule: (i) the Company or a Company Subsidiary is the sole owner and possesses all right, title, and interest in and to such systems or item, free and clear of any Lien; (ii) such systems or item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registrations, use, or ownership of such systems or item; and (iv) neither the Company nor any Company Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such systems or item, excluding any of the foregoing which would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Set forth on Section 4.17(b) of the Company Disclosure Schedule is a list of all material agreements under which the Company or any Company Subsidiary licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements”). The Company has delivered to Parent correct and complete copies of all License-In Agreements. To the Knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of the Company Subsidiaries is in Default of any such License-In Agreement, and no event has occurred that with notice or lapse of time would constitute a Default or permit termination, modification, or acceleration thereunder; (iv) neither the Company nor any Company Subsidiary has repudiated any provision of any License-In Agreement; and (v) neither the Company nor any of the Company Subsidiaries has granted any sublicense or similar right with respect to any License-In Agreement in the case of each of clauses (i), (ii), (iii) and (iv), except for any of the foregoing that have not had, and are not reasonably expected to have, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries own or have the right to use, without payments to any other Person except pursuant to a License-In Agreement that is specified in Section 4.17(b) of the Company Disclosure Schedule, all Intellectual Property actually used in, the operation of the business of the Company and the Company Subsidiaries as and where the business is presently conducted. Each item of Intellectual Property (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and the Company Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and the Company Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain, and all commercially reasonable actions that they reasonably believe are required to protect, each item of Intellectual Property that they own or use, excluding any item of such Intellectual Property, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(d) None of (i) the Company or any of the Company Subsidiaries, (ii) the Intellectual Property owned by the Company or any Company Subsidiary, and (iii) the operation of the business of the Company or any Company Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of the Company Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any third party), excluding any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of the Company Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement or misappropriation that would not reasonably be expected to have a Company Material Adverse Effect.

(e) The Company and the Company Subsidiaries have used reasonable efforts to maintain the confidentiality of all non-public information of the kind described in clause (v) or (vi) of the definition of “Intellectual Property” hereunder that (i) is owned by the Company and/or any Company Subsidiary and (ii) that derives material economic value from not being generally known to other person who can obtain economic value from its disclosure or use in accordance with protection procedures believed by the Company and the Company Subsidiaries to be adequate for protection.

(f) As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any Company Subsidiary will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and the Company Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any Company Subsidiary, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any Company Subsidiary.

(g) The transactions contemplated hereunder will not violate any privacy policy or other terms of use relating to any web sites of the Company or the Company Subsidiaries. The Company and each of the Company

Subsidiaries’ use and dissemination of any and all data and information concerning users of such web sites are in all material respects in compliance with their privacy policies and terms of use, and all applicable laws and regulations.

4.18 Material Contracts.

(a) Section 4.18 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Contracts (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Company Disclosure Schedule and real property leases set forth in Section 4.20(i) of the Company Disclosure Schedule) of the following categories (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.13 of the Company Disclosure Schedule and the real property leases set forth in Section 4.20(ii) of the Company Disclosure Schedule, the “Material Contracts” and each a “Material Contract”):

(i) Company Contracts requiring annual expenditures by or liabilities of any party thereto in excess of $2,500,000 which have a remaining term in excess of ninety (90) days or are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

(ii) Company Contracts containing covenants limiting the freedom of the Company or any Company Subsidiary or other Affiliate of the Company (including Parent and its Affiliates after the Effective Time) to engage in any line of business or compete with any Person, in any product line or line of business, or operate at any location;

(iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, in an amount in excess of $1,000,000, whether as borrower, lender or guarantor;

(iv) joint venture, alliance or partnership agreements or joint development or similar agreements with any Third Party;

(v) all material licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property;

(vi) (A) employment contracts and other contracts with current or former officers, directors, consultants, independent contractors or agents and (B) all severance, change in control or similar arrangements with any current or former directors, officers, employees, consultants, independent contractors or agents that, in the case of either (A) or (B), will result in any obligation (absolute or contingent) of the Company or any Company Subsidiary to make any payment to any current or former directors, officers, employees, consultants, independent contractors or agents as a result of either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

(vii) Company Contracts with Affiliates of the Company;

(viii) Company Contracts with any Governmental Entity which have a remaining term in excess of one year or are not cancelable (without material cost, penalty or other liability) within one hundred eighty (180) days; or

(ix) Company Contracts pending for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets (whether tangible or intangible) in excess of $1,500,000 in market or book value with respect to any contract or the capital stock of another Person, in each case in an amount in excess of $1,500,000.

(b) True and complete copies of the written Material Contracts and descriptions of verbal Material Contracts, if any, have been delivered or made available to the Acquiror. Each of the Material Contracts is a valid and binding obligation of the Company and, to the Company’s Knowledge, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors’ rights generally and by general principles of equity. Except for the consummation of the transactions contemplated hereby, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Material Contract identified on Schedule 4.18 of the Company Disclosure Schedule in response to paragraph (a)(iii) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

(c) Neither the Company nor any Company Subsidiary is, or has received any notice that any other party is, in breach, default or violation (each a “Default”) (and no event has occurred or not occurred through the Company’s or the Company Subsidiary’s inaction or, to the Knowledge of the Company, through the action or inaction of any Third Parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, except for Defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary is in conflict with, or in Default of any Company Contract, except to the extent that any such conflict or Default does not constitute a Company Material Adverse Effect.

4.19 Termination of Previous Merger Agreement. The Prior Merger Agreement was terminated in accordance with the provisions of Section 10.1(f) thereof and the Board of Directors of the Company and the Special Committee has each withdrawn its recommendation of the approval of the Prior Merger Agreement by the Company Shareholders. In connection with such termination, the Company will pay, in accordance with Section 10.2(b) of the Prior Merger Agreement, to Hollywood Merger Corporation not more than $4,000,000 in full satisfaction of amounts owed by the Company under the Prior Merger Agreement to any party thereto or any member of management of the Company that was to participate in the transactions contemplated by the Prior Merger Agreement. The Company complied with all of the provisions of Section 6.2 of the Prior Merger Agreement and has no further liability under the Prior Merger Agreement to any party thereto or any member of management of the Company that was to participate in the transactions contemplated by the Prior Merger Agreement; provided, however, that the Company has executory obligations under Sections 8.3 and 8.7 of the Prior Merger Agreement; provided further that the Company is in compliance with its obligations under such Sections 8.3 and 8.7.

4.20 Real Estate. Except as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all of the leases, licenses, tenancies, subleases and all other occupancy agreements (“Leases”) in which the Company or any Company Subsidiary is a tenant, subtenant, landlord or sublandlord (the leased and subleased space or parcel of real property thereunder being, collectively, the “Real Property”), are in full force and effect, (ii) neither the Company (or the applicable Company Subsidiary), nor to the Knowledge of the Company, any other party to any Lease, is in default under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a Default by the Company (or such Subsidiary) under the Leases and (iii) the Company (or the applicable Company Subsidiary) enjoys peaceful and undisturbed possession under the Leases. The Company does not currently own and has not owned in the past, and no Company Subsidiary currently owns or has owned in the past, any real property or any interests (other than the Leases) therein. All of the Leases of the Company and its Subsidiaries are set forth on Section 4.20 of the Company Disclosure Schedule.

4.21 Accounts Payable and Inventory. Since December 31, 2003, the Company has (i) discharged its material accounts payable and other material current liabilities and obligations in accordance with past practice, and (ii) purchased and maintained inventory in an amount which it reasonably believes to be appropriate for normal requirements of the Company’s business and current business conditions consistent with its past practices.

4.22 Suppliers. Set forth in Section 4.22 of the Company Disclosure Schedule is a list of the ten largest suppliers of the Company based on the dollar value of products purchased by the Company for the fiscal year ended

December 31, 2003. Since such date, there has not been, nor as a result of the Merger is there reasonably anticipated to be, any material change in relations with any of the major suppliers of the Company and its Subsidiaries.

4.23 Personnel, etc.

(a) Set forth in Section 4.23 of the Company Disclosure Schedule is a list setting forth: (i) the name of each officer of the Company and each of the Company’s Subsidiaries, specifying the title of each such Person; and (ii) the name of each director of the Company and each of the Company’s Subsidiaries.

(b) The Company has heretofore provided Acquiror with a complete and accurate schedule of compensation which each of the officers referred to in clause (a) above is currently entitled to receive.

4.24 Assets. The assets and properties of the Company and the Company Subsidiaries, considered as a whole, constitute all of the material assets and properties which are reasonably required for the business and operations of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries have good title to or a valid leasehold estate in, free and clear of any Liens, all personal properties and assets reflected on the Company Balance Sheet at the Balance Sheet Date (except for properties or assets subsequently sold in the ordinary course of business consistent with past practices).

4.25 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 4.25 of the Company Disclosure Schedule contains a complete and accurate list of all Insurance Policies of the Company and its Subsidiaries. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company’s Knowledge, indicated any intent to do so or not to renew any such policy, in each case without any exception other than those which have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company’s formation, there have been no historical gaps in insurance coverage of the Company and/or its Subsidiaries.

4.26 Change of Control Plan. A copy of the Change of Control Plan is attached hereto as Annex 4.26(a). Participation in the Change of Control Plan is limited to the individuals set forth on Annex 4.26(b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR

Except as disclosed in the disclosure schedule delivered by Parent and the Acquiror to the Company prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”) with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, Parent and Acquiror jointly and severally represent and warrant to the Company that:

5.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Acquiror is a corporation duly incorporated and validly existing under the Laws of the State of Oregon. Each of Parent and Acquiror has all corporate powers and authority required to own, lease and operate its respective properties and carry on its respective business as now conducted and to consummate the Merger and the other transactions contemplated hereby. Each of Parent and Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.2 Corporate Authorization. The execution, delivery and performance by Parent and the Acquiror of this Agreement, and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby and thereby, as applicable, are within the corporate powers of Parent and the Acquiror and have been duly and validly authorized by all necessary corporate action, as applicable, and no other corporate proceedings on the part of Parent or the Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the Acquiror, as applicable, and assuming that this Agreement constitutes the valid and binding obligation of the Company and/or the other parties thereto, this Agreement constitutes the valid and binding obligation of Parent and the Acquiror, as applicable, enforceable in accordance with its terms.

5.3 Governmental Authorization. The execution, delivery and performance by Parent and the Acquiror of this Agreement, and the consummation by Parent and the Acquiror of the transactions contemplated hereby, will not require any consent, approval, action, order, authorization, or permit of, or registration or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger in accordance with the OBCA; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; (d) such as may be required under any applicable state securities or blue sky Laws; and (e) other consents, approvals, actions, orders, authorizations, registrations, declarations, filings and permits which, if not obtained or made, have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.4 Non-Contravention. The execution, delivery and performance by Parent and the Acquiror of this Agreement and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with Parent’s Certificate of Incorporation or By-laws or Acquiror’s Articles of Incorporation or By-laws, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or the Acquiror or by which any of their respective properties is bound or affected, (c) constitute a Default under (or an event that with notice or lapse of time or both could reasonably be expected to become a Default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument binding upon Acquiror, other than, in the case of clauses (b) and (c) any items that have not had, and would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.5 Financing. Acquiror has delivered to the Company signed counterpart(s) of the Credit Facilities Commitment Letter dated as of January 9, 2005 made by Merrill Lynch Capital Corporation (“MLCC”), Wachovia Bank, National Association (“WB”), Wachovia Capital Investments, Inc. (“WCI” and, together with (1) MLCC and WB and (2) up to two (2) assignees of any or all of WCI, MLCC and/or WB that are Eligible Assignees (as hereinafter defined), the “Lenders”) and Wachovia Capital Markets, LLC (“WCM” ), and accepted by Parent, pursuant to which the Lenders have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided up to an aggregate of $1,195,000,000 of debt financing in connection with the transactions contemplated hereby (the “Bank Commitment Letter”; and the financing referred to in the Bank Commitment Letter is herein referred to as the “Financing”). The Bank Commitment Letter has not been amended and is in full force and effect as of the date hereof. The Acquiror shall not, without the prior written consent of the Company, agree to any amendment or modification of the Bank Commitment Letter that (i) reduces the respective commitments of the Lenders thereunder upon receipt, acceptance and allocation of commitments of other lenders, (ii) amends or modifies any of conditions precedent to the availability of the commitments provided by the Lenders in a manner that is materially more onerous or burdensome to the Acquiror to obtain the Financing provided for in the Bank Commitment Letter, (iii) reduces the aggregate amount of the Financing to an aggregate amount below that which is necessary to consummate the transactions contemplated hereby or (iv) change the identity of the Lenders (other than the addition of two additional Lenders as contemplated in subclause (2) above); provided that, without the prior consent of the Company, the Bank Commitment Letter may be amended or modified to substitute other lenders for any of the Lenders, so long as such substitute lenders are among the financial institutions identified in the letter of even date with this Agreement addressed by the Company to the Acquiror, MLCC, WB, WCI and WCM (such financial institutions are referred to herein as “Eligible Assignees”) or to add up to two (2) Eligible Assignees as Initial Senior Secured Lenders and/or Initial Interim Lenders (both as defined in the Bank Commitment Letter as in effect on the date hereof) (in such case, the “Bank Commitment Letter” shall mean the Bank Commitment Letter as so amended or modified; provided further that nothing herein shall be construed to prevent the Acquiror from consenting to the receipt, acceptance and allocation commitments with respect to the Financing so long as the commitments of the Lenders with respect thereto are not reduced thereby). The funds in the amounts set forth in the Bank Commitment Letter (including the sources and uses of funds contemplated thereby (including the cash on hand of the Company)) will be sufficient to enable Acquiror and the Company to pay the Merger Consideration, to make all other necessary payments by them in connection with the Merger (including the repayment of certain outstanding indebtedness of the Company) and to pay all of the related fees and expenses, in each case as contemplated by the Bank Commitment Letter (collectively, the “Merger Funds”).

5.6 Finders’ Fees. Other than fees and expenses to be borne by the Surviving Corporation at the Closing and except for Merrill Lynch & Co. and Wachovia Securities there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Parent, Acquiror or any Affiliate thereof, which might be entitled to any fee or commission from the Parent, Acquiror, Company, any Company Subsidiary, or of any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees as set forth below:

6.1 Company Interim Operations. Except as set forth in the Company Disclosure Schedule or as otherwise expressly permitted by any other provision of this Agreement, without the prior consent of Acquiror (which shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses only in the ordinary and usual course consistent with past practice, and shall use reasonable best efforts, to (i) preserve intact its present business organization, (ii) keep available the services of its key employees and those of each Company Subsidiary, and (iii) preserve existing relationships with its material suppliers and other Persons with which the Company or any Company Subsidiary has significant business relationships. Without limiting the generality of the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Acquiror (which shall not be unreasonably withheld or delayed), the Company shall not and shall not permit its Subsidiaries, directly or indirectly, to:

(a) propose or adopt any change in its Articles of Incorporation or By-laws (or equivalent organizational or governing documents);

(b) (i) split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends by a Company Subsidiary, declare, set aside or pay any dividend (including, without limitation, an extraordinary dividend) or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities;

(c) issue, deliver, sell, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) its Equity Interests or any securities convertible into or exercisable for its Equity Interests, other than the issuance of Company Shares pursuant to the exercise of Company Options outstanding on January 9, 2005;

(d) merge with or acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment) in one transaction or series of related transactions any Person, for an aggregate consideration in excess of $5,000,000, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person;

(e) sell, lease, encumber or otherwise dispose of any assets or securities with carrying value in excess of $3,750,000;

(f) (i) (A) incur any indebtedness for borrowed money, except to fund operations of the business in the ordinary course consistent with past practice under the Company’s existing credit facility, (B) issue or sell any debt securities of the Company or any Company Subsidiary; (C) make any loans, advances or capital contributions to, or, except as permitted by Section 6.1(d), investments in, any other Person, other than in the ordinary course of business consistent with past practices, in no event in an aggregate principal amount in excess of $2,250,000, (D) assume, guarantee or endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for, the obligations of any Person (other than obligations of Subsidiaries and the endorsements of negotiable instruments for collection in each such case in the ordinary course of business consistent with past practice), or (E) alter or amend in any way any compensation (including without limitation, any commission schedule) or other payments due to employees or independent contractors of the Company (other than, with respect to employees who are not officers or directors of the Company or any Company Subsidiary, increases in the ordinary course of business consistent with past practice and that, in the aggregate, will not result in a material increase in benefits or compensation expense of the Company or any Company Subsidiary) or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this Section 6.1(f);

(g) (i) except as required by Law or any existing agreement, increase the amount of compensation of any director or officer of the Company or any Company Subsidiary, (ii) except as required by Law, an agreement existing on the date hereof or pursuant to a Company severance policy existing on the date hereof, grant any severance or termination pay to any director, employee, consultant, independent contractor or agent of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan, (iv) provide for the payment of any amounts as a result of the consummation of the transactions contemplated by this Agreement, (v) except as may be required by Law or as necessary to comply with the terms of this Agreement, amend in any material respect any Company Employee Plan or (vi) pay any bonuses except to the extent provided on Section 6.1(g) of the Company Disclosure Schedule;

(h) authorize any single capital expenditure or any expenditures not in the ordinary course of business in excess of $3,750,000 or aggregate capital expenditures and other expenditures not in the ordinary course of business in excess of $10,000,000, except as set forth on Section 6.1(h) of the Company Disclosure Schedule;

(i) make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, in each case as concurred in by its independent public accountants;

(j) except as set forth on Section 6.1(j) of the Company Disclosure Schedule, (i) settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation for an amount in excess of $2,000,000 or (ii) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement for an amount in excess of $2,000,000 in the aggregate;

(k) (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method of accounting therein that is materially inconsistent with elections made, positions taken or methods of accounting used in preparing or filing similar returns in prior periods unless such position, election or method is required by changes in applicable Law, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax, (vi) surrender any right to claim a material Tax refund or (vii) give or request any waiver of a statute of limitation with respect to any Company Return;

(l) (i) make any expenditures or commitments for such expenditures in connection with the entry or proposed entry into any new line of business, or (ii) make any expenditures or commitments for such expenditures, in either case, in a material amount, in connection with the entry or proposed entry into any extension of an existing line of business not set forth on Section 6.1(l) of the Company Disclosure Schedule;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(n) grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee, other than any loan, advance or extension of credit to a current employee in circumstances and in amounts consistent with past practice, in any event not to exceed $50,000 for any one employee and $250,000 in the aggregate;

(o) effect new programs or change existing programs that relate to employment contracts, severance benefits, change in control benefits, bonuses, commissions, base salaries, phantom stock grants, incentive trips, prizes and awards, 401-(k) and pension benefits, vacation and PTO benefits, health and medical benefits or any other remuneration of any kind to any employee, except as required by applicable Law and except for renewals of expiring health and welfare programs and except for replacing health and welfare programs with new programs, in each case having terms substantially the same as the program expired or replaced;

(p) enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole;

(q) amend, modify or waive in any material respects any right that is material to the Company under any Company Contract of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(r) take any action that would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue as of the Effective Time or any representation or warranty not so qualified becoming untrue in any material respect as of the Effective Time;

(s) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

(t) collect accounts receivable or satisfy accounts payable except in the ordinary course of business consistent with past practices;

(u) alter through merger, liquidation, reorganization or restructuring or any other fashion the corporate structure or ownership of any Company Subsidiary;

(v) permit to lapse any registrations or applications for material Intellectual Property owned by the Company or its Subsidiaries;

(w) sell, assign, license or encumber any material Intellectual Property of the Company or of any of the Company Subsidiaries, other than in the ordinary course of business, consistent with past practice; or

(x) authorize, agree or commit to do any of the foregoing.

Notwithstanding the covenants of the Company set forth above in this Section 6.1, cash on hand at the Company which is available as a source of funds to pay the Merger Consideration as contemplated by the Bank Commitment Letter may be used to repay indebtedness for money borrowed that would otherwise comprise indebtedness to be repaid pursuant to the Refinancing (as defined in the Bank Commitment Letter) that is then due in accordance with its original scheduled maturity or that may be prepaid without penalty or premium.

6.2 Acquisition Proposals; Board Recommendation.

(a) The Company shall not, and the Company shall cause its Subsidiaries and its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents (“Representatives”) (including any Representative of the Special Committee) not to, directly or indirectly, (i) solicit or initiate or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in or continue any discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person with respect to an Acquisition Proposal, (iii) enter into any agreement or agreement in principle with any Person with respect to an Acquisition Proposal, or (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal, provided, however, that prior to obtaining the Company Shareholder Approval (and in no event after obtaining such Company Shareholder Approval), the Company, its Subsidiaries and their respective Representatives (including any Representative of the Special Committee) may participate or engage in discussions or negotiations with, or disclose or provide non-public information relating to the Company or its Subsidiaries to, or afford access to the properties, books or records of the Company or its Subsidiaries to, a Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that is reasonably capable of being financed if, but only if, (A) such Acquisition Proposal was made after the date of this Agreement (it being understood than an Acquisition Proposal made after the date of this Agreement by a Person who made an Acquisition Proposal prior to the date of this Agreement shall be considered a new Acquisition Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their Representatives (including any Representative of the Special Committee) has violated any of the restrictions set forth in this Section 6.2, (B) such Person shall have entered into a confidentiality agreement with the Company on terms that are no less favorable to the Company or Parent than the Confidentiality Agreement (including without limitation the standstill provisions thereof), (C) each of the Board of Directors of the Company and the Special Committee has determined in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (D) within 24 hours after participating or engaging in any such discussions or negotiations or disclosing or providing any such non-public information or affording such access, the Company shall give Parent and Acquiror written notice of the identity of such Person and the terms of the Acquisition Proposal and, prior to or concurrently with disclosing or providing any such non-public information, the Company shall disclose or provide all such information to Acquiror. The Company shall, and shall cause its Subsidiaries and instruct their Representatives (including any Representative of the Special Committee) to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b) In addition to the obligations of the Company set forth in Section 6.2(a), the Company shall promptly as practicable (i) advise Parent and Acquiror, telephonically and in writing, of the Company’s receipt of any

Acquisition Proposal and (ii) provide Parent and Acquiror, in writing, with the terms and conditions of any such Acquisition Proposal, or such proposal, inquiry or request and the identity of the Person making the same. The Company shall keep Parent informed on a current basis of the status and all material terms (including any change to the material terms) of any such Acquisition Proposal. Immediately upon determination by the Special Committee or the Board of Directors of the Company, as applicable, that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Acquiror a written notice (a “Notice of Superior Proposal”) advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Acquiror with a copy of the Superior Proposal.

(c) Each of the Board of Directors of the Company and the Special Committee has adopted a resolution recommending the approval of this Agreement and the Merger by the Company Shareholders (the “Company Recommendation”). Neither the Board of Directors nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or propose publicly to withdraw (or modify in a manner adverse to Parent), the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification, provided that taking a neutral position or no position with respect to a tender offer or exchange offer that is an Acquisition Proposal for a period of time not in excess of thirty (30) days after commencement of such tender offer or exchange offer shall not be considered an adverse modification) or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in clause (i) or (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Board of Directors of the Company or the Special Committee may make a Company Adverse Recommendation Change if it reasonably determines in good faith (following consultation with outside counsel) that it is necessary to do so in order to comply with their fiduciary duties to the Company Shareholders under applicable Law and the Company has fully complied with its obligations under this Section 6.2; provided, however, that no Company Adverse Recommendation Change may be made in response to an Acquisition Proposal until after the third Business Day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Board of Directors or the Special Committee, as applicable, has determined that such Acquisition Proposal is a Superior Proposal, that the Board of Directors or the Special Committee, as applicable, intends to make such Company Adverse Recommendation Change and containing all information required by Section 6.2(a), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three Business Day period. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company and the Special Committee shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such Acquisition Proposal still constitutes a Superior Proposal (which changes Company and Parent and Acquiror agree, and agree to cause their respective Representatives, to negotiate in good faith). For the avoidance of doubt, nothing in this Section 6.2 shall prohibit the Company or its Board of Directors or the Special Committee from taking and disclosing to the Company Shareholders a position, or any information, with respect to an Acquisition Proposal by a Third Party to the extent required under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided that unless and until this Agreement is terminated in accordance with Section 10.1 hereof, nothing in this sentence shall affect the obligations of the Company and its Board of Directors under any other provision of this Agreement, including Section 8.2(b).

6.3 The Notes Tender Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1, at the request of the Parent, the Company will commence a tender offer (the “Notes Tender Offer”) in respect of the $225,000,000 aggregate principal amount at maturity of the Senior Subordinated Notes, as and at the time that the Parent shall request, with the cooperation of the Parent. If commenced, the Notes Tender Offer shall be in accordance with applicable Law and shall be solely on the terms and conditions specified by the Parent;

provided, that the Notes Tender Offer (and all obligations to make any payments to holders of all or any portion of Senior Subordinated Notes in connection therewith or to modify the terms or provisions of any Senior Subordinated Notes) shall be conditioned upon the consummation of the Merger, and shall terminate immediately upon the termination of this Agreement prior to the Effective Time. The Company agrees not to consummate the Notes Tender Offer unless the Parent consents in writing to such consummation. The Company agrees to use its reasonable efforts to cooperate with the Parent and, subject to the preceding sentence and applicable Law, to use its reasonable best efforts to consummate the Notes Tender Offer if so requested by the Parent. If commenced, the Company shall terminate the Notes Tender Offer upon request of the Parent.

(b) If requested by the Parent, the Company shall promptly prepare an Offer to Purchase and Consent Solicitation Statement in connection with the Notes Tender Offer in form and substance satisfactory to the Parent (as amended from time to time, the “Notes Offer to Purchase”), together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer, and to disseminate to the record holders of the Senior Subordinated Notes, and to the extent known by the Company, the beneficial owners of the Senior Subordinated Notes (collectively, the “Noteholders”), the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall consult with Parent with respect to the Notes Tender Offer Documents and shall afford Parent reasonable opportunity to comment thereon. Parent and the Acquiror shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by the Company. If at any time prior to the acceptance of Senior Subordinated Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company will prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. The Company will notify Parent at least 48 hours prior to the dissemination of the Notes Tender Offer Documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Noteholders.

6.4 Real Property Holding Company. The Company shall provide to Parent, at the Effective Time, a certificate from an officer of the Company, signed under penalty of perjury, to the effect that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.5 Change of Control Plan. Prior to the Effective Time, the Company shall take all actions necessary to amend the Change of Control Plan in the manner set forth on Annex 6.5.

ARTICLE VII

COVENANTS OF PARENT AND ACQUIROR

Parent and Acquiror, jointly and severally, agree as set forth below:

7.1 Director and Officer Liability.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring at or prior to the Effective Time to the extent provided under the Company Articles of Incorporation and the Company By-laws and other indemnity arrangements in effect on the date hereof (to the fullest extent permitted by applicable Law), and shall not amend (in a manner adverse to such present and former officers and directors) the provisions relating to indemnification, exculpation or the liability of directors in the Company Articles of Incorporation or the Company By-laws for at least six (6) years after the Effective Time; provided, however, that the Surviving Corporation shall have no obligation to provide such indemnification to the extent that it is ultimately determined that such indemnification is prohibited under applicable Law. In respect of any matter for which a present or former director or officer may be entitled to indemnification, subject to receipt by the Surviving Corporation of a writing that sets forth (i) that such person has a good faith belief that the person is entitled to indemnification and (ii) an undertaking from such person to repay any amount advanced hereunder if it is ultimately determined that the person is not entitled to indemnification, the Surviving Corporation shall advance to such person all reasonable costs and expenses incurred by him or her within twenty (20) days after receipt by the Surviving Corporation of a written request for such advance. The Surviving Corporation shall not require any security for any such undertaking. For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain the current policies of officers’ and directors’ liability insurance maintained by the Company (the “Current Policies”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amount containing terms and conditions that are no less favorable (the “Replacement Policies”)) in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by such Current Policies; provided, however, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided, further, that if the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by the Company (which the Company represents and warrants is equal to approximately $1,200,000 per annum), the Company shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policies may so elect and shall be covered by the Current Policies so long as such former offer or director pays the portion of the premium for such Current Policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 7.1. Alternatively, with the consent of Parent, which consent shall not be unreasonably withheld, the Company may purchase “tail” insurance coverage covering a period of six (6) years after the Effective Time, at a cost no greater than that set forth above, that provides coverage identical in all material respects to the coverage described above. The insurance purchased pursuant to this Section 7.1 shall be prepaid at the Effective Time and shall be non-cancelable.

(b) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former officers or directors, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which any present or former officer or director is entitled, whether pursuant to Law, contract or otherwise.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.1.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents, regarding any real property transfer, stamp, recording, documentary, gains, sales, use, value added, stock transfer and any other fees and similar taxes which become payable in connection with the Merger (collectively, “Transfer Taxes”). From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid all Transfer Taxes.

7.3 Efforts to Obtain Financing and Substitute Financing. Parent and Acquiror shall use their commercially reasonable best efforts to meet all conditions set forth in, and obtain the funds in the amounts set forth in, and to be provided pursuant to, the Bank Commitment Letter as promptly as reasonably practicable in light of the anticipated date of the Company Shareholder Meeting. If funds in the amounts set forth in, and to be provided by the financing sources pursuant to, the Bank Commitment Letter, or any portion thereof, become unavailable to Acquiror on the terms and conditions set forth therein, then Parent and Acquiror shall use their commercially reasonable best efforts to obtain substitute financing on terms and conditions reasonably satisfactory to Parent and Acquiror (“Substitute Financing”) as promptly as reasonably practicable.

ARTICLE VIII

COVENANTS OF PARENT, ACQUIROR AND THE COMPANY

The parties hereto agree as set forth below:

8.1 Efforts and Assistance/HSR Act. (a) Subject to the terms and conditions hereof, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or other Third Parties and satisfying the conditions applicable to such party that are contained herein. Each party shall also refrain from taking, directly or indirectly, any action which would impair such party’s ability to consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall use commercially reasonable best efforts to (i) take all action necessary or desirable so that no Takeover Statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any Takeover Statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and such other transactions. Each of the Company and Acquiror will use their reasonable best efforts to ensure that neither the execution, delivery and performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby constitute (a) a control share acquisition under Sections 60.801 through 60.816 of the OBCA or any applicable Takeover Statute or (b) a prohibited business combination under Section 60.835 of the OBCA or any applicable Takeover Statute.

(b) The Company, Parent and Acquiror shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Each of the Company, Parent and Acquiror will, and will cause its respective Subsidiaries, if any, to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private Third Party required to be obtained or made by the Company, Parent and Acquiror or any of their respective Subsidiaries, if any, in connection with the Merger or the taking of any action contemplated by this Agreement.

(c) The Company, Parent and Acquiror shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent, Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of the Company, Parent and Acquiror undertakes and agrees to file as soon as reasonably practicable notifications under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of the parties further agrees to respond as fully and promptly as practicable to any inquiries and/or requests for information or documents received from any Governmental Entity in connection with antitrust matters related to the Merger or the other transactions contemplated by this Agreement. None of the Company, Parent or Acquiror shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

(e) Parent and the Company shall, from the date hereof until the End Date, use their respective commercially reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of stores of Parent or Company that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. Provided that such actions are consistent with the foregoing, Parent shall have the right to determine, after full consultation with the Company and consideration of the Company’s views, whether to contest through litigation on the merits, negotiation or other action any position or claim, including any demands for sale, divestiture or disposition of assets or business of Parent and/or the Company or, effective as of the Effective Time, the Surviving Corporation or their respective Subsidiaries, asserted by any Governmental Entity in connection with antitrust matters which would operate to hinder or delay the Effective Time. Parent shall have the right to direct and control any such litigation, negotiation or other action, with counsel of its own choosing, provided that Parent shall afford the Company a reasonable opportunity to participate therein (subject to Parent’s direction and control), and the Company and Parent each agrees to reasonably cooperate with the other with respect thereto to facilitate the Closing. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the stores of the Company, provided that any such action shall be conditioned upon the consummation of the Merger.

(f) Each of the Company, Parent and Acquiror (and/or their respective outside counsel, as appropriate) shall cooperate fully with one another in connection with any review or request for information by any Governmental Entity related to antitrust matters, including by apprising each other of communications, providing copies of documents as appropriate, and participating jointly in meetings, where advisable and permitted by the Governmental Entity involved.

8.2 Shareholder Meeting/Proxy Statement.

(a) The Company, Parent and Acquiror shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities or blue sky Laws in connection with the Merger and the other transactions contemplated hereby.

(b) The Company shall duly provide notice to each record holder of the outstanding Company Shares, and shall duly hold a meeting of its Shareholders as promptly as practicable for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”), and the Company shall use its reasonable best efforts to have the Company Proxy Statement cleared by the SEC and to hold the Company Shareholder Meeting as soon as practicable after the date on which the Company Proxy Statement is cleared by the SEC. Parent and the Acquiror shall use their reasonable best efforts to have the Company Proxy Statement cleared by the SEC.

(c) In connection with the Merger and the Company Shareholder Meeting, the Company shall prepare and file with the SEC, as promptly as practicable, a proxy statement relating to the Company Shareholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the

“Company Proxy Statement”) and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Company Proxy Statement to be mailed to the Company Shareholders as promptly as practicable; provided, however, that prior to the filing of the Company Proxy Statement, the Company shall consult with Parent and the Acquiror with respect to such filings and shall afford Parent and the Acquiror reasonable opportunity to comment thereon. Parent and the Acquiror shall provide the Company with any information for inclusion in the Company Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Parent and the Acquiror of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or for additional information, and will promptly supply Parent and the Acquiror with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company Shareholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Parent and the Acquiror with respect to such amendment or supplement and shall afford Parent and the Acquiror reasonable opportunity to comment thereon. The Company will notify Parent and the Acquiror at least 48 hours prior to the mailing of the Company Proxy Statement or any amendment or supplement thereto to the Company Shareholders. Subject to the provisions of Section 6.2, the Company Recommendation, together with a copy of the opinion referred to in Section 4.15(b), shall be included in the Company Proxy Statement.

(d) The Company represents and warrants that the Company Proxy Statement will, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders and as of the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement based on information supplied by Parent or the Acquiror for inclusion or incorporation by reference therein.

(e) Parent and the Acquiror represent and warrant that the information supplied or to be supplied by Parent and the Acquiror in writing expressly for inclusion or incorporation by reference in the Company Proxy Statement will, as of the time the Company Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and as of the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and the Acquiror make no representation or warranty with respect to any statements made or incorporated by reference in the Company Proxy Statement based on information supplied by Company for inclusion or incorporation by reference therein.

8.3 Public Announcements. So long as this Agreement is in effect, the Company shall consult with Parent before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement except as may be required by applicable Law without the prior consent of Parent, which shall not be unreasonably withheld or delayed. Notwithstanding anything in this Agreement to the contrary, the Company shall, as promptly as practicable after the execution hereof, file or furnish to the SEC a current report on Form 8-K which attaches as exhibits this Agreement and copies of all executed financing commitment letters received by Parent and Acquiror and delivered to the Company in connection with this Agreement. So long as this Agreement is in effect, before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, Parent and the Acquiror shall consult with the Company and provide the Company a reasonable period of time to review the proposed press release or public statement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

8.4 Access to Information; Notification of Certain Matters.

(a) From the date hereof until the Effective Time and subject to applicable Law, the Company shall (i) give to Parent, Acquiror and their Representatives reasonable access during normal business hours to its offices, properties, books and records; (ii) furnish or make available to Parent, Acquiror and their Representatives any financial and operating data and other information as those Persons may reasonably request; and (iii) instruct its Representatives to cooperate with the reasonable requests of Parent and Acquiror in their investigation. Any investigation pursuant to this Section shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries. Unless otherwise required by Law, each of Parent and Acquiror will hold, and will cause its respective Representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with and agrees to be bound by, the terms of that certain confidentiality agreement, dated as of November 19, 2004 (the “Confidentiality Agreement”), between the Company and the Parent. No investigations pursuant to this Section 8.4(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

(b) The Company shall give prompt notice to Parent and Acquiror, and Parent and Acquiror shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect; (ii) any failure of the Company, Parent or Acquiror, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party’s knowledge, threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated hereby; and (v) the occurrence of any event, development or circumstance which has had or would be reasonably expected to result in a Company Material Adverse Effect or Acquiror Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

(c) Parent, the Acquiror and their agents, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours and after reasonable notice has been provided, to enter upon the real property owned or leased by the Company or any Company Subsidiary (collectively, the “Premises”) for the purpose of conducting visual inspections of the Premises, taking of measurements, making of surveys and generally for the reasonable performance of a standard “Phase I” investigation relating to the Premises, all at Acquiror’s sole cost and expense; provided, however, that Parent or the Acquiror shall (i) restore any damage to the Premises or any adjacent property caused by such actions within a reasonable time period after such entry; (ii) not unreasonably interfere with the conduct of the business of the Company or any Company Subsidiary and (iii) not conduct any soil borings, or groundwater testing or any other “Phase II” testing without the prior written consent of the Company. Any entry by Parent or the Acquiror onto the Premises shall be subject to, and conducted in accordance with, any other existing agreements or obligations binding on the Company or any Company Subsidiary and all applicable Environmental Laws. Parent and the Acquiror shall keep the Premises free and clear of any mechanic’s or materialmen’s liens arising out of any entry onto or inspection of the Premises. Parent and the Acquiror shall not disturb the Premises beyond what is reasonably necessary to conduct its investigations.

8.5 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain as promptly as practicable all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquiror, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquiror, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

8.6 Disposition of Litigation. The Company will consult with Parent and the Acquiror with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and, subject to Section 6.2, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement. Acquiror may participate in (but not control) the defense of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement at Acquiror’s sole cost and expense (subject to Section 10.2). In addition, subject to Section 6.2, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement, other than extending professional courtesies to such Third Party, and will cooperate with Acquiror to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.

8.7 Confidentiality Agreement. The parties acknowledge that the Company and Parent entered into the Confidentiality Agreement, which shall be deemed to be incorporated herein as if it were set forth in its entirety, and which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms; provided that, to the extent any provision of this Agreement permits Parent or Acquiror to take any action otherwise prohibited under the Confidentiality Agreement (including without limitation the ability of Parent pursuant to Section 8.3 hereof to issue press releases and make public statements after consulting with the Company and providing the Company an opportunity to review the proposed press release or public statement), the terms of this Agreement shall prevail.

8.8 Cooperation with Financing. The Company shall use reasonable efforts to cooperate with and assist Acquiror in obtaining the Financing and, in this connection, the Company shall, upon the request of the Parent, (a) provide, and cause the Affiliates and Representatives of the Company to provide, financial information and projections (including updated projections) requested by the Lenders, (b) assist, and cause the Affiliates and Representatives of the Company to assist, in the preparation of a bank offering memorandum and a customary offering circular for a Rule 144A debt securities offering and other marketing materials necessary for the Lenders to effect a syndication of the Financing (including providing all financial information necessary to such offering memorandum and offering circular) and (c) make available Representatives of the Company (other than employees of the Company that are not anticipated to have a position with Parent or a Subsidiary of Parent after the Merger) for participation in road shows and presentations in connection with the marketing of the Financing to potential investors.

ARTICLE IX

CONDITIONS TO MERGER

9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Company Shareholder Approval shall have been obtained;

(b) any applicable waiting period or required approval under the HSR Act, or any other similar applicable Law, required prior to the completion of the Merger, in connection with the Merger or the other transactions contemplated by this Agreement, shall have expired or been earlier terminated or received; and

(c) no Governmental Entity of competent authority or jurisdiction shall have issued any Law or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the parties hereto shall use their respective reasonable best efforts to have any such Law or other legal restraint vacated.

9.2 Condition to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions: (i) Parent and Acquiror shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Acquiror contained in this Agreement that are qualified by reference to materiality or an Acquiror Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Parent and Acquiror set forth in Section 5.1, Section 5.2, Section 5.5 and Section 5.6 that are not qualified by Acquiror Material Adverse Effect shall have been true and correct in all respects when made and at and as of the Effective Time, as if made as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of Parent and Acquiror shall be true and correct when made and at and as of the Effective Time as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, an Acquiror Material Adverse Effect and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Parent and Acquiror to the foregoing effect.

9.3 Conditions to the Obligations of Acquiror. The obligations of Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall be true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), (B) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.2, Section 4.5, Section 4.6(b) and Section 4.15 that are not qualified by Company Material Adverse Effect shall have been true and correct in all respects (except, with respect to Section 4.5, for de minimus deviations) when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), and (C) all other representations and warranties of the Company shall have been true and correct when made and at and as of the Effective Time, as if made at and as of such time (provided that representations made as of a specific date shall be required to be true and correct as of such date only), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a Company Material Adverse Effect and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b) there shall not be pending (i) any action or proceeding by any Governmental Entity or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Entity that has a reasonable probability of success seeking (x) to make illegal or to restrain or prohibit the consummation of the Merger or the other transactions contemplated hereby or seeking to obtain material damages, (y) to restrain or prohibit Parent’s (including its Affiliates) ownership or operation of all or any material portion of the business or assets of the Company (including the Surviving Corporation after the

Effective Time) or any of its Subsidiaries, or to compel Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) to dispose of or hold separate all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) or its Subsidiaries, or (z) to impose or confirm material limitations on the ability of Parent or any of its Affiliates (including the Surviving Corporation after the Effective Time) to effectively control the business or operations of the Company (including the Surviving Corporation after the Effective Time) or any of its Subsidiaries or effectively to exercise full rights of ownership of the Company Shares; provided, however, that any such action or proceeding shall not be the basis for the failure of the condition set forth in this Section 9.3(b) to be satisfied if: (a) the parties to such action or proceeding have entered into a memorandum of understanding or other agreement (approved by Parent and the Company, which approvals shall not be unreasonably withheld) with respect to the settlement of such action or proceeding, (b) the final date by which the court requires that the members of the class or putative class of shareholders that is covered by the memorandum of understanding or other agreement (the “Class Shareholders”) complete their election to opt out of any settlement of such action or proceeding that is the subject of the memorandum of understanding has passed, (c) the number of Company Shares beneficially owned by the Class Shareholders who have been permitted by the court to opt out of any settlement of such action or proceeding that is the subject of the memorandum of understanding does not exceed the number equal to 10% of the number of Company Shares outstanding on the date hereof and (d) final approval by the court under Rule 23 of the Federal Rules of Civil Procedure (or, in the case of a state court, equivalent state rule) has been received; and

(c) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or could reasonably be expected to result in, a Company Material Adverse Effect; and

(d) the financings and related transactions (including the sources and uses of funds) contemplated by the Bank Commitment Letter (or in any Substitute Financing, if applicable), including the repayment of the Company’s and its Subsidiaries’ indebtedness as contemplated therein, and the release of any related liens shall have been consummated on terms reasonably acceptable to Acquiror; provided, however, that the terms of the Bank Commitment Letter are hereby deemed to be acceptable to Acquiror.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Shareholder Approval shall have been obtained (provided that, in the case of a termination by the Company under this Section 10.1, such termination shall also have been approved by the Special Committee):

(a) by mutual written agreement of Parent and the Company, in each case duly authorized by their respective Boards of Directors;

(b) by either Parent or the Company, if

(i) the Merger shall not have been consummated by May 1, 2005 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date; provided further, however, that if the failure to consummate the Merger by such date is due solely to a delay in obtaining (A) approval for the transactions contemplated by this Agreement pursuant to the HSR Act in accordance with Section 8.1 of this Agreement and/or (B) clearance of the Company Proxy Statement in accordance with Section 8.2 of this Agreement, (I) neither Parent nor the Company shall be entitled to terminate this Agreement pursuant to this Section 10.1(b)(i) and (II) the date referred to in this Section 10.1(b)(i) shall be earlier of (1) June 30, 2005 or (2) five (5) Business Days after both of the following have occurred: (x) the approval for the transactions contemplated by this Agreement pursuant to the HSR Act shall have been obtained and (y) the Company Shareholder Approval has occurred;

(ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Acquiror from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the Law, ruling, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; or

(iii) at the Company Shareholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company Shareholder Approval shall not have been obtained;

(c) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Acquiror set forth in this Agreement such that any of the conditions set forth in Section 9.2(a) would not be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the Company; provided, however, that the Company shall not also then be in material breach of this Agreement;

(d) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that any of the conditions set forth in Section 9.3(a) would not be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within ten (10) Business Days after notice from the Parent; provided, however, that Parent or Acquiror shall not also then be in material breach of this Agreement; or

(e) by Parent, if:

(i) the Company shall have breached, in any material respects, any of its obligations under Section 6.2 or Section 8.2 (other than breaches which are cured within three (3) Business Days after notice from Parent) of this Agreement;

(ii) the Board of Directors of the Company shall (A) withdraw, modify, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquiror or approve or recommend to the Company Shareholders an Acquisition Proposal, (B) approve or recommend that the Company Shareholders tender their Company Shares in any tender or exchange offer that is an Acquisition Proposal or fail, within thirty (30) days of commencement of any such tender or exchange offer, to send to Company Shareholders a statement disclosing that the Company recommends rejection of such tender or exchange offer, or (C) approve a resolution or agree to do, or publicly propose to do, any of the foregoing;

(iii) any Person or group (other than Parent, Acquiror or their Subsidiaries) acquires Beneficial Ownership of a majority of the outstanding Company Shares; or

(iv) any other Third Party Acquisition shall have occurred.

(f) by the Company, if (i) the Company enters into a definitive agreement for a Superior Proposal in accordance, and has otherwise complied, with Section 6.2 hereof in all material respects, (ii) concurrently with such termination, the Company shall have paid Parent the Termination Fee and (iii) at the time and in accordance with Section 10.2, the Company pays Parent the Parent Expense Reimbursement Amount.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (f) shall give written notice of such termination to the other party in accordance with Section 11.1 of this Agreement; provided that no termination by the Company shall be effective unless and until the Company shall have paid any Termination Fee and/or Parent Expense Reimbursement Amount required to be then paid by it pursuant to Section 10.2 of this Agreement.

10.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Acquiror as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Acquiror or their respective Subsidiaries, officers or directors except (i) with respect to Section 8.3, Section 8.7, this Section 10.2, Section 10.3 and Article XI and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) The Company agrees that if this Agreement is terminated prior to the Effective Time as a consequence of a failure or non-waiver of any condition contained in Section 9.3(a) or Section 9.3(c) or pursuant to Section 10.1(b)(iii), Section 10.1(d), Section 10.1(e) or Section 10.1(f), then the Company shall pay Acquiror an amount equal to the Parent Expense Reimbursement Amount. Payment of the Parent Expense Reimbursement Amount pursuant to this Section 10.2(b) shall be made not later than five (5) Business Days after Parent has delivered to the Company a notice of demand for payment and a documented itemization setting forth in reasonable detail all expenses for which it seeks payment (which itemization may be supplemented and updated from time to time until the thirtieth (30th) day after Parent delivers notice of demand for payment).

(c) In addition to any payment required by Section 10.2(b) and notwithstanding any other provision of this Agreement, the Company and Parent agree that:

(i) if this Agreement is terminated pursuant to Section 10.1(e)(i), (ii) or (iii) or Section 10.1(f) then the Company shall immediately pay to Parent the Termination Fee;

(ii) if this Agreement is terminated pursuant to Section 10.1(b)(iii) or Section 10.1(d) then, in the event that, prior to such termination, (A) any Third Party Acquisition occurs or (B) any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal (or such Acquisition Proposal becomes publicly known or is otherwise communicated to the Board of Directors of the Company or the Special Committee) that, in the event of a termination pursuant to Section 10.1(d), could reasonably be expected to lead to a Superior Proposal, the Company shall immediately pay to Parent the Termination Fee;

(iii) if (A) this Agreement is terminated pursuant to Section 10.1(b)(iii) or Section 10.1(d) and (B) no Termination Fee has been paid by the Company to Parent and (C) within twelve (12) months following such termination, (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Third Party Acquisition occurs, then the Company shall immediately pay to Parent the Termination Fee upon the first to occur of the events described in clause (C)(1) and (C)(2) of this sentence; and

(iv) if (A) this Agreement is terminated pursuant to Section 10.1(b)(i) (provided that at the time of such termination pursuant to Section 10.1(b)(i), the conditions precedent in Section 9.1(b) and Section 9.3(d) shall have been capable of being satisfied and the reason for the Closing not having previously occurred shall not be the failure to satisfy the conditions precedent set forth in Section 9.2 through no fault of the Company) and (B) prior to such termination, (1) any Third Party Acquisition occurs or (2) any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal, or such Acquisition Proposal becomes publicly known or is otherwise communicated to the Board of Directors of the Company or the Special Committee, and (C) no Termination Fee has been paid by the Company to Parent and (D) within twelve (12) months following such termination, (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (2) any Third Party Acquisition occurs, then the Company shall immediately pay to Parent the Termination Fee upon the first to occur of the events described in clause (D)(1) and (D)(2) of this sentence. Solely for the purposes of

Sections 10.2(c)(ii), (iii) and (iv) and Section 10.1(e)(iv) hereof, all references to 15% in the definition of the term “Acquisition Proposal” shall be deemed to be 20%.

(d) The parties acknowledge that the agreements contained in Section 10.2(b) and Section 10.2(c) are an integral part of the transactions contemplated by this Agreement, and that without the agreement, they would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Parent Expense Reimbursement Amount or the Termination Fee payable by it pursuant to this Section 10.2, then the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with collecting such amounts, together with interest on the amounts at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period from the date such payment was due under this Agreement until the date of payment.

10.3 Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Parent or Acquiror, to:

Movie Gallery, Inc.

900 West Main Street

Dothan, Alabama 36301

Attention: S. Page Todd

Facsimile No.: 334-836-3626

with a copy to:

Troy & Gould Professional Corporation

1801 Century Park East, 26th Floor

Los Angeles, California 90067

Attention: Lawrence P. Schnapp, Esq.

Facsimile No.: 310-201-4746

and

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

Attention: J. Vaughan Curtis

Facsimile No.: 404-881-7777

if to the Company, to:

Hollywood Entertainment Corporation

9275 S.W. Peyton Lane

Wilsonville, Oregon 97070

Attention: Donald Eckman

Facsimile No.: 503-570-1680

with a copy to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, California 90067

Attention: Jonathan K. Layne, Esq.

Facsimile No.: 310-552-7053

and

Stoel Rives LLP

Standard Insurance Center

900 S.W. Fifth Avenue, Suite 2600

Portland, Oregon 97204-1268

Attention: Robert J. Moorman, Esq.

Facsimile No.: 503-220-2480

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

11.2 Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 11.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, but not limited to, those covenants in Articles 2, 3, 7 and 11 which contemplate performance after the Effective Time.

11.3 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquiror, or in the case of a waiver, by the party against whom the waiver is to be effective. No amendment or waiver shall be binding on the Company unless approved by the Special Committee.

(b) At any time prior to the Effective Time, Parent and the Company may with respect to the other party (a) extend the time for the performance of any of the obligations or other acts of such other party and (b) waive any inaccuracies in the representations and warranties of such other party contained herein or in any document delivered pursuant hereto. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that all or any of the rights or obligations of Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of Acquiror (which assignment shall not relieve Acquiror of its obligations hereunder); provided, further, that other than with respect to the foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

11.5 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 3.3, 3.4 or 7.1, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.6 Governing Law. This Agreement shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, except to the extent that the Merger is mandatorily governed by the laws of the State of Oregon.

11.7 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

11.8 Entire Agreement. This Agreement (together with the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

11.9 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders, (c) the word “including” shall mean “including without limitation,” whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

[Signature Page Follows]

*                     *                     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOLLYWOOD ENTERTAINMENT CORPORATION, an Oregon corporation

By: Its:	Tim Price Chief Financial Officer

TG HOLDINGS, INC., an Oregon corporation

By: Its:	S. Page Todd Vice President

MOVIE GALLERY, INC., a Delaware corporation

By: Its:	S. Page Todd Executive Vice President

APPENDIX B

January 9, 2005

Hollywood Entertainment Corporation

9275 SW Peyton Lane

Wilsonville, Oregon 97070

Attn: Special Committee of the Board of Directors and the Board of Directors

Gentlemen:

We understand that Hollywood Entertainment Corporation (the “Company”), Movie Gallery, Inc. (“Parent”) and TG Holdings, Inc. (“Acquiror”) intend to enter into an Amended and Restated Agreement and Plan of Merger, dated as of January 9, 2005 (the “Merger Agreement”). The Merger Agreement provides for, among other things, a merger of Acquiror with and into the Company (the “Merger”), pursuant to which each share of the Company’s common stock (other than any such shares held in the treasury of the Company or owned by Parent) will be converted into the right to receive $13.25 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company’s common stock (other than Parent) of the Consideration to be paid in the Merger. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions contained in the latest drafts provided to us by the Company or its counsel as of January 8, 2005, of the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement, and collectively with the Merger Agreement, the “Transaction Agreements”);

(ii)	Analyzed certain historical business and financial information relating to the Company and Parent;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company and Parent relating to their respective businesses, including with respect to the Company, but not limited to, the revised financial forecast provided to us on October 6, 2004;

(iv)	Reviewed certain financial forecasts incorporating information prepared by Wall Street research analysts who publish reports on the Company and Parent, and other industry research;

(v)	Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and its strategic objectives;

(vi)	Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company;

(vii)	Reviewed the financial terms of certain business combinations involving the retail industry and other industries generally;

(viii)	Reviewed the historical stock prices and trading volumes of the Company’s common stock; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company. At your direction, we have relied upon the revised financial forecasts provided to us by the Company on October 6, 2004, rather than those provided prior to such date. With respect to financial forecasts, you have informed us and

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we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Transaction Agreements reviewed by us, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the Company. We do not express any opinion as to any tax or other consequences that might result from the Merger. Neither does our opinion address any legal, tax or accounting matters, as to which we understand that the Special Committee obtained such advice as it deemed necessary from qualified professionals.

Lazard Frères & Co. LLC is acting as investment banker to the Special Committee of the Board of Directors of the Company in connection with the Merger and, in addition to the fees we previously received for our opinions dated March 28, 2004 and October 13, 2004, will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company and our opinion is rendered to the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the Merger. This opinion does not address the merits of the underlying decision by the Company to engage in the Merger and is not intended to and does not constitute a recommendation to any stockholder of the Company as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that, other than its inclusion in its entirety in material that may be provided to the stockholders of the Company and filed with the Securities and Exchange Commission, this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction. This opinion supersedes the opinion we delivered to you on October 13, 2004, which superseded the opinion we delivered to you on March 28, 2004. However, each of those prior opinions remains valid as of the date each was rendered.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid in the Merger to the holders of the Company’s common stock (other than Parent) is fair, from a financial point of view, to such holders.

Very truly yours, LAZARD FRERES & CO. LLC

/s/ SIMON M. FURIE
Simon M. Furie Managing Director

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HOLLYWOOD ENTERTAINMENT CORPORATION

PROXY

The undersigned, revoking all prior proxies, hereby appoints S. Douglas Glendenning, Alex Bond and Donald J. Ekman, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Shareholders of Hollywood Entertainment Corporation (the “Company”) to be held on             ,                     , 2005 at              local time at the Sweetbrier Inn located at 7125 S.W. Nyberg Road, Tualatin, Oregon, or at any adjournment or postponement thereof all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

1. Proposal to approve the Agreement and Plan of Merger, dated as of January 9, 2005, by and among Movie Gallery, Inc., TG Holdings, Inc. and the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy is solicited on behalf of the Company’s Board of Directors. The shares represented by this proxy will be voted in accordance with the instructions given. The Board of Directors recommends a vote FOR the proposal.

Unless contrary instructions are given, the shares will be voted FOR the proposal and on any other business that may properly come before the meeting in accordance with the recommendations of management.

(See reverse side)

(Continued from other side)

Receipt is acknowledged of the Notice of Special Meeting and the Proxy Statement relating to this meeting.

Date , 2005
Signature

Signature (if held jointly)

IMPORTANT: Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. Persons signing as executor, administrator, trustee, custodian or in any other official or representative capacity should sign their full title.

☐	Please check here if you plan to attend the meeting in person. Even if you plan to attend, please mark, date and sign this proxy card and promptly return in the envelope provided.